Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

Dated as of November 8, 2017

HYDROFARM HOLDINGS LLC,

as Holdings

HYDROFARM, LLC,

WJCO LLC,

EHH HOLDINGS, LLC,

SUNBLASTER LLC,

as U.S. Borrowers,

GS DISTRIBUTION INC.,

SUNBLASTER HOLDINGS ULC, and

EWGS DISTRIBUTION INC. (to be succeeded by

EDDI’S WHOLESALE GARDEN SUPPLIES LTD.),

,

as Canadian Borrowers

THE OTHER PERSONS SIGNATORY HERETO AS OBLIGORS,

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

BANK OF AMERICA, N.A.,

as Agent

BANK OF AMERICA, N.A.,

as Sole Lead Arranger and Sole Bookrunner

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION	2
1.2.	Accounting Terms	50
1.3.	Uniform Commercial Code; PPSA	51
1.4.	Certain Matters of Construction	51
1.5.	Currency Equivalents	52
SECTION 2.	CREDIT FACILITIES	53
2.1.	Revolver Commitment	53
2.2.	Reserved	56
2.3.	Letter of Credit Facility	56
SECTION 3.	INTEREST, FEES AND CHARGES	60
3.1.	Interest	60
3.2.	Fees	62
3.3.	Computation of Interest, Fees, Yield Protection	63
3.4.	Reimbursement Obligations	64
3.5.	Illegality	64
3.6.	Inability to Determine Rates	65
3.7.	Increased Costs; Capital Adequacy	65
3.8.	Mitigation	66
3.9.	Funding Losses	66
3.10.	Maximum Interest	67
SECTION 4.	LOAN ADMINISTRATION	68
4.1.	Manner of Borrowing and Funding Revolver Loans	68
4.2.	Defaulting Lender	70
4.3.	Number and Amount of Fixed Rate Loans; Determination of Rate	71
4.4.	Borrower Agent	71
4.5.	One Obligation	72
4.6.	Effect of Termination	72
SECTION 5.	PAYMENTS	72
5.1.	General Payment Provisions	72
5.2.	Repayment of Revolver Loans	73
5.3.	Mandatory Prepayments	73
5.4.	Payment of Other Obligations	73
5.5.	Marshaling; Payments Set Aside	74
5.6.	Application and Allocation of Payments	74
5.7.	Dominion Account	76
5.8.	Account Stated	76
5.9.	Taxes, Payments Free of Taxes; Obligation to Withhold; Tax Payment	77
5.10.	Lender Tax Information	79
5.11.	Nature and Extent of Each Borrower’s Liability	81
5.12.	Currency Matters	86
5.13.	Collection Allocation Mechanism (CAM) and Lender Loss Sharing Agreement	87
SECTION 6.	CONDITIONS PRECEDENT	88
6.1.	Conditions Precedent to Initial Revolver Loans	88
6.2.	Conditions Precedent to All Credit Extensions	90
6.3.	Post-Closing Date Requirements	91

i

SECTION 7.	COLLATERAL	92
7.1.	Grant of Security Interest	92
7.2.	Grant of Security Interest	93
7.3.	Lien on Deposit Accounts; Cash Collateral	94
7.4.	Real Estate Collateral	94
7.5.	Other Collateral	95
7.6.	Limitations	96
7.7.	Further Assurances	96
7.8.	Excluded Property	96
7.9.	Intercreditor Agreement	96
7.10.	ULC Limitation	97
SECTION 8.	COLLATERAL ADMINISTRATION	97
8.1.	Borrowing Base Reports	97
8.2.	Accounts	98
8.3.	Inventory	99
8.4.	Equipment	100
8.5.	Deposit Accounts	100
8.6.	General Provisions	100
8.7.	Power of Attorney	102
SECTION 9.	REPRESENTATIONS AND WARRANTIES	103
9.1.	General Representations and Warranties	103
9.2.	Complete Disclosure	110
SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	110
10.1.	Affirmative Covenants	110
10.2.	Negative Covenants	116
10.3.	Fixed Charge Coverage Ratio	123
SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	123
11.1.	Events of Default	123
11.2.	Remedies upon Default	126
11.3.	License	126
11.4.	Setoff	127
11.5.	Remedies Cumulative; No Waiver	127
SECTION 12.	AGENT	128
12.1.	Appointment, Authority and Duties of Agent	128
12.2.	Agreements Regarding Collateral and Borrower Materials	129
12.3.	Reliance By Agent	130
12.4.	Action Upon Default	130
12.5.	Ratable Sharing	130
12.6.	Indemnification	130
12.7.	Limitation on Responsibilities of Agent	131
12.8.	Successor Agent and Co-Agents	131
12.9.	Due Diligence and Non-Reliance	132
12.10.	Remittance of Payments and Collections	132
12.11.	Individual Capacities	133
12.12.	Titles	133
12.13.	Bank Product Providers	133

12.14.	No Third Party Beneficiaries	133
12.15.	Quebec Liens (Hypothecs)	133
SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS	134
13.1.	Successors and Assigns	134
13.2.	Participations	134
13.3.	Assignments	135
13.4.	Replacement of Certain Lenders	136
SECTION 14.	MISCELLANEOUS	136
14.1.	Consents, Amendments and Waivers	136
14.2.	Indemnity	138
14.3.	Notices and Communications	138
14.4.	Performance of Borrowers’ Obligations	139
14.5.	Credit Inquiries	140
14.6.	Severability	140
14.7.	Cumulative Effect; Conflict of Terms	140
14.8.	Counterparts; Execution	140
14.9.	Entire Agreement	140
14.10.	Relationship with Lenders	140
14.11.	No Advisory or Fiduciary Responsibility	141
14.12.	Confidentiality	141
14.13.	Certifications Regarding Term Loan Documents	142
14.14.	GOVERNING LAW	142
14.15.	Consent to Forum; Bail-In of EEA Financial Institutions	142
14.16.	Waivers by Obligors	143
14.17.	Patriot Act Notice	143
14.18.	NO ORAL AGREEMENT	143
14.19.	Assumption by Holdings and Successor Borrower	144
14.20.	Canadian Anti-Money Laundering Legislation	144
14.21.	INTERCREDITOR AGREEMENT	145
14.22.	Amendment and Restatement of Original Loan Agreement	145

LIST OF EXHIBITS AND SCHEDULES

Exhibits to Amended and Restated Loan and Security Agreement

Exhibit A	Assignment and Acceptance
Exhibit B	Assignment Notice
Exhibit C	Compliance Certificate
Exhibit D	IP Security Agreement
Exhibit E	Landlord Waiver
Exhibit F	Bailee Letter
Exhibit G	Joinder
Exhibit H	Solvency Certificate

Schedules to Amended and Restated Loan and Security Agreement

Schedule 1.1	Revolver Commitments of Lenders
Schedule 1.1E	Existing Letters of Credit
Schedule 1.2	EBITDA and Fixed Charge Coverage Ratio Amounts
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Special Flood Hazard Zone
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.1	Existing Debt
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, supplemented, restated, and/or otherwise modified from time to time, this “Agreement”) is dated as of November 8, 2017, among HYDROFARM HOLDINGS LLC, a Delaware limited liability company (“Holdings”), HYDROFARM, LLC, a California limited liability company (“Hydrofarm”), EHH HOLDINGS, LLC, a Delaware limited liability company (“ EHH”), SUNBLASTER LLC, a Delaware limited liability company (“SunBlaster”), and WJCO LLC, a Colorado limited liability company (“WJCO”; together with Hydrofarm, EHH, SunBlaster and any other party joined hereto as a U.S. Borrower, each, a “U.S. Borrower” and collectively, the “U.S. Borrowers”), GS DISTRIBUTION INC., a British Columbia company (“GSD”), EWGS DISTRIBUTION INC., a British Columbia company (“EWGS”; immediately upon consummation of the Share Acquisition and execution of the Assumption Agreement, EWGS shall be succeeded as a Canadian Borrower hereunder by EDDI’S WHOLESALE GARDEN SUPPLIES LTD., a British Columbia company (“Eddi”)) and SUNBLASTER HOLDINGS ULC, a British Columbia unlimited liability company (“Sunblaster Canada”; together with GSD and Eddi and any other party joined hereto as a Canadian Borrower, each, a “Canadian Borrower” and collectively, the “Canadian Borrowers ”; and together with U.S. Borrowers, each a “Borrower” and collectively, the “Borrowers”), the other parties from time to time signatory hereto as Obligors, the financial institutions party to this Agreement from time to time as lenders (each, a “Lender” and collectively, the “Lenders ”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (in such capacity, “Agent”).

R E C I T A L S:

WHEREAS, Holdings, U.S. Borrowers, Lenders and Agent originally entered into that certain Loan and Security Agreement, dated as of May 12, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “ Original Loan Agreement”) and certain other loan documents relating to the same (the “Original Loan Documents”).

WHEREAS, pursuant to the Purchase Agreements (as defined herein), GSD and EWGS intend to acquire certain assets and Equity Interests (as defined herein) of entities formed under the laws of British Columbia, Canada, and Holdings has requested that Agent and Lenders (a) finance such acquisitions, (b) join the Canadian Borrowers to the Original Loan Agreement and allow such Canadian Borrowers to obtain credit accommodations from Canadian Secured Parties as more specifically set forth herein, and (c) finance the U.S. Borrowers’ and Canadian Borrowers’ mutual and collective business enterprise.

WHEREAS, Agent and Lenders are willing to amend and restate the Original Loan Agreement as requested and provide a credit facility to U.S. Borrowers and Canadian Borrowers on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree to amend and restate the Original Loan Agreement as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

ABL Priority Collateral : (a) as defined in the Intercreditor Agreement (it being understood and agreed that any time the Term Loan Facility is not in effect, the term “ABL Priority Collateral” shall mean all Collateral) and (b) the Collateral of Canadian Obligors on which a Lien is granted to Agent, for the benefit of the Canadian Secured Parties, hereunder or under any other Loan Document.

Account: as defined in the UCC, or if applicable, the PPSA, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.

Acquisition: a transaction or series of transactions resulting, directly or indirectly, in (a) acquisition of all or a substantial portion of a business, unit, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person, or otherwise causing any Person to become a Subsidiary; or (c) merger, amalgamation, consolidation or combination of a Borrower or a Subsidiary with another Person (other than a Person that is already a Subsidiary, subject to Section 10.2(i)).

Affiliate: with respect to a specified Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and (b) solely with respect to Sections 10.2(q), 13.3(c) , 14.11 and 14.12, any officer or director of such Person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings. Unless expressly stated otherwise herein, neither Agent nor any Lender shall be deemed an Affiliate of any Obligor.

Agent: as defined in the preamble to this Agreement.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, branches, agents and attorneys.

Agreement: as defined in the preamble hereto.

Agreement Currency: as defined in Section 1.5.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Allocable Amount: as defined in Section 5.11(d).

AML Legislation: as defined in Section 14.20.

Anti-Terrorism Law: (a) any law relating to terrorism or money laundering, including (i) the Patriot Act, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, (iii) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended, (iv) the Corruption of Foreign Public Officials Act (Canada), as amended, and (v) the UK Bribery Act, as amended, and (b) any applicable international economic sanctions administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (ii) the European Union or (iii) the Government of Canada, including the AML Legislation.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: the margin set forth below, as determined by the Average Global Availability for the last Fiscal Quarter:

Level	Average Global Availability As a Percentage of Revolver Commitments	Canadian Prime Rate Revolver Loans, Canadian Base Rate Revolver Loans and U.S. Base Rate Revolver Loans (other than U.S. FILO Loans)	Canadian BA Rate Revolver Loans, Canadian LIBOR Revolver Loans and U.S. LIBOR Revolver Loans (other than U.S. FILO Loans)	U.S. Base Rate U.S. FILO Loans	U.S. LIBOR U.S.FIL O Loans
I	> 56%	0.75%	1.50%	1.75%	2.75%
II	> 22% and < 56%	1.00%	1.75%	2.00%	3.00%
III	< 22%	1.25%	2.00%	2.25%	3.25%

Margins shall be subject to increase or decrease by Agent on the first day of the calendar month following each Fiscal Quarter end based upon Average Global Availability for the Fiscal Quarter then ended. If Agent is unable to calculate Average Global Availability for a Fiscal Quarter due to Borrowers’ failure to deliver any Borrowing Base Report when required hereunder, then, at the option of Agent or Required Lenders, margins shall be determined as if Level III were applicable until the first day of the calendar month following its receipt.

Applicable Time Zone: for borrowings under, and payments due by Borrowers or Lenders on (a) with respect to U.S. Revolver Loans, time of day in Los Angeles, California, and (b) with respect to Canadian Revolver Loans, time of day in Toronto, Ontario.

Approved Fund: any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities and that is advised, administered, or managed by a Lender, an Affiliate or branch of a Lender (or an entity or an Affiliate of an entity that administers, advises or manages a Lender).

Asset Acquisition: The acquisition by GS Distribution Inc. of substantially all of the assets of Greenstar Plant Products Inc.’s distribution business for a purchase price of $8,873,926 pursuant to and in accordance with the Asset Purchase Agreement.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including any disposition in connection with a sale-leaseback transaction or synthetic lease.

Asset Purchase Agreement: The asset purchase agreement dated October 20, 2017 among Greenstar Plant Products Inc., as vendor, GS Distribution Inc., as purchaser, and Hydrofarm, as guarantor.

Assignment and Acceptance: an assignment and acceptance agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

Assumption Agreement: that certain Borrower/Guarantor Assumption Agreement dated as of the Closing Date, among, Eddi, EWGS and Agent.

Average Global Availability : as of any date of determination, an amount equal to the quotient of (a) the sum of the end of day Global Availability for each day of the applicable measurement period, divided by (b) the number of days in such measurement period, all as reasonably determined by Agent.

Available Currency: (a) in the case of a U.S. Borrower, Dollars, and (b) in the case of a Canadian Borrower, Canadian Dollars or Dollars.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail- In Legislation: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bank of America: Bank of America, N.A. and its successors.

Bank of America-Canada Branch: Bank of America, N.A. (acting through its Canada branch) and its successors.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, branches, agents and attorneys.

Bank Product: U.S. Bank Product and/or Canadian Bank Product, as the context requires.

Bank Product Reserve: U.S. Bank Product Reserve and/or Canadian Bank Product Reserve, as the context requires.

Bankruptcy Code: Title 11 of the United States Code.

BIA: the Bankruptcy and Insolvency Act (Canada).

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) unpaid reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrower and Borrowers: as defined in the preamble to this Agreement.

Borrower Materials: Borrowing Base Reports, Compliance Certificates and other information, reports, financial statements and other materials delivered by Obligors hereunder, as well as other Reports and information provided by Agent to Lenders.

Borrowing: a group of Revolver Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.

Borrowing Base: the U.S. Borrowing Base and/or the Canadian Borrowing Base, as the context requires.

Borrowing Base Report: a report of the Borrowing Base, in form and substance satisfactory to Agent in its Permitted Discretion.

Business Day : any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York; if such day relates to any Canadian Revolver Loan or Canadian Lender, any day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Toronto, Ontario; and if such day relates to an Interest Period Loan, any such day on which dealings in Dollar deposits are conducted in the London interbank market.

CAM Exchange: the exchange of the U.S. Lenders’ interests and the Canadian Lenders’ interests as provided for in Section 5.13.

CAM Exchange Date: the first date after the Closing Date on which the Revolver Commitments shall have terminated in accordance with Section 12.2 and there shall occur an acceleration of Revolver Loans and termination of the Revolver Commitments pursuant to Section 12.2.

CAM Percentage: as to each Lender, a fraction expressed as a percentage, (i) the numerator of which shall be the aggregate amount of such Lender’s Revolver Commitments immediately prior to the CAM Exchange Date, and (ii) the denominator of which shall be the amount of the Revolver Commitments of all the Lenders immediately prior to the CAM Exchange Date.

Canadian Accounts Formula Amount: 85% of the Value of Eligible Accounts of Canadian Borrowers.

Canadian Availability: the Canadian Borrowing Base minus Canadian Revolver Usage.

Canadian Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve with respect to Canadian Borrowers; (b) the Rent and Charges Reserve related to the locations of Canadian Borrowers; (c) the Canadian Bank Product Reserve; (d) all accrued Royalties, then due and payable by Canadian Borrowers; (e) the aggregate amount of liabilities secured by Liens upon the ABL Priority Collateral of Canadian Borrowers that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) the Dilution Reserve applicable to the Accounts of Canadian Borrowers; (g) the Canadian Priority Payables Reserve; and (h) such additional reserves, in such amounts and with respect to such matters related to Canadian Obligors, as Agent in its Permitted Discretion may elect to impose from time to time.

Canadian BA Rate Loan: each set of Canadian BA Rate Revolver Loans having a common length and commencement of Interest Period.

Canadian BA Rate Revolver Loan: a Canadian Revolver Loan that bears interest based on CDOR.

Canadian Bank Product: any of the following products, services, or facilities extended to any Canadian Obligor or Affiliate of a Canadian Obligor (other than a U.S. Obligor) by a Canadian Lender or any of its Affiliates or branches: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services, other than Letters of Credit.

Canadian Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations of Canadian Obligors.

Canadian Base Rate: for any day, the greater of (a) the per annum rate of interest designated by Bank of America-Canada Branch from time to time as its base rate for commercial loans made by it in Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; (b) the Federal Funds Rate for such day, plus 0.50% per annum; or (c) LIBOR for a 30 day interest period as of such day, plus 1.00%; provided, that in no event shall the Canadian Base Rate be less than zero. Any change in such rate shall take effect at the opening of business on the applicable Business Day.

Canadian Base Rate Revolver Loan: a Canadian Revolver Loan funded in Dollars and bearing interest calculated by reference to the Canadian Base Rate.

Canadian Borrowers: as defined in the preamble to this Agreement, and any other Canadian Obligor that becomes a Canadian Borrower pursuant to Section 10.1(i)(y).

Canadian Borrowing Base : on any date of determination, the Dollar Equivalent amount equal to the lesser of (a) (i) the aggregate Canadian Revolver Commitments, minus (ii) the Canadian Availability Reserve; or (b) the sum of (i) the Canadian Accounts Formula Amount, plus (ii) the Canadian Inventory Formula Amount, minus (iii) the Canadian Availability Reserve.

Canadian Borrowing Base Report: a report of the Canadian Borrowing Base by Canadian Borrowers, in form and substance reasonably satisfactory to Agent.

Canadian Collateral: all Property of any Canadian Borrower described in Section 7.1, all Property of any Canadian Obligor described in any Security Documents as security for any Canadian Obligations, and all other Property of any Canadian Obligor that now or hereafter secures (or is intended to secure) any Canadian Obligations or guaranty thereof.

Canadian Defined Benefit Pension Plan: a Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

Canadian Dollars or “Cdn$”: refers to lawful money of Canada.

Canadian Employee Plan: any employee benefit plan, policy, program, agreement or arrangement, including retirement, pension, profit sharing, employment, bonus or other incentive compensation, retention, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, hospitalization, health, life insurance, educational assistance or other fringe benefit or perquisite plan, policy, agreement which is or was sponsored, maintained or contributed to by, or required to be contributed to by, a Canadian Obligor, or with respect to which a Canadian Obligor has, or could reasonably be expected to have, any obligation or liability, contingent or otherwise, but excluding the Canada Pension Plan, Quebec Pension Plan and any provincial or federal program providing health benefits, employment insurance or workers’ compensation benefits.

Canadian Guarantor: Holdings, each U.S. Obligor, EWGS (upon its execution of joinder in the form of Exhibit G hereto) and each other Person that guarantees payment or performance of Canadian Obligations pursuant to a Guaranty.

Canadian Inventory Formula Amount: the lesser of (i) up to 70% of the Value of Eligible Inventory of Canadian Borrowers or (ii) 85% of the NOLV Percentage of the Value of Eligible Inventory of Canadian Borrowers.

Canadian LC Obligations: the Dollar Equivalent sum of (a) all amounts owing by Canadian Borrowers for drawings under Letters of Credit issued at the request of Canadian Borrowers; and (b) the Stated Amount of all outstanding Letters of Credit issued at the request of Canadian Borrowers.

Canadian Lender: Bank of America- Canada Branch and any other Person having Canadian Revolver Commitments from time to time or at any time, each of which is a Canadian Qualified Lender unless otherwise permitted in this Agreement.

Canadian LIBOR Loan: each set of Canadian LIBOR Revolver Loans having a common length and commencement of Interest Period.

Canadian LIBOR Revolver Loan: a Canadian Revolver Loan that bears interest based on LIBOR.

Canadian Multi-Employer Plan: each multi-employer plan, within the meaning of the Regulations under the Income Tax Act (Canada).

Canadian Obligations : on any date, the portion of the Obligations outstanding that are owing by Canadian Obligors.

Canadian Obligor: Canadian Borrowers and any Guarantor formed or organized under the laws of Canada or any province or territory thereof.

Canadian Overadvance: as defined in Section 2.1(e).

Canadian Overadvance Loan: a Canadian Prime Rate Revolver Loan made when a Canadian Overadvance exists or is caused by the funding thereof.

Canadian Pension Plan: a “registered pension plan,” as defined in the Income Tax Act (Canada) and any other pension plan maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Canadian Obligor in respect of its Canadian employees or former employees, excluding, for greater certainty, a Canadian Multi-Employer Plan.

Canadian Prime Rate: for any day, the greater of (a) the per annum rate of interest designated by Bank of America-Canada Branch from time to time as its prime rate for commercial loans made by it in Canada in Canadian Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; or (b) CDOR for a one month interest period as of such day, plus 1.00%; provided, that in no event shall the Canadian Prime Rate be less than zero. Any change in such rate shall take effect at the opening of business on the applicable Business Day.

Canadian Prime Rate Revolver Loan: any Canadian Revolver Loan that bears interest based on the Canadian Prime Rate.

Canadian Priority Payables Reserve: on any date of determination, a reserve in such amount as Agent may determine in its Permitted Discretion which reflects amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to or pari passu with Agent’s and/or the Secured Parties’ Liens, including, without limitation, any such amounts due and not paid for wages, severance pay or vacation pay (including amounts protected by the Wage Earner Protection Program Act (Canada)), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), sales tax, goods and services tax, value added tax, harmonized tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes, all amounts currently or past due and not contributed, remitted or paid to any Canadian Pension Plan or under the Canada Pension Plan, the Quebec Pension Plan or the PBA, and any amounts representing any unfunded liability, solvency deficiency or wind up deficiency with respect to any Canadian Pension Plan.

Canadian Protective Advances: as defined in Section 2.1(e)(i).

Canadian Qualified Lender: means a financial institution that is listed on Schedule I, II or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada) or is not prohibited by Applicable Law, including the Bank Act (Canada) from having a Canadian Revolver Commitment, or making any Canadian Revolver Loans or having any Canadian LC Obligations under this Agreement, and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), then such financial institution is not a “specified shareholder” of a Canadian Obligor and deals at arm’s length with each Canadian Obligor and each “specified shareholder” of each Canadian Obligor for purposes of the Income Tax Act (Canada).

Canadian Required Lenders: two or more unaffiliated Canadian Secured Parties holding more than 50% of (a) the aggregate outstanding Canadian Revolver Commitments; or (b) following termination of the Canadian Revolver Commitments, the aggregate outstanding Canadian Revolver Loans and Canadian LC Obligations or, if all Canadian Revolver Loans and Canadian LC Obligations have been Paid in Full, the aggregate remaining Canadian Obligations; provided, however, that Canadian Revolver Commitments, Canadian Revolver Loans and other Canadian Obligations held by a Defaulting Lender and its Affiliates and branches shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Canadian Revolver Loan or Canadian LC Obligation by the Canadian Secured Party that funded the applicable Canadian Revolver Loan or issued the applicable Letter of Credit issued at the request of a Canadian Borrower.

Canadian Revolver Commitment: for any Canadian Lender, its obligation to make Canadian Revolver Loans and to participate in Canadian LC Obligations up to the maximum principal Dollar Equivalent amount in the applicable Available Currency equal to the amount shown on Schedule 1.1, as hereafter modified pursuant to an Assignment to which it is a party.

Canadian Revolver Commitments: means the aggregate amount of Canadian Revolver Commitments of all Canadian Lenders.

Canadian Revolver Loan: a loan made by Canadian Lenders to Canadian Borrowers pursuant to Section 2.1(a)(i) , which Revolver Loan shall, if denominated in Canadian Dollars, be either a Canadian BA Rate Revolver Loan or a Canadian Prime Rate Revolver Loan and, if denominated in Dollars, shall be either a Canadian Base Rate Revolver Loan or a Canadian LIBOR Loan, in each case as selected by Canadian Borrowers or the Borrower Agent, and including any Canadian Swingline Loan, Canadian Overadvance Loan or Canadian Protective Advance.

Canadian Revolver Usage: the Dollar Equivalent amount of (a) the aggregate amount of outstanding Canadian Revolver Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit issued at the request of Canadian Borrowers, except to the extent Cash Collateralized by Canadian Borrowers.

Canadian Secured Parties: Agent, Issuing Bank, Canadian Lenders and Secured Bank Product Providers.

Canadian Security Agreements: each security agreement, deed of hypothec or other instrument or document executed and delivered by any Canadian Obligor to Agent pursuant to this Agreement or any other Loan Document granting a Lien on assets of any Canadian Obligor for the benefit of the Canadian Secured Parties, as security for the Canadian Obligations.

Canadian Swingline Loan: any Borrowing by Canadian Borrowers of Canadian Prime Rate Revolver Loans or Canadian Base Rate Revolver Loans funded with Agent's (acting through its Canada branch) funds, until such Borrowing is settled among Canadian Lenders or repaid by Canadian Borrowers.

Capital Expenditures: (a) all expenditures made and capitalized by Holdings, Borrowers, and Subsidiaries for property, plant, equipment, other fixed assets (including any such expenditures by way of Acquisition of a Person or by way of incurrence or assumption of Debt or other obligations, to the extent reflected as plant, property, equipment or other fixed assets), research and development or other long-term assets, but in each case excluding any portion of the purchase price paid with respect to any Permitted Acquisition, plus, (b) deposits made in anticipation of the purchase of such property, plant, and equipment, less such deposits previously included, less (c) (i) Net Proceeds of asset dispositions received which (x) Holdings, Borrowers, or Subsidiaries are permitted to reinvest pursuant to the terms of this Agreement and (y) are included in expenditures made and capitalized above, (ii) Net Proceeds of property insurance policies received which (x) Holdings, Borrowers, or Subsidiaries are permitted to reinvest pursuant to the terms of this Agreement and (y) are included in expenditures made and capitalized above, (iii) capitalized trade- ins of Equipment that is worn, damaged or obsolete with Equipment of like function and value, and (iv) Capital Expenditures financed with common Equity Interests issued by Holdings.

Capital Lease: any lease required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to a Lien in favor of Agent.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations and (b) with respect to (i) any inchoate or contingent Obligations with respect to which a claim has been asserted in writing and (ii) any other Obligations (including Secured Bank Product Obligations), in each case of clause (b), Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.

Cash Dominion Trigger Period: the period (a) commencing on the day that (i) an Event of Default occurs or (ii) (x) Global Availability is at any time less than 12.5% of the Revolver Commitment for at least five (5) consecutive Business Days or (y) Global Availability is at any time less than 10% of the Revolver Commitment or (z) U.S. Availability is at any time less than $5,000,000; and (b) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed and Global Availability has been greater than 12.5% of the Revolver Commitment and U.S. Availability has been greater than $5,000,000.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government or Canadian government or any agency thereof the obligations of which are backed by the full faith and credit of the U.S. government or Canadian government, as applicable, maturing within twelve (12) calendar months of the date of acquisition; (b) certificates of deposit, guaranteed investment certificates, time deposits and bankers’ acceptances maturing within 12 calendar months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, or of Canada, in each case rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine (9) calendar months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services : services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CDOR: a per annum rate of interest equal to the Canadian Dollar bankers' acceptance rate, or comparable or successor rate approved by Agent, determined by it at or about 10:00 a.m. (Toronto time) on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day) for a term comparable to the Revolver Loan, as published on the CDOR or other applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that in no event shall CDOR be less than zero.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: (a) Holdings ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all Borrowers and other Obligors, except as expressly permitted by Section 10.2(i); (b) Sponsor and Co-Investor, collectively, cease to directly or indirectly (x) own and control, beneficially and of record, at least 50.1% of the Equity Interests of Holdings; or (y) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or similar governing body) of Holdings or to direct the management policies and decisions of Holdings; (c) Sponsor ceases to directly or indirectly own and control, beneficially and of record, Equity Interests of Holdings representing at least 50% of the voting power and at least 50% of the economic interest represented by the Equity Interests of Holdings held by Sponsor on the Initial Closing Date; or (d) any “change of control” (or similar term) under the Term Loan Facility, the Term Loan Documents or any Subordinated Debt, while outstanding, shall have occurred.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Revolver Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: November 8, 2017.

Closing Date Acquisition: The Asset Acquisition and the Share Acquisition.

Code: the Internal Revenue Code of 1986, as amended.

Co-Investor: collectively, (a) Aaron Serruya, Michael Serruya, Simon Serruya, and Jacques Serruya, individually and each such individual’s Controlled Investment Affiliates, (b) Serruya Private Equity and its Controlled Investment Affiliates and (c) BCM X3 Holdings, LLC and its Controlled Investment Affiliates.

Collateral: Canadian Collateral and/or U.S. Collateral, as the context requires.

Collateral Trigger Period: the period (a) commencing on the day that (i) an Event of Default occurs or (ii) (x) Global Availability is at any time less than 20.0% of the Revolver Commitment for at least five (5) consecutive Business Days or (y) U.S. Availability is at any time less than $ 5,000,000; and (b) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed, Global Availability has been greater than 20.0% of the Revolver Commitment and U.S. Availability is greater than $5,000,000.

Colorado Property: that certain Real Property located at 4200 East 50th Avenue in Denver, Colorado.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1(d); or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Compliance Certificate: a certificate, in the form of Exhibit C and otherwise in form and substance satisfactory to Agent, by which Borrower Agent certifies compliance with Section 10.3, and calculates the applicable Level for the Applicable Margin.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Consolidated Amortization Expense: the amount of amortization expense deducted in determining Consolidated Net Income.

Consolidated Depreciation Expense: the amount of depreciation expense deducted in determining Consolidated Net Income.

Consolidated Interest Expense: for any period for which the amount thereof is to be determined, the consolidated interest expense of Holdings and its Subsidiaries, including (a) all interest on Indebtedness (including imputed interest related to Capital Leases), (b) all amortization of debt discount and expense, (c) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances and (d) Swap Obligations of Holdings and its Subsidiaries, to the extent required to be reflected on the income statement of Holdings on a consolidated basis in accordance with GAAP.

Consolidated Net Income: for any fiscal period, the consolidated net income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)        the net income (or loss) of any Person (other than a Subsidiary of Holdings) in which any Person other than Holdings, any Borrower or any of its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Holdings or any of its Subsidiaries from such Person during such period,

(b)        the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries,

(c)        the net income of any Subsidiary of Holdings during such period to the extent that the declaration and/or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its organizational documents or any agreement, instrument, order or other legal requirement applicable to that Subsidiary or its equityholders during such period, and

(d)        the cumulative effect of a change in accounting principles.

Consolidated Tax Expenses: U.S. and Canadian federal, state, provincial and local income tax expenses of Holdings and its Subsidiaries.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Contracts: all (a) contracts and agreements for the purchase of real and personal property, easements and rights of way, (b) customer, management and supplier contracts and agreements, (c) Material Contracts and any rights thereunder, including the right to receive payments, (d) security agreements, guarantees and other agreements evidencing, securing or otherwise relating to the Accounts or other rights to receive payment, and (e) other agreements to which Obligors are parties and all other contracts and contractual rights, indemnification rights, and other remedies or provisions, in each case whether now existing or hereafter arising.

Controlled Investment Affiliate: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of an Obligor, the Obligations and the Term Loan Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of applicable cure or grace periods or giving of notice, would constitute an Event of Default.

Default Rate : for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, arrangement, liquidation, or appointment of a receiver, interim receiver, trustee, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation, the Office of the Superintendent of Financial Institutions, the Canada Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or Canada or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Deposit Account: as defined in the UCC (and/or with respect to any Deposit Account located in Canada, any bank account with a deposit function).

Deposit Account Control Agreement: control agreement satisfactory to Agent executed by an institution maintaining a Deposit Account that is not an Excluded Account for an Obligor, to perfect Agent’s Lien on such account.

Designated Jurisdiction: at any time, a country or territory which is subject to comprehensive economic Sanctions by the United States or Canada that restrict trade and investment with that country (at the time of this Agreement, the Crimea Region, Cuba (as regards U.S. Obligors), Iran, North Korea, Sudan and Syria).

Designated Obligations: the Dollar Equivalent of all Obligations of Borrowers with respect to (a) principal and interest under all Revolver Loans, Overadvance Loans and Protective Advances, (b) unreimbursed drawings under Letters of Credit and interest thereon, and (c) fees under Section 3.2.

Dilution Reserve: a reserve determined by Agent in its Permitted Discretion, if Agent’s dilution calculation exceeds five percent (5%) (such reserve solely with respect to such excess amount), with respect to bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts.

Disqualified Equity Interests: means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred eighty (180) days following the Revolver Termination Date (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the Payment in Full of all Obligations), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case, at any time on or prior to the date that is one hundred eighty (180) days following the Revolver Termination Date at the time such Equity Interest was issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is one hundred eighty (180) days following the Revolver Termination Date.

Distribution: (a) any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); (b) any distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest or (c) any management fees paid to the Sponsor.

Dollar Equivalent: at any time (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Spot Rate to obtain the stated amount of the other currency.

Dollars: lawful money of the United States.

Dominion Account: subject to Section 8.2(d), a special account established by Borrowers or any Obligor at Bank of America (or as regards to a Canadian Borrower, Bank of America-Canada Branch), over which Agent has exclusive control for withdrawal purposes; provided, however, that no Excluded Account shall be subject to control by Agent or be required to be at Bank of America or Bank of America-Canada Branch.

Domain Names: all internet domain names and associated URL addresses in or to which any Obligor has any right, title or interest.

EBITDA: for any period, determined on a consolidated basis for Holdings and its Subsidiaries, Consolidated Net Income for such measurement period, plus, (a) to the extent deducted from Consolidated Net Income for such period and without duplication:

(i)	Consolidated Interest Expense for such period,

(ii)	Consolidated Amortization Expense during such period,

(iii)	Consolidated Depreciation Expense during such period,

(iv)	Consolidated Tax Expenses paid or accrued during such period and, without duplication, the amount of any Tax Distributions made in cash during such period,

(v)	non-recurring fees and expenses paid in cash in connection with Existing Acquisition, this credit facility, the Loan Documents and the Term Loan Facility, in an aggregate amount (for all periods in the aggregate) not to exceed $6,000,000,

(vi)	any non-cash losses arising from the sale of capital assets during such period,

(vii)	the aggregate amount of management fees and reimbursement and indemnification payments accrued or paid to Sponsor or its Affiliates for such period, to the extent such payments are permitted to be paid or accrued pursuant to the terms hereof and of the Management Agreement,

(viii)	extraordinary non-cash losses with respect to such period (other than with respect to the write-downs of Accounts or Inventory),

(ix)	transaction fees, costs, and expenses incurred in connection with Permitted Acquisitions (whether or not consummated) in an aggregate amount not to exceed (x) $750,000 in any twelve-month period that includes the Closing Date Acquisition and the closing of this Agreement and (y) $500,000 in any twelve-month period that does not include the Closing Date Acquisition and the closing of this Agreement,

(x)	to the extent actually reimbursed in cash from insurance proceeds, the amount of expenses for such period with respect to any business interruption,

(xi)	non-recurring costs and expenses incurred between the Initial Closing Date and the second anniversary thereof in connection with the integration and implementation of streamlining and efficiency strategies; provided, that, (i) the anticipated cost saving benefits of such costs and expenses are (x) reasonably identifiable, factually supportable and certified in writing by a Senior Officer of Borrower Agent, and (y) reasonably expected by Borrowers to be realized within 12 months following such operational initiative, and (ii) the aggregate amount of such costs and expenses do not exceed $2,500,000 (for all periods in the aggregate), and

(xii)	other non-recurring fees and expenses approved by Agent in its Permitted Discretion so long as, and only to the extent that, such other non-recurring fees and expenses are similarly being added to “Consolidated EBITDA” under the Term Loan Facility pursuant to clause (a)(xii) of the definition of “Consolidated EBITDA” set forth in the Term Loan Facility.

and minus, (b) to the extent included in Consolidated Net Income for such period and without duplication,

(i)	any non-cash gains arising from the sale of capital assets during such period,

(ii)	any non-cash gains arising from the write-up of assets (other than with respect to Accounts or Inventory), and

(iii)	any non-cash extraordinary gains during such period.

Notwithstanding the foregoing, “EBITDA” for the month ended February 28, 2017 and the eleven months ended prior to such date shall be the amounts set forth under the heading “EBITDA” for each such month as set forth on Schedule 1.2.

Earnout Amount: the amount of the Earnout Obligations which are paid by a Borrower; provided that commencing on the first day of the month following the first full month after the payment of such Earnout Obligations and on the first day of each month thereafter, such amount shall be reduced by 1/12th of the amount paid until reduced to $0.

Earnout Obligations: any obligation of a Borrower to pay a deferred purchase price with respect to the Asset Acquisition.

EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

EHH: as defined in the preamble to this Agreement.

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars with respect to a U.S. Borrower and in Canadian Dollars with respect to a Canadian Borrower and is deemed by Agent, in its Permitted Discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than sixty (60) days after the original due date, or more than one hundred twenty (120) days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 15% (or, solely with respect to the Accounts owing by Amazon, 25%) of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to any Sanction or on any specially designated nationals list maintained by OFAC or a list maintained by the Government of Canada; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by Agent) or credit insurance satisfactory in all respects to Agent; (h) it is owing by a Governmental Authority, unless the Account Debtor is a Governmental Authority of the U.S. or Canada or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act or the Financial Administration Act (Canada), as amended (or the equivalent law of any province of Canada, if any, in the case of a Governmental Authority of such province), as applicable, and any other steps necessary to perfect the Lien of Agent on such Account have been complied with to Agent’s reasonable satisfaction; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien, other than those permitted pursuant to Section 10.2(b)(iii) and (xi) ; (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale -or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than one hundred twenty (120) days old or more than sixty (60) days past due will be excluded.

Eligible Assignee: (a) a Lender, Affiliate of a Lender or Approved Fund; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment) and Agent; or (c) during an Event of Default, any Person acceptable to Agent in its discretion (notwithstanding the above, unless an Event of Default has occurred and is continuing, only Canadian Qualified Lenders shall be Eligible Assignees with respect to any assignment of the Canadian Revolver Commitments or Canadian Obligations).

Eligible Inventory: Inventory owned by a Borrower that Agent, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work in process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any retention of title, conditional sale or similar arrangements nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, has not been acquired from a Person subject to any Sanction or on any specially designated nationals list maintained by OFAC or similar list maintained by the Government of Canada, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien, other than those permitted pursuant to Section 10.2(b) (iii), (iv), (vi), (vii) and (xi); (h) is within the continental United States or Canada, is not in transit except between locations of Borrowers, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not located on premises where the aggregate Value of all such Inventory located thereon is less than $100,000; (k) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; and (l) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

Environmental Agreement: an agreement of an Obligor to indemnify Agent and Lenders from liability under Environmental Laws with respect to Real Estate subject to a Mortgage.

Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA and other similar Applicable Laws of any foreign jurisdiction.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate : any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the institution of proceedings by the PBGC to terminate a Pension Plan; (e) the determination that any Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) the failure by any Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

Event of Default: as defined in Section 11.

Exchange Rate: on any date, (i) with respect to Canadian Dollars in relation to Dollars, the applicable Spot Rate at which Dollars are offered for Canadian Dollars, and (ii) with respect to Dollars in relation to Canadian Dollars, the applicable Spot Rate at which Canadian Dollars are offered for Dollars.

Excluded Accounts: with respect to any Obligor, any deposit account used solely for (a) payroll and accrued payroll expenses, (b) tax payments, (c) employee benefit accounts and/or (d) petty cash and other accounts in the aggregate not exceeding $100,000 for all such accounts.

Excluded Property: (i) any Excluded Account; (ii) any equipment or goods that is subject to a “purchase money security interest” to the extent that such purchase money security interest (x) constitutes a Permitted Lien under this Agreement and (y) prohibits the creation by an Obligor of a junior security interest therein, unless the holder thereof has consented to the creation of such a junior security interest; (iii) any Equity Interest in any Foreign Subsidiary (x) that is not a first-tier Subsidiary of an Obligor, (y) that the granting of a Lien thereon is prohibited by the laws of the jurisdiction of organization of such Foreign Subsidiary or (z) to the extent the same represents, for all Grantors in the aggregate, more than 65% of the total combined voting power of all classes of capital stock or similar Equity Interests of such Foreign Subsidiary which are entitled to vote; (iv) any general intangible, instrument, software, license, permit, lease, contract, governmental approval or franchise (but not the proceeds thereof), if the grant of a Lien in such general intangible, instrument, software, license, permit, lease, contract, governmental approval or franchise in the manner contemplated by the Loan Documents is prohibited by the terms of such general intangible, instrument, software, license, permit, lease, contract, governmental approval or franchise and would result in the termination of such general intangible, instrument, software, license, permit, lease, contract, governmental approval or franchise, but only to the extent that any such prohibition is not rendered ineffective pursuant to the Uniform Commercial Code, the PPSA or any other Applicable Law or principles of equity; (v) upon the written consent of Agent, any Equity Interests in any pledged entity acquired on or after the Initial Closing Date that is not a Subsidiary of an Obligor, if the terms of the Organic Documents of such pledged entity do not permit the grant of a security interest in such Equity Interests by the owner thereof or the applicable Obligor has been unable to obtain any approval or consent to the creation of a security interest therein which is required under such Organic Documents, (vi) any property or asset to the extent the burden of perfection would exceed the benefit to the Lenders as determined in writing by Agent in its Permitted Discretion (including without limitation the annotation of vehicle and other titles to reflect the Liens granted by the Loan Documents), (vii) any Excluded Real Estate described in clauses (a) or (b) of the definition thereof; provided, however, the foregoing exclusions shall in no way be construed (a) to apply if any such prohibition would be rendered ineffective under the UCC (including Sections 9-406, 9-407 and 9-408 thereof), the PPSA or other Applicable Law (including the Bankruptcy Code) or principles of equity, (b) so as to limit, impair or otherwise affect Agent’s unconditional continuing Liens upon any rights or interests of any Obligor in or to the proceeds thereof (including proceeds from the sale, license, lease or other disposition thereof), including monies due or to become due under any such lease, license, contract, or agreement (including any Accounts), or (c) to apply at such time as the condition causing such prohibition shall be remedied (including pursuant to a waiver thereof or a consent related thereto) and, to the extent severable, “Collateral” shall include any portion of such lease, license, contract, agreement or assets subject thereto that does not result in such prohibition.

Excluded Real Estate: (a) the Colorado Property, (b) any Real Estate acquired by an Obligor after the Closing Date with an individual value less than $1,000,000 or (c) any Real Estate acquired by an Obligor after the Closing Date with an individual value equal to or greater than $1,000,000 with respect to which Agent elects in writing in its sole discretion not to require a Mortgage.

Excluded Swap Obligation : with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Revolver Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Canadian federal withholding Taxes imposed as a result of a Recipient (i) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a Canadian Obligor or (ii) being a "specified shareholder" (within the meaning of SubSection 18(5) of the Income Tax Act (Canada)) of a Canadian Obligor, or not dealing at arm’s length with such "specified shareholder" of a Canadian Obligor; (d) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (e) U.S. federal withholding Taxes imposed pursuant to FATCA. In no event shall “Excluded Taxes” include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.10(b).

Existing Acquisition: the Acquisition by Holdings of all of the Equity Interests of Hydrofarm pursuant to and in accordance with the Existing Purchase Agreement on the Initial Closing Date.

Existing Letters of Credit: the letters of credit issued under the Original Loan Agreement as identified in Schedule 1.1E.

Existing Purchase Agreement: that certain Securities Purchase Agreement dated as of the Initial Closing Date by and among Holdings, Hydrofarm, Hydrofarm, Inc. Employee Stock Ownership Plan and Trust and the Wardenburg 2009 Family Trust, as the same may be amended, supplemented and otherwise modified from time to time in accordance with the terms hereof.

Extraordinary Expenses : all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Extraordinary Receipts: any cash received by or paid to or for the account of any Obligor or any of its Subsidiaries not in the Ordinary Course of Business (and not consisting of proceeds described in any of clauses (a), (b), or (c) of Section 5.3), including without limitation tax refunds, insurance proceeds, indemnification payments (other than such indemnification payments to the extent that the amounts so received are applied by an Obligor or its Subsidiary, as applicable, or are reimbursement or payment on behalf of an Obligor or its Subsidiary, as applicable, for costs incurred for the purpose of replacing, repairing or restoring any assets or properties of an Obligor or Subsidiary or reimbursement for settlement costs, thereby satisfying the condition giving rise to the claim for indemnification, or reimbursement or indemnification for costs, or otherwise covering losses arising as a result of the circumstances giving rise to the underlying claims, or any out-of-pocket expenses incurred by any Obligor or Subsidiary of any Obligor in obtaining such payments or the payment of taxes arising thereunder) and purchase price adjustments (other than working capital and other similar adjustments) made pursuant to the Existing Acquisition, Closing Date Acquisition or any Permitted Acquisition; provided, that Extraordinary Receipts shall exclude any single or related series of amounts received in an aggregate amount less than $350,000.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate : (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent; provided, that in no event shall such rate be less than zero.

Fee Letter: that certain Amended and Restated Fee Letter dated the date hereof among Borrowers and Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Financial Covenant Trigger Period: the period, as applicable, (a) (i) commencing on the day that an Event of Default occurs and (ii) continuing until the day such Event of Default no longer exists and/or (b) (i) commencing on the day that Global Availability is at any time less than 12.5% of the Revolver Commitment or U.S. Availability is at any time less than $5,000,000 and (ii) continuing until, during each of the preceding 30 consecutive days, Global Availability has been greater than 12.5% of the Revolver Commitment and U.S. Availability is greater than $5,000,000.

Fiscal Quarter: each period of three calendar months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Holdings, Borrowers, and their Subsidiaries for accounting and tax purposes, commencing on January 1 and ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Holdings and its Subsidiaries for the most recent 12 months, of (a) EBITDA for such period minus (i) Unfinanced Capital Expenditures for such period, (ii) all cash payments in respect of Consolidated Tax Expenses and, without duplication, Permitted Tax Distributions, during such period and (iii) Distributions made in cash (including, without limitation, for the avoidance of doubt, all management fees paid in cash pursuant to the Management Agreements) and (iv) the Earnout Amount to (b) Fixed Charges.

Notwithstanding the foregoing, the amounts for each of the items set forth in clauses (a)(i), (a)(ii), (a)(iii) and (b) for the month ended February 28, 2017 and the eleven months ended prior to such date shall be the amounts set forth under the corresponding heading for each such month as set forth on Schedule 1.2.

Fixed Charges: means, for any period for which the amount thereof is to be determined, the sum, without duplication of (a) Consolidated Interest Expense (other than payment-in-kind interest expense) and (b) the principal amount of all scheduled principal payments made on Indebtedness (other than Revolver Loans) of Holdings, Borrowers and their Subsidiaries, in each case, for such period.

FLSA: the Fair Labor Standards Act of 1938.

Floating Rate Loan: a U.S. Base Rate Revolver Loan, Canadian Prime Rate Revolver Loan or Canadian Base Rate Revolver Loan.

Flood Disaster Protection Act : the federal Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor thereto.

Flood Insurance Laws: shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States or Canada; or (b) mandated by a government other than the United States or Canada for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to U.S. Borrowers.

Fronting Exposure : a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

FSCO: the Financial Services Commission of Ontario or like body in Canada or in any other province or territory or jurisdiction of Canada with whom a Canadian Pension Plan or Canadian Multi-Employer Plan is required to be registered in accordance with Applicable Law and any other Governmental Authority succeeding to the functions thereof.

Full Payment, Paid in Full, Payment in Full or payment in full or other correlative use: with respect to any Obligations, the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding), other than (a) LC Obligations to the extent of Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its Permitted Discretion, in the amount of required Cash Collateral), (b) contingent indemnification and other inchoate obligations for which no claim has been asserted, (c) contingent indemnification and other inchoate obligations for which a claim has been asserted in writing to the extent of Cash Collateralization thereof, and (d) Bank Product Obligations to the extent of Cash Collateralization thereof. No Revolver Loans shall be deemed to have been paid in full unless all Revolver Commitments related to such Revolver Loans have terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time. Notwithstanding anything to the contrary contained herein, books and records shall be kept in accordance with GAAP commencing July 1, 2017 and all references in this Agreement to “in accordance with GAAP” for any time preceding July 1, 2017 shall be deemed to be “on a tax basis”.

Global Availability: the sum of the U.S. Availability and Canadian Availability.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, provincial, state, local, municipal, foreign or other agency, authority, body, commission, board, bureau, court, tribunal, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority or a province or territory thereof or a foreign entity or government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Guarantor Payment: as defined in Section 5.11(d)(ii).

Guarantors: Canadian Guarantors and U.S. Guarantors.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent.

Hedging Agreement: a “swap agreement” as defined in Bankruptcy Code Section 101(53B)(A).

Holdings: as defined in the preamble to this Agreement.

Hydrofarm: as defined in the preamble to this Agreement.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Initial Closing Date: means May 12, 2017.

Insolvency Proceeding: any voluntary or involuntary case or proceeding commenced by or against a Person under any state, federal, provincial, or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment or arrangement law, including the BIA, the Companies’ Creditors Arrangement Act (Canada) and the Winding-up and Restructuring Act (Canada); (b) the appointment of a receiver, interim receiver, monitor, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Insurance Assignment: each Assignment of Proceeds of Business Interruption Insurance Policy as Collateral Security dated as of the date hereof by the U.S. Obligors in favor of Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, industrial designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercreditor Agreement: the Amended and Restated Intercreditor Agreement dated as of the date hereof, between the Term Loan Agent and Agent, as the same may be amended, amended and restated, and/or modified from time to time in accordance with the terms thereof and hereof.

Interest Period: as defined in Section 3.1(c).

Interest Period Loans: a Canadian BA Rate Loan, Canadian LIBOR Loan and/or a U.S. LIBOR Loan, as the context requires.

Inventory: as defined in the UCC or, if applicable, the PPSA, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Inventory Reserve: reserves established by Agent in its Permitted Discretion to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.

IP Security Agreement: a collateral assignment or security agreement pursuant to which an Obligor grants or evidences a Lien on its Intellectual Property to Agent, as security for its Obligations, substantially in the form of Exhibit D.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America (including any Lending Office or branch of Bank of America), or any replacement issuer appointed pursuant to Section 2.3(d) (or Bank of America-Canada Branch or its Affiliates with respect to Letters of Credit requested by Canadian Borrowers).

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, branches, agents and attorneys.

Judgment Currency: as defined in Section 1.5.

LC Application: an application by a Requesting Borrower to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank and Agent.

LC Conditions : the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6 are satisfied; (b) after giving effect to such issuance, (i) if Requesting Borrower is a U.S. Borrower, total U.S. LC Obligations do not exceed the Letter of Credit Subline for U.S. Borrowers, (ii) if Requesting Borrower is a Canadian Borrower, total Canadian LC Obligations do not exceed the Letter of Credit Subline for Canadian Borrowers, (iii) total LC Obligations do not exceed the aggregate Letter of Credit Subline for all Borrowers, (iv) no Overadvance exists, (v) no U.S. Overadvance exists if Requesting Borrower is a U.S. Borrower, (vi) no Canadian Overadvance exists if Requesting Borrower is a Canadian Borrower, (vii) Revolver Usage does not exceed the Borrowing Base, (viii) if Requesting Borrower is a U.S. Borrower, U.S. Revolver Usage does not exceed the U.S. Borrowing Base and (ix) if Requesting Borrower is a Canadian Borrower, Canadian Revolver Usage does not exceed the Canadian Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars, Canadian Dollars, or other currency satisfactory to Agent and Issuing Bank; and (d) the purpose and form of the proposed Letter of Credit are satisfactory to Agent and Issuing Bank in their Permitted Discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by the applicable Borrower or any other Person to Issuing Bank or Agent in connection with any Letter of Credit.

LC Obligations: U.S. LC Obligations and/or the Canadian LC Obligations, as the context requires.

LC Request: a request for issuance of a Letter of Credit, to be provided by a Requesting Borrower to Issuing Bank, in form satisfactory to Agent and Issuing Bank.

Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, branches, agents and attorneys.

Lenders: lenders party to this Agreement (including Agent in its capacity as provider of Swingline Loans, U.S. Lenders and Canadian Lenders) and any Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance, including any Lending Office or branch of the foregoing.

Lending Office : the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender or Issuing Bank by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance, indemnity, reimbursement agreement or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of a Borrower.

Letter of Credit Subline: with respect to U.S. Borrowers, $5,000,000, and with respect to Canadian Borrowers, $1,000,000.

LIBOR: the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice; provided further, that in no event shall LIBOR be less than zero.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: a Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, charge, security interest, pledge, hypothecation, assignment, trust (statutory, deemed, constructive or otherwise), reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance satisfactory to Agent in its Permitted Discretion, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral, such agreement substantially in the form of Exhibit E; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request, such agreement substantially in the form of Exhibit F; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan Documents: this Agreement, Other Agreements, Security Documents, any amendments to the foregoing and any other documents from time to time designated as a “Loan Document” by Borrowers and Agent. For the avoidance of doubt, the Existing Purchase Agreement, Purchase Agreements and agreements, documents or instruments for Bank Products are not and shall not be deemed to be Loan Documents.

Loan Year: each 12 month period commencing on the Initial Closing Date and on each anniversary of the Initial Closing Date.

Management Agreements: collectively, the (a) Management Agreement dated the Initial Closing Date between Hawthorn Equity Partners, Inc. and Holdings, and (b) Management Agreement dated the Initial Closing Date between JAMS Holdings LLC and Holdings, in each case, as the same may be amended, modified, supplemented and/or restated to the extent permitted under this Agreement.

Managers: collectively, Hawthorn Equity Partners, Inc. and JAMS International LLC.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, or financial condition of any Obligor, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any ABL Priority Collateral or any other material Collateral.

Material Contract: other than the Existing Purchase Agreement, Purchase Agreements and the Loan Documents any agreement or arrangement to which an Obligor or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to either (x) Subordinated Debt or (y) Debt, in the case of this clause (y), in an aggregate amount of $1,000,000 or more.

Moody’s: Moody’s Investors Service, Inc. or any successor acceptable to Agent.

Mortgage: a mortgage or deed of trust in which an Obligor grants a Lien on its Real Estate to Agent, as security for its Obligations.

Mortgaged Property or Mortgaged Properties: means any owned property of an Obligor that is or will become encumbered by a Mortgage in favor of the Agent in accordance with the terms of this Agreement.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan: a Plan that has two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.

Negotiable Collateral: all of letters of credit, Letter-of-Credit Rights, Instruments, promissory notes, drafts and Documents, and all Supporting Obligations in respect thereof.

Net Proceeds : with respect to an Asset Disposition, an issuance of Equity Interests, and/or the receipt of Extraordinary Receipts, the cash proceeds (including, when received, any deferred or escrowed payments) as and when received by an Obligor or Subsidiary in cash from such disposition and/or such receipt (as applicable) (other than cash proceeds of any business interruption insurance policy to the extent paid on account of lost income, the proceeds of which shall be directed to pay down Revolver Loans and otherwise be used for working capital and expenses related to the loss), net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal, accounting and investment banking fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold (with respect to an Asset Disposition); (c) transfer or similar taxes paid or reasonably estimated by Borrowers to be payable as a result of any applicable Asset Disposition (together with any Permitted Tax Distributions made to pay any such transfer or similar taxes); and (d) reserves for indemnities in connection with any applicable Asset Disposition, until such reserves are no longer needed.

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms satisfactory to Agent in its Permitted Discretion.

Notice of Borrowing: a request by Borrower Agent for a Borrowing of Revolver Loans, in form satisfactory to Agent.

Notice of Conversion/Continuation: a request by Borrower Agent for conversion or continuation of any Revolver Loan as a U.S. LIBOR Loan, Canadian BA Rate Loan or Canadian LIBOR Loan, in form satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Revolver Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each U.S. Obligor and/or Canadian Obligor, as the context requires.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Obligor or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, articles of association, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, each Guaranty, fee letter (including the Fee Letter), Assumption Agreement, Lien Waiver, Intercreditor Agreement, Real Estate Related Document, Borrowing Base Report, Compliance Certificate, Borrower Materials, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto. For the avoidance of doubt, neither the Existing Purchase Agreement, Purchase Agreements nor any agreements, documents or instruments for Bank Products are (and shall not be deemed to be) an Other Agreement.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Revolver Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Overadvance: a Canadian Overadvance and/or U.S. Overadvance, as the context requires.

Overadvance Loan: a Canadian Overadvance Loan and/or U.S. Overadvance Loan, as the context requires.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.

PBA: the Pension Benefits Act (Ontario) or any other Canadian federal or provincial or territorial pension benefit standards legislation pursuant to which any Canadian Pension Plan or Canadian Multi-Employer Plan is required to be registered.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: any Acquisition by an Obligor (other than Holdings) or a Subsidiary as long as (a) the Specified Transaction Conditions are satisfied in connection therewith; (b) the Acquisition is consensual; (c) the assets, business or Person being acquired is useful or engaged in the business of Obligors and Subsidiaries or reasonably related thereto, is located or organized within the United States, and had pro forma positive EBITDA for the 12 month period most recently ended; (d) no Debt or Liens are assumed or incurred, except as permitted by Sections 10.2(a)(vi), 10.2(a)(ix) and 10.2(b)(x); (e) Agent, on behalf of the Secured Parties, shall have received (or shall receive in connection with the closing of such Acquisition) a perfected security interest (having the priority set forth in the Intercreditor Agreement) in all Property (including, without limitation, Equity Interests) acquired with respect to Person being acquired in accordance with the terms hereof; (f) such Acquisition shall be permitted under the Term Loan Facility; and (g) Borrower Agent delivers to Agent, at least ten Business Days prior to the Acquisition, copies of all draft material agreements relating thereto and a certificate, in form and substance reasonably satisfactory to Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements, and on the date that is at least three days prior (or such shorter period agreed to in writing by Agent in its sole discretion) to the Acquisition, copies of all material documents in final form.

Permitted Affiliate Sub Debt : (x) Debt of Holdings to a Related Party and (y) solely to the extent funded in its entirety from the proceeds of Permitted Affiliate Sub Debt of Holdings to a Related Party, Debt of the Borrower Agent to Holdings, in each case, that (a) is unsecured, (b) is fully and completely subordinated to the prior payment in full of the Obligations for the benefit of, and to, the Lenders pursuant to a subordination agreement, which shall, in each case, be in form and substance satisfactory to Agent in its sole discretion, (c) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal or mandatory redemption obligations prior to, August 11, 2022, (d) provides for payments of interest solely in-kind (and not in cash) until not earlier than August 11, 2022, (e) does not contain any financial covenants, (f) is not cross-defaulted (but may be cross-accelerated) to the Loan Documents, and (g) is subject to permanent standstill provisions.

Permitted Asset Disposition: an Asset Disposition that is (a) a sale or lease of Inventory in the Ordinary Course of Business; (b) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (c) a lease or sublease of Real Estate in the Ordinary Course of Business; (d) a license or sublicense of Intellectual Property (including, without limitation, any non-exclusive license of Intellectual Property) entered into in the Ordinary Course of Business; (e) an Asset Disposition, abandonment or lapse of Intellectual Property that is immaterial or no longer used or the expiration of Intellectual Property in accordance with its statutory term; (f) Asset Dispositions of Cash Equivalents in the Ordinary Course of Business, (g) Asset Dispositions of Property among the U.S. Obligors (other than Holdings) and Asset Dispositions of Property among the Canadian Obligors, (h) dividends, distributions and payments by the Obligors, in each case solely to the extent expressly permitted by this Agreement, (i) the discount, write-down, sale or other Asset Disposition in the Ordinary Course of Business of trade or accounts receivable more than 120 days past due, (j) approved in writing by Agent and Required Lenders, (k) as long as no Default or Event of Default exists, (i) an Asset Disposition of any Property which is to be replaced, and is in fact replaced, or subject to a binding contract to be replaced, within 180 days with another asset useful in the Obligors’ business (so long as Agent has a first priority and perfected Lien on any newly-acquired asset, subject to the terms of the Intercreditor Agreement), (ii) Asset Dispositions of Property (other than Accounts or Inventory) that, in the aggregate during any 12 fiscal month period, has a fair market or book value (whichever is more) of $1,000,000 or less, or (iii) Asset Dispositions of Property (other than Accounts or Inventory) that is obsolete or no longer used or useful in the business or Inventory that is unmerchantable or otherwise unsalable in the Ordinary Course of Business, (l) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition (or such longer period consented to by Agent) and is free of Liens other than Permitted Liens, (m) a sale or disposition of the Colorado Property so long as (i) no Default or Event of Default exists or results therefrom, (ii) 100% of the consideration received from such sale or disposition is in the form of cash and (iii) the purchase price of such sale or disposition is for at least fair market value or (n) a Permitted Colorado Property Sale-Leaseback.

Permitted Colorado Property Sale- Leaseback: means a sale-leaseback transaction consummated by Obligors with respect to the Colorado Property so long as (i) such sale-leaseback transaction is consummated on or prior to the date that is six (6) months following the initial Closing Date, (ii) no Default or Event of Default exists on the date of the consummation of such sale-leaseback transaction or would result therefrom, and (iii) such sale-leaseback is permitted under the Term Loan Facility.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Property permitted hereunder; (f) arising under the Loan Documents; (g) arising under the Term Loan Documents to the extent permitted by the Term Loan Facility and the Intercreditor Agreement; (h) arising as a result of an unsecured guaranty by Holdings of the Debt, Real Estate lease or other obligation of an Obligor permitted by this Agreement (provided, that if any such Debt, lease or other obligation is subordinated to the Obligations, any such Holdings guaranty shall be subordinated to the Obligations on terms no less favorable to Agent and the Lenders as compared to the subordination terms applicable to such Debt, lease or other obligations); or (i) in an aggregate amount of $2,000,000 or less at any time.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).

Permitted Distributions: Each and all of the following Distributions:

(a)           so long as no Default or Event of Default shall be continuing or result therefrom, any Subsidiary of Holdings or any Borrower may make distributions to Holdings to pay and Holdings may pay, or any Borrower or any Subsidiary may pay on behalf of itself or Holdings, (x) on a quarterly basis the annual management fees to the Managers pursuant to the Management Agreements plus (y) the amount of any accrued management fees from prior periods payable pursuant to the Management Agreements; provided that the aggregate amount of such fees pursuant to clause (x) shall not exceed $850,000 per Fiscal Year;

(b)	any Specified Distributions; and

(c)	Permitted Tax Distributions.

Permitted Intercompany Loans: (a) intercompany loans by a U.S. Obligor to another U.S. Obligor, (b) intercompany loans by a Canadian Obligor to another Canadian Obligor, (c) intercompany loans by a U.S. Obligor to a Canadian Obligor so long as immediately before and after giving effect to such loans by a U.S. Obligor to a Canadian Obligor, U.S. Availability is greater than $5,000,000 and no Default or Event of Default exists, and (d) intercompany loans by a Canadian Obligor to a U.S. Obligor.

Permitted Lien: as defined in Section 10.2(b).

Permitted Purchase Money Debt: Purchase Money Debt of Obligors and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $1,000,000 at any time and its incurrence does not violate Section 10.2(c)(ii).

Permitted Tax Distributions: with respect to any taxable year with respect to which Hydrofarm is a disregarded entity for U.S. federal and state income tax purposes and Holdings is a partnership for U.S. federal and state income tax purposes, distributions by Hydrofarm to Holdings (which Holdings may further distribute to its direct owner(s)) in an aggregate amount equal to the sum of (x) the product of (i) the aggregate net taxable income of Holdings for such taxable year (or portion thereof), taking into account any depreciation (or other cost recovery) in respect of basis adjustments under Section 734 or Section 743 of the Code, and reduced by any cumulative net taxable losses with respect to all prior taxable years (determined as if all such periods were one period) to the extent such cumulative net taxable loss is of the same character (ordinary or capital) and (ii) the lesser of (a) the highest combined marginal federal and state income tax rate (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to an individual resident in California for the taxable year in question (or portion thereof) and (b) 40%, plus (y) solely to the extent that (A) one or more holders of equity interests in Holdings is a resident of California (each such holder that is a resident of California is herein referred to as an “ Applicable Holder”), and (B) the amount of such Tax Distribution is determined by reference to clause (x)(ii)(b) above, the aggregate amount by which the actual federal and state income tax liability of each such Applicable Holder for such taxable year with respect to the net tax taxable income of Holdings allocated to such Applicable Holder (such Applicable Holder’s “Allocated Taxable Income”) for such taxable year exceeds the product of (a) 40%, times (b) such Allocated Taxable Income; provided that such cash distributions shall be reduced by amounts withheld by any Obligor (or otherwise paid directly to any taxing authority) with respect to any taxable income or gain of Holdings or any Subsidiary (including all amounts paid with composite tax returns and amounts paid by any Obligor pursuant to Section 6225 of the Code) and any income tax credits allocated to any direct or indirect members of Holdings (to the extent Holdings reasonably determines that such tax credits may be utilized by the direct or indirect owners of Holdings).

Person: any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

Platform: as defined in Section 14.3(c).

Pledge Agreement: (i) Pledge Agreement dated as of the date hereof by the Obligors in favor of Agent with respect to the Equity Interests owned by U.S. Borrowers and Guarantors of the U.S. Obligations and (ii) Pledge Agreement dated as of the date hereof by the Obligors in favor of Agent with respect to the Equity Interests owned by Canadian Borrowers and the Guarantors of the Canadian Obligations, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

Pledged ULC Shares: the Equity Interests which are shares in the capital stock of a ULC.

PPSA: the Personal Property Security Act of British Columbia (or any successor statute) or similar legislation of any other Canadian jurisdiction, including, without limitation, the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, enforceability, validity or effect of security interests or hypothecs.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

Pro Forma Basis: with respect to compliance with any financial performance test hereunder for the applicable period, in respect of any Pro Forma Specified Transaction, the making of such calculation after giving pro forma effect to:

(a)           the consummation of such Pro Forma Specified Transaction as of the first day of the applicable period, as if such Pro Forma Specified Transaction had been consummated on the first day of such period;

(b)           the assumption, incurrence or issuance of any Debt by Holdings or any of its Subsidiaries (including any Person which becomes a Subsidiary pursuant to or in connection with such Pro Forma Specified Transaction) in connection with such Pro Forma Specified Transaction, as if such Debt had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Test Period (with any such Indebtedness bearing interest during any portion of the applicable Test Period prior to the relevant acquisition at the weighted average of the interest rates applicable to such Indebtedness incurred during such period);

(c)           the costs and expenses of any target that have not been assumed by Holdings or any of its Subsidiaries shall be disregarded to the extent such costs and expenses are reasonably identifiable, factually supportable and certified by a Senior Officer of Borrower Agent, and any (i) cost and expenses of any such target that have been assumed in any Pro Forma Specified Transaction and (ii) incremental recurring costs and expenses incurred in connection with any Pro Forma Specified Transaction shall, in the case of each of clauses (i) and (ii) be calculated as if such costs and expenses were assumed on the first day of such period; and

(d)           with respect to any Permitted Colorado Property Sale- Leaseback, the incurrence of any lease, rental or other payment obligations by Holdings or any of its Subsidiaries in connection with such Permitted Colorado Property Sale-Leaseback, as if such lease, rental or other payment obligations had been incurred on the first date of such period (and as if such payments had been paid during such period);

with clauses (a) through (d) calculated in a manner consistent with GAAP and the definition of EBITDA and subject to, the limitations set forth in the definition of EBITDA, including adjustments for restructuring charges or reserves and non-recurring integration costs.

Pro Forma Specified Transaction: means any Investment (including any Acquisition), Asset Disposition (including, without limitation, any Permitted Colorado Property Sale-Leaseback), incurrence or repayment of Debt or Restricted Payment that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis”.

Pro Rata: with respect to:

(a)           any U.S. Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s U.S. Revolver Commitment by the aggregate outstanding U.S. Revolver Commitments; or (b) following termination of the U.S. Revolver Commitments, by dividing the amount of such Lender’s U.S. Revolver Loans and U.S. LC Obligations by the aggregate outstanding U.S. Revolver Loans and U.S. LC Obligations or, if all U.S. Revolver Loans and U.S. LC Obligations have been Paid in Full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ and branches’ remaining U.S. Obligations by the aggregate remaining U.S. Obligations.

(b)           any Canadian Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Canadian Revolver Commitment by the aggregate outstanding Canadian Revolver Commitments; or (b) following termination of the Canadian Revolver Commitments, by dividing the amount of such Lender’s Canadian Revolver Loans and Canadian LC Obligations by the aggregate outstanding Canadian Revolver Loans and Canadian LC Obligations or, if all Canadian Revolver Loans and Canadian LC Obligations have been Paid in Full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ and branches’ remaining Canadian Obligations by the aggregate remaining Canadian Obligations.

(c)           any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Revolver Commitment by the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, by dividing the amount of such Lender’s Revolver Loans and LC Obligations by the aggregate outstanding Revolver Loans and LC Obligations or, if all Revolver Loans and LC Obligations have been Paid in Full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ and branches’ remaining Obligations by the aggregate remaining Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment would not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether Real Estate, personal or mixed, or tangible or intangible.

Protective Advances: Canadian Protective Advances and/or U.S. Protective Advances, as the context requires.

Purchase Agreements: The Share Purchase Agreement and the Asset Purchase Agreement.

Purchase Money Debt : (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets or payments pursuant to a Capital Lease of fixed assets; (b) Debt (other than the Obligations) incurred within ten (10) days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC or PPSA or a hypothec or a vendor hypothec under the Civil Code of Québec.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

Qualified Equity Interests: Equity Interests not constituting Disqualified Equity Interests.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Real Estate Term Note: that certain Real Estate Term Note, dated September 18, 2014 between WJCO and Wells Fargo Bank, National Association, as in effect of the Initial Closing Date.

Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: the following conditions (a) for Refinancing Debt (other than with respect to the extending, renewing or refinancing of Debt arising under the Term Loan Facility): (i) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (ii) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (iii) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (iv) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (v) no additional Lien is granted to secure it; (vi) no additional Person is obligated on such Debt; and (vii) upon giving effect to it, no Default or Event of Default exists; or (b) for Refinancing Debt that is extending, renewing or refinancing Debt arising under the Term Loan Facility, such Debt is extended, renewed or refinanced in accordance with and to the extent permitted by the terms and provisions of the Intercreditor Agreement.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2(a)(ii), (iv), (vi) or (viii).

Reimbursement Date: as defined in Section 2.3(b)(i).

Related Agreements: the Existing Purchase Agreement, Purchase Agreements the Management Agreements and all agreements, instruments and documents executed or delivered in connection therewith.

Related Parties: the Sponsor or any of Holdings’ other equity holders as of the Initial Closing Date and, in each case, their Controlled Investment Affiliates.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to Agent and received by Agent for review at least 30 days prior to the effective date of the Mortgage: (a) a mortgagee title policy (or proforma therefor) covering Agent’s interest under the Mortgage, by an insurer acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a valid legal description and certified by a licensed surveyor acceptable to Agent; (d) flood hazard information requested by any Lender as needed for a life-of-loan flood hazard determination and, if the Real Estate is located in a special flood hazard zone, flood insurance documentation (including an acknowledged notice to borrower and real property and contents flood insurance acceptable to Agent) in accordance with the Flood Disaster Protection Act or otherwise satisfactory to each Lender; (e) a current appraisal of the Real Estate, prepared by an appraiser acceptable to Agent, and in form and substance satisfactory to Required Lenders; (f) an environmental assessment, prepared by environmental engineers acceptable to Agent, and such other reports, certificates, studies or data as Agent may require, all in form and substance satisfactory to Required Lenders; and (g) an Environmental Agreement and such other documents, instruments or agreements as Agent may require with respect to any environmental risks regarding the Real Estate.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any ABL Priority Collateral or could assert a Lien on any ABL Priority Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2(c).

Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

Reporting Trigger Period: the period (a) commencing on the day that (i) an Event of Default occurs, or (ii) Global Availability is at any time less than 15.0% of the Revolver Commitment for at least five (5) consecutive Business Days, or (iii) U.S. Availability is at any time less than $5,000,000; and (b) continuing until, during each of the preceding thirty (30) consecutive days, no Event of Default has existed, Global Availability has been greater than 15.0% of the Revolver Commitment and U.S. Availability has been greater than $5,000,000.

Requesting Borrower: with respect to any Letter of Credit, shall mean the Borrower requesting such Letter of Credit to be issued for the benefit of itself or any of its Affiliates.

Required Lenders: Canadian Required Lenders and U.S. Required Lenders.

Restricted Investment: any Investment by an Obligor or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Sections 10.2(a) and 10.2(g); (d) Permitted Acquisitions; (e) Investments consisting of bank deposits in the Ordinary Course of Business; (f) Investments consisting of contributions of capital or asset transfers to Borrowers or Guarantors, so long as no Change of Control occurs as a result thereof; (g) Investments by way of Revolver Loans permitted by Section 10.2(g); (h) Investments consisting of securities of account debtors received pursuant to a plan of reorganization of such account debtor or in connection with the settlement of such accounts; (i) Investments consisting of securities or instruments received pursuant to a disposition of assets permitted hereby; (j) the Existing Acquisition, Asset Acquisitions and, upon the satisfaction of the Share Acquisition Conditions, the Share Acquisition, (k) other Investments by an Obligor or Subsidiary (including Investments by a Obligor or Subsidiary in Foreign Subsidiaries) so long as (x) no Default or Event of Default exists at the time such Investment is made or results therefrom and (y) the aggregate amount of all such Investments made pursuant to this clause (k) does not exceed $3,000,000 at any one time outstanding and (l) additional Investments that are not Acquisitions so long as the Specified Transaction Conditions are satisfied in connection therewith.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: the Canadian Revolver Commitment and/or U.S. Revolver Commitment, as the context requires.

Revolver Loan: the Canadian Revolver Loan and/or U.S. Revolver Loan, as the context requires.

Revolver Termination Date: February 10, 2022; provided, however, that, if such date is not a Business Day, the Revolver Termination Date shall be the immediately preceding Business Day.

Revolver Usage: the sum of the Canadian Revolver Usage and U.S. Revolver Usage.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by an Obligor under a License.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor acceptable to Agent.

Sanction: any sanction administered or enforced by the U.S. Government (including OFAC), United Nations Security Council, European Union, the Government of Canada, Her Majesty’s Treasury or other sanctions authority.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by an Obligor or Affiliate of an Obligor to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates or branches; and (b) any other Lender or Affiliate or branch of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.

Secured Parties: Canadian Secured Parties and U.S. Secured Parties.

Security Documents: the Guaranties, Canadian Security Agreements, Pledge Agreement, Mortgages, IP Security Agreements, Deposit Account Control Agreements, Insurance Assignment and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report summarizing Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Share Acquisition: The acquisition by EWGS of substantially all of the Equity Interests of Eddi for a purchase price of $14,607,024 pursuant to and in accordance with the Share Purchase Agreement.

Share Acquisition Conditions: the satisfaction of each of the following by no later than November 15, 2017:

(i)            Agent shall have received a Borrowing Base Report as of October 31, 2017 showing that upon giving effect to the consummation of the Share Acquisition, the payment by Borrowers of all fees and expenses incurred in connection therewith and in connection with the Term Loan Facility and the other Transactions as well as any payables stretched beyond their customary payment practices, Global Availability is at least equal to 15% of the Revolver Commitment for each of the preceding 30 days and as of the date of the Asset Acquisition, based on the U.S. Accounts Formula Amount, the U.S. Inventory Formula Amount, the U.S. FILO Availability Amount, the Canadian Accounts Formula Amount and the Canadian Inventory Formula Amount without giving any effect to the limitation of the Revolver Commitments,

(ii)           the Share Acquisition shall be consummated substantially concurrently with the satisfaction of the conditions set forth, and shall be, consummated in accordance with the Share Purchase Agreement, without giving effect to any modifications, supplements, amendments or express waivers or consents thereto that are materially adverse to Lenders in their capacities as such without the consent of Agent,

(iii)            Immediately before and after giving effect to the Share Acquisition, the representations and warranties set forth herein and the other Loan Documents shall be true and correct in all respects on and as of the Closing Date,

(iv)             Immediately before and after giving effect to the Share Acquisition, the representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects (except for representations and warranties that are already qualified as to materiality, which representations and warranties shall be true and correct in all respects after giving effect to such materiality qualifier), and

(v)              No Default or Event of Default exists immediately before and after giving effect to the consummation of the Share Acquisition.

Share Purchase Agreement: The share purchase agreement, in the form of the drafted dated November 8, 2017 among EWGS, as purchaser, and More or Les Ventures Ltd., a corporation incorporated under the laws of the Province of British Columbia, as seller and Ed Les, an individual resident in the Province of British Columbia, as guarantor.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) as regards a U.S. Obligor, is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code and as regards a Canadian Obligor, in not an “insolvent person” within the meaning of the BIA; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Distributions: dividend and distribution payments made by the Obligors (other than Holdings) to Holdings, for further concurrent distribution to the members of Holdings (other than distributions or dividends permitted pursuant to clause (a) or (c) of the definition of Permitted Distributions), in each case subject to the satisfaction of the Specified Transaction Conditions.

Specified Transaction Conditions: with respect to any Specified Transaction, both before and after giving pro forma effect to any such Specified Transaction, either of the following is true: (a) (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) Global Availability is at least equal to 15.0% of the Revolver Commitment for each of the 30 days preceding and as of the date of such Specified Transaction and (iii) the Fixed Charge Coverage Ratio calculated both before and, on a Pro Forma Basis, after giving pro forma effect to such Specified Transaction is not less than 1.0 to 1.0, whether or not a Financial Covenant Trigger Period exists or (b) (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) Global Availability is at least equal to 20.0% of the Revolver Commitment for each of the 30 days preceding and as of the date of such Specified Transaction.

Specified Transactions: (a) Specified Distributions, (b) payments of Debt pursuant to and in accordance with Section 10.2(h)(ii)(B), (c) payments of Debt pursuant to and in accordance with Section 10.2(h)(iv)(C), (d) payments of Debt pursuant to and in accordance with Section 10.2(h)(v), (e) Investments made pursuant to and in accordance with clause (l) of the definition of Restricted Investments, and (f) Permitted Acquisitions.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).

Sponsor: Hawthorn Equity Partners and its Controlled Investment Affiliates.

Spot Rate: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency, which is used by spot rate in Agent’s principal foreign exchange trading office; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent's principal foreign exchange trading office for the first currency.

Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.

Subordinated Debt: (a) any Permitted Affiliate Sub Debt and (b) any other Debt incurred by an Obligor that (i) is unsecured, (ii) is fully and completely subordinated to the prior payment in full of the Obligations for the benefit of, and to, the Lenders pursuant to a subordination agreement, which shall, in each case, be in form and substance satisfactory to Agent in its Permitted Discretion, (iii) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal or mandatory redemption obligations prior to, August 11, 2022, (iv) provides for payments of interest solely in-kind (and not in cash) until not earlier than August 11, 2022, (v) does not contain any financial covenants, (vi) is not cross-defaulted (but may be cross-accelerated) to the Loan Documents, (vii) is subject to permanent standstill provisions, and (viii) is otherwise on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

Subsidiary: with respect to any Person, means any entity at least 50% of whose voting securities or Equity Interests is owned by such Person (including indirect ownership through other entities in which such Person directly or indirectly owns 50% of the voting securities or Equity Interests).

SunBlaster: as defined in the preamble to this Agreement.

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swingline Loan: a Canadian Swingline Loan and/or U.S. Swingline Loan, as the context requires.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Termination Event: (i) the voluntary full or partial wind up of a Canadian Pension Plan that is a registered pension plan by a Canadian Obligor; (ii) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer such a plan; or (iii) any other event or condition which could reasonably be expected to constitute grounds for the termination of, winding up of, partial termination or winding up of, or the appointment of a trustee to administer, any such plan.

Term Loan : the “Term Loan” made pursuant to and as defined in the Term Loan Facility or any equivalent term used to describe the term loans made thereunder and in connection therewith.

Term Loan Agent: means Brightwood Loan Services LLC, in its capacity as administrative agent under the Term Loan Facility, and its successors and assigns.

Term Loan Documents: has the meaning assigned to the term “Term Loan Documents” in the Intercreditor Agreement.

Term Loan Facility: (i) that certain Credit Agreement, dated as of the date hereof, as may be amended, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and of the Intercreditor Agreement, among the Obligors, the Term Loan Agent, the Term Loan Lenders, and (ii) any other credit agreement, debt facility, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Debt or other financial accommodation that has been incurred to increase, extend (subject to the limitations set forth herein and in the Intercreditor Agreement), replace or refinance in whole or in part the Debt and other obligations outstanding under (x) the credit agreement referred to in clause (i) or (y) any subsequent credit agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Facility hereunder, in any case, in accordance with the Intercreditor Agreement. Any reference to the Term Loan Facility hereunder shall be deemed a reference to any Term Loan Facility then in existence.

Term Loan Lenders: has the meaning assigned to the term “Term Loan Lenders” in the Intercreditor Agreement.

Term Loan Obligations: shall mean the “Obligations” as such term is defined in the Term Loan Facility or any equivalent term used to describe the obligations arising thereunder and in connection therewith.

Term Loan Priority Collateral: has the meaning assigned to such term in the Intercreditor Agreement.

Transactions: collectively, (a) the execution, delivery and performance by each Obligor of the Loan Documents to which such Obligor is a party and the borrowing of the initial Revolver Loans hereunder and the use of proceeds thereof in accordance with the terms hereof, (b) the payment of fees and expenses related to the foregoing, and (c) the execution and delivery of the Assumption Agreement and the consummation of the transactions contemplated thereby, including the assumption by Eddi of the obligations of the EWGS hereunder.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

ULC: any unlimited company, unlimited liability company or unlimited liability corporation or any similar entity existing under the laws of any province or territory of Canada and any successor to any such entity.

Unfinanced Capital Expenditures: all Capital Expenditures except those financed with Borrowed Money other than Revolver Loans.

Unused Line Fee Rate: a per annum rate equal to 0.375%.

U.S. Accounts Formula Amount: 85% of the Value of Eligible Accounts of U.S. Borrowers.

U.S. Availability: the U.S. Borrowing Base minus U.S. Revolver Usage.

U.S. Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve with respect to U.S. Borrowers; (b) the Rent and Charges Reserve related to the locations of U.S. Borrowers; (c) the U.S. Bank Product Reserve; (d) all accrued Royalties, then due and payable by a U.S. Obligor; (e) the aggregate amount of liabilities secured by Liens upon the ABL Priority Collateral of U.S. Borrowers that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) the Dilution Reserve applicable to the Accounts of U.S. Borrowers; and (g) such additional reserves, in such amounts and with respect to such matters related to U.S. Obligors, as Agent in its Permitted Discretion may elect to impose from time to time.

U.S. Bank Product: any of the following products, services, or facilities extended to any U.S. Obligor or Affiliate of a U.S. Obligor (other than a Canadian Obligor) by a U.S. Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services, other than Letters of Credit.

U.S. Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion in respect of a Secured Bank Product Obligations of U.S. Obligors.

U.S. Base Rate: for any day, a per annum rate equal to the greatest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as of such day, plus 1.0%.

U.S. Base Rate Revolver Loan: a U.S. Revolver Loan that bears interest based on the U.S. Base Rate.

U.S. Borrowers: as defined in the preamble to this Agreement, and any other U.S. Obligor that becomes a U.S. Borrower pursuant to Section 10.1(i)(x).

U.S. Borrowing Base: on any date of determination, an amount equal to the lesser of (a) (i) the aggregate U.S. Revolver Commitments, minus (ii) Canadian Revolver Usage, minus (iii) the U.S. Availability Reserve; or (b) the sum of (i) the U.S. Accounts Formula Amount, plus (ii) the U.S. Inventory Formula Amount, plus (iii) the U.S. FILO Availability Amount, minus (iv) Canadian Revolver Usage; minus (v) the U.S. Availability Reserve.

U .S. Borrowing Base Report: a report of the U.S. Borrowing Base by U.S. Borrowers, in form and substance reasonably satisfactory to Agent.

U.S. Collateral: all Property of any U.S. Borrower described in Section 7.1, all Property of any U.S. Borrower described in any Security Documents as security for any U.S. Obligations, and all other Property of any U.S. Borrower that now or hereafter secures (or is intended to secure) any U.S. Obligations or guaranty thereof.

U.S. FILO Accounts Percentage: 5%; provided, however, that commencing on December 12, 2018 and continuing on the first day of each successive month thereafter until such percentage is reduced to 0%, such percentage shall be reduced by 0.2778%

U .S. FILO Availability Amount: on any date of determination, an amount equal to the lesser of (a) the sum of: (i) the U.S. FILO Accounts Percentage of the Value of Eligible Accounts of U.S. Borrowers, plus (ii) the lesser of (x) the U.S. FILO Inventory Percentage of the Value of Eligible Inventory of U.S. Borrowers or (y) the U.S. FILO Inventory Percentage of the NOLV Percentage of the Value of Eligible Inventory of U.S. Borrowers, and (b) $5,000,000.

U.S. FILO Inventory Percentage: 10%; provided, however, that commencing on December 12, 2018 and continuing on the first day of each successive month thereafter until such percentage is reduced to 0%, such percentage shall be reduced by 0.5556%.

U.S. FILO Loans: as such term is defined in Section 2.1(a).

U.S. Guarantor: Holdings, and each other Person that guarantees payment or performance of U.S. Obligations pursuant to a Guaranty.

U. S. Inventory Formula Amount: the lesser of (i) up to 70% of the Value of Eligible Inventory of U.S. Borrowers or (ii) 85% of the NOLV Percentage of the Value of Eligible Inventory of U.S. Borrowers.

U.S. LC Obligations: the sum of (a) all amounts owing by U.S. Borrowers for drawings under Letters of Credit issued at the request of U.S. Borrowers; and (b) the Stated Amount of all outstanding Letters of Credit issued at the request of U.S. Borrowers.

U.S. Lender: Bank of America and any other Person having U.S. Revolver Commitments from time to time or at any time.

U.S. LIBOR Loan: each set of U.S. LIBOR Revolver Loans having a common length and commencement of Interest Period.

U.S. LIBOR Revolver Loan: a U.S. Revolver Loan that bears interest based on LIBOR.

U.S. Obligations: on any date, the portion of the Obligations outstanding that are owing by U.S. Borrowers.

U.S. Obligor: U.S. Borrowers and any Guarantor organized or formed under the laws of the U.S. or any state or territory thereof.

U.S. Overadvance: as defined in Section 2.1(e).

U.S. Overadvance Loan: a U.S. Base Rate Revolver Loan made when a U.S. Overadvance exists or is caused by the funding thereof.

U.S. Protective Advances: as defined in Section 2.1(f).

U.S . Required Lenders: two or more unaffiliated U.S. Secured Parties holding more than 50% of (a) the aggregate outstanding U.S. Revolver Commitments; or (b) following termination of the U.S. Revolver Commitments, the aggregate outstanding U.S. Revolver Loans and U.S. LC Obligations or, if all U.S. Revolver Loans and U.S. LC Obligations have been Paid in Full, the aggregate remaining U.S. Obligations; provided, however, that U.S. Revolver Commitments, U.S. Revolver Loans and other U.S. Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a U.S. Revolver Loan or U.S. LC Obligation by the U.S. Secured Party that funded the applicable U.S. Revolver Loan or issued the applicable Letter of Credit issued at the request of a U.S. Borrower.

U.S. Revolver Commitment: for any US. Lender, its obligation to make U.S. Revolver Loans and to participate in U.S. LC Obligations up to the maximum principal Dollar amount in the applicable Available Currency equal to the amount shown on Schedule 1.1, as hereafter modified pursuant to an Assignment to which it is a party.

U.S. Revolver Commitments: means the aggregate amount of U.S. Revolver Commitments of all U.S. Lenders.

U.S. Revolver Loan: a loan made pursuant to Section 2.1(a)(ii) (including, without limitation, any U.S. FILO Loan), which Loan shall be denominated in Dollars and shall be either a U.S. Base Rate Loan or a U.S. LIBOR Loan, in each case as selected by U.S. Borrowers or the Borrower Agent, and any U.S. Swingline Loan, U.S. Overadvance Loan or U.S. Protective Advance.

U .S. Revolver Usage: the amount of (a) the aggregate amount of outstanding U.S. Revolver Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit issued at the request of U.S. Borrowers, except to the extent Cash Collateralized by U.S. Borrowers.

U.S. Secured Parties: Agent, Issuing Bank, U.S. Lenders and Secured Bank Product Providers.

U.S. Swingline Loan: any Borrowing by of U.S Base Rate Revolver Loans funded with Agent's funds, until such Borrowing is settled among U.S. Lenders or repaid by U.S. Borrowers.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.10(b)(ii)(C).

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

WJCO: as defined in the preamble to this Agreement.

Write-Down and Conversion Powers: the write- down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP (including any Accounting Changes (as defined below) if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Required Lenders to take into account the effects of the change. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

1.3.            Uniform Commercial Code; PPSA. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York or, if applicable, the PPSA, from time to time: “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Document” (in the PPSA, a “document of title”), “Equipment,” “General Intangibles” (in the PPSA, “intangibles”) “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4.            Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any Section mean, unless the context otherwise requires, a Section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3(a); (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person; or (h) except as otherwise set forth herein, in the determination of any date required for performance or deliveries, if such date is calculated to be a date other than a Business Day, such delivery or performance shall be due on the next succeeding Business Day. All references to Value, Borrowing Base components, Revolver Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter. With respect to the delivery of any projection or other forecasts, Agent, Issuing Bank and Lenders hereby acknowledge that (i) such information is forward looking and uncertain in nature, (ii) no assurances or representations or warranties may be made or given that such projections or forecasts will be achieved, and (iii) actual results might vary and any such variance might be material. For purposes of any Collateral located in the Province of Québec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, and (xi) “gross negligence or willful misconduct” shall be deemed to include “gross or intentional fault”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

1.5.         Currency Equivalents.

(a)      Calculations. All references in the Loan Documents to Revolver Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate. Borrowers shall report Value and other Borrowing Base components to Agent in the currency invoiced by Borrowers (for Accounts) or shown in Borrowers’ financial records (for all other assets), and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if an Obligation is funded or expressly denominated in a currency other than Dollars, Borrowers shall repay such Obligation in such other currency.

(b)      Judgments. If, in connection with obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency ”) other than the Agreement Currency, a Borrower shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by Agent of payment in the Judgment Currency, Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and Lenders against such loss. If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to such Borrower (or to the Person legally entitled thereto).

SECTION 2. CREDIT FACILITIES

2.1.	Revolver Commitment.

(a)	Revolver Loans.

(i)            Canadian Revolver Loans. Each Canadian Lender agrees, severally on a Pro Rata basis up to its Canadian Revolver Commitment, on the terms set forth herein, to make Canadian Revolver Loans to Canadian Borrowers from time to time through the Commitment Termination Date. The Canadian Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Canadian Lenders have any obligation to honor a request for a Canadian Revolver Loan if Canadian Revolver Usage at such time plus the requested Canadian Revolver Loan would exceed the Canadian Borrowing Base or if the Revolver Usage at such time plus the requested Revolver Loan would exceed the Borrowing Base.

(ii)            U.S. Revolver Loans. Each U.S. Lender agrees, severally on a Pro Rata basis up to its U.S. Revolver Commitment, on the terms set forth herein, to make U.S. Revolver Loans to U.S. Borrowers from time to time through the Commitment Termination Date. The U.S. Revolver Loans may be repaid and reborrowed as provided herein. In no event shall U.S. Lenders have any obligation to honor a request for a U.S. Revolver Loan if U.S. Revolver Usage at such time plus the requested U.S. Revolver Loan would exceed the U.S. Borrowing Base or if the Revolver Usage at such time plus the requested Revolver Loan would exceed the Borrowing Base. Notwithstanding anything to the contrary contained herein and so long as the U.S. FILO Availability Amount is in effect, it is understood and agreed that all U.S. Revolver Loans shall be deemed to be made first based on the U.S. FILO Availability Amount (to the extent any such amount is available) prior to any other component of the U.S. Borrowing Base (such U.S. Revolver Loans made based on the U.S. FILO Availability Amount being referred to herein as, “U.S. FILO Loans”).

(b)           Notes. Revolver Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Revolver Loans.

(c)          Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (i) to pay fees and transaction expenses associated with the closing of this credit facility, the Term Loan and the Closing Date Acquisitions and with the foregoing; (ii) to pay Obligations in accordance with this Agreement; and (iii) for lawful corporate purposes of Borrowers, including working capital, Permitted Acquisitions and Capital Expenditures. Borrowers shall not, directly or indirectly, use any Letter of Credit or Revolver Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Revolver Loan proceeds to any Subsidiary, joint venture partner or other Person, (x) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Revolver Loan, is the subject of any Sanction; (y) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in a transaction); or (z) for any purpose that would breach the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada) or similar Applicable Law in any jurisdiction.

(d)	Voluntary Reduction or Termination of Revolver Commitments.

(i)            The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 10 days prior written notice to Agent, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.

(ii)            Borrowers may permanently reduce the Canadian Revolver Commitments or U.S. Revolver Commitments, on a ratable basis for all applicable Lenders, upon at least 90 days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.

(e)	Overadvances.

(i)            Canadian Overadvances. If Canadian Revolver Usage exceeds the Canadian Borrowing Base (“Canadian Overadvance”) at any time, the excess shall be payable by Canadian Borrowers on demand by Agent and shall constitute a Canadian Obligation secured by the Canadian Collateral, entitled to all benefits of the Loan Documents. Agent may require Canadian Lenders to fund Canadian Prime Rate Revolver Loans that cause or constitute a Canadian Overadvance and to forbear from requiring Canadian Borrowers to cure a Canadian Overadvance, as long as the total Canadian Overadvance does not exceed ten (10)% of the Canadian Borrowing Base and does not continue for more than 30 consecutive days without the consent of Canadian Required Lenders. In no event shall Canadian Overadvance Loans be required that would cause Canadian Revolver Usage to exceed the aggregate Canadian Revolver Commitments or Revolver Usage to exceed the aggregate Revolver Commitments. Any funding of a Canadian Overadvance Loan or sufferance of a Canadian Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

(ii)           U.S. Overadvances. If U.S. Revolver Usage exceeds the U.S. Borrowing Base (“U.S. Overadvance”) at any time, the excess shall be payable by U.S. Borrowers on demand by Agent and shall constitute a U.S. Obligation secured by the U.S. Collateral, entitled to all benefits of the Loan Documents. Agent may require U.S. Lenders to fund U.S. Base Rate Revolver Loans that cause or constitute a U.S. Overadvance and to forbear from requiring U.S. Borrowers to cure a U.S. Overadvance, as long as the total U.S. Overadvance does not exceed ten (10)% of the U.S. Borrowing Base and does not continue for more than 30 consecutive days without the consent of U.S. Required Lenders. In no event shall U.S. Overadvance Loans be required that would cause U.S. Revolver Usage to exceed the aggregate U.S. Revolver Commitments or Revolver Usage to exceed the aggregate Revolver Commitments. Any funding of a U.S. Overadvance Loan or sufferance of a U.S. Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

(f)	Protective Advances.

(i)            Canadian Protective Advances. Agent (including acting through its Canada branch) shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make Canadian Prime Rate Revolver Loans or Canadian Base Rate Revolver Loans (“Canadian Protective Advances”) (A) up to an aggregate amount of ten (10)% of the Canadian Borrowing Base outstanding at any time, if Agent deems such Canadian Revolver Loans necessary or desirable to preserve or protect Canadian Collateral, or to enhance the collectability or repayment of Canadian Obligations, as long as such Canadian Revolver Loans do not cause Canadian Revolver Usage to exceed the aggregate Canadian Revolver Commitments or the Revolver Usage to exceed the aggregate Revolver Commitments; or (B) to pay any other amounts chargeable to Canadian Obligors under any Loan Documents, including interest, costs, fees and expenses. Canadian Lenders shall participate on a Pro Rata basis in Canadian Protective Advances outstanding from time to time. Canadian Required Lenders may at any time revoke Agent’s authority to make further Canadian Protective Advances under clause (A) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Canadian Protective Advance is appropriate shall be conclusive.

(ii)           U.S. Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make U.S. Base Rate Revolver Loans (“U.S. Protective Advances”) (A) up to an aggregate amount of ten (10)% of the U.S. Borrowing Base outstanding at any time, if Agent deems such U.S. Revolver Loans necessary or desirable to preserve or protect U.S. Collateral, or to enhance the collectability or repayment of U.S. Obligations, as long as such U.S. Revolver Loans do not cause U.S. Revolver Usage to exceed the aggregate U.S. Revolver Commitments or the Revolver Usage to exceed the aggregate Revolver Commitments; or (B) to pay any other amounts chargeable to U.S. Obligors under any Loan Documents, including interest, costs, fees and expenses. U.S. Lenders shall participate on a Pro Rata basis in U.S. Protective Advances outstanding from time to time. U.S. Required Lenders may at any time revoke Agent’s authority to make further U.S. Protective Advances under clause (A) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a U.S. Protective Advance is appropriate shall be conclusive.

2.2.	Reserved.

2.3.	Letter of Credit Facility.

(a)          Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time until thirty (30) Days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(i)            Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (A) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (B) each LC Condition is satisfied; and (C) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Canadian Required Lenders (if Requesting Borrower is a Canadian Borrower) or U.S. Required Lenders (if Requesting Borrower is a U.S. Borrower) that an LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(ii)           Letters of Credit may be requested by any U.S. Borrower to support obligations of such U.S. Borrower incurred in the Ordinary Course of Business, or as otherwise approved by Agent. Letters of Credit may be requested by any Canadian Borrower to support obligations of such Canadian Borrower incurred in the Ordinary Course of Business, or as otherwise approved by Agent. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Issuing Bank may require a new LC Application in its discretion.

(iii)          Each Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary with respect to the Letters of Credit issued at the request of such Borrower. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. Borrowers shall take all commercially reasonable action to avoid and mitigate any damages relating to any Letter of Credit or claimed against Issuing Bank, Agent or any Lender, including through enforcement of any available rights against a beneficiary. Issuing Bank shall be fully subrogated to the rights and remedies of any beneficiary whose claims against Borrowers are discharged with proceeds of a Letter of Credit. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative.

(iv)         In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(v)          All Existing Letters of Credit which were issued and are outstanding under the Original Loan Agreement shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b)	Reimbursement; Participations.

(i)            If Issuing Bank honors any request for payment under a Letter of Credit, Requesting Borrower shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Floating Rate Loans related to the currency denominating such Letter of Credit from the Reimbursement Date until payment by or on behalf of such Requesting Borrower. The obligation of U.S. Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit requested by a U.S. Borrower shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Requesting Borrower may have at any time against the beneficiary. The obligation of Canadian Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit requested by a Canadian Borrower shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Requesting Borrower may have at any time against the beneficiary. Whether or not a Notice of Borrowing has been submitted on behalf of a Requesting Borrower, such Requesting Borrower shall be deemed to have requested a Borrowing of Floating Rate Loans related to the currency denominating such Letter of Credit in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Revolver Commitments have terminated, a Canadian Overadvance, a U.S. Overadvance or an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(ii)           Each Lender providing a Revolver Commitment to the Requesting Borrower hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations of the Requesting Borrower relating to such Letter of Credit. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Requesting Borrower does not make a payment to Issuing Bank when due hereunder, Agent shall promptly notify the Lenders providing a Revolver Commitment to such Requesting Borrower and each such Lender shall within one Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession at such time.

(iii)          The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not a Requesting Borrower’s protection) or that does not materially prejudice a Requesting Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to any Letter of Credit, Collateral, LC Document or Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(iv)         No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Lenders.

(c)          Cash Collateral. Subject to Section 2.1(e), if at any time (i) an Event of Default exists, (ii) the Commitment Termination Date has occurred, or (iii) the Revolver Termination Date is scheduled to occur within 20 Business Days, then U.S. Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize all outstanding Letters of Credit issued at the request of a U.S. Borrower and Canadian Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize all outstanding Letters of Credit issued at the request of a Canadian Borrower. U.S. Borrowers and Canadian Borrowers (as applicable) shall, at Issuing Bank’s or Agent’s request at any time, Cash Collateralize the Fronting Exposure of any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Floating Rate Loans, the amount of Cash Collateral required (whether or not the Revolver Commitments have terminated, a Canadian Overadvance exists, a U.S. Overadvance exists or an Overadvance exists or the conditions in Section 6 are satisfied).

(d)          Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers, and any resignation of Agent hereunder shall automatically constitute its concurrent resignation as Issuing Bank. From the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall otherwise continue to have all rights and obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrowers.

SECTION 3. INTEREST, FEES AND CHARGES

3.1.	Interest.

(a)	Rates and Payment of Interest.

(i)            The Obligations shall bear interest (A) if a U.S. Base Rate Revolver Loan, at the U.S. Base Rate in effect from time to time, plus the Applicable Margin; (B) if a U.S. LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; (C) if a Canadian Prime Rate Revolver Loan, at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin; (D) if a Canadian Base Rate Revolver Loan, at the Canadian Base Rate in effect from time to time, plus the Applicable Margin; (E) if a Canadian LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin (F) if a Canadian BA Rate Revolver Loan, at CDOR for the applicable Interest Period, plus the Applicable Margin; (E) if any other U.S. Obligation (including, to the extent permitted by law, interest not paid when due), at the U.S. Base Rate in effect from time to time, plus the Applicable Margin; and (F) if any other Canadian Obligation (including, to the extent permitted by law, interest not paid when due), at the Canadian Prime Rate (if such Obligation is denominated in Canadian Dollars) in effect from time to time, plus the Applicable Margin and at the Canadian Base Rate (if such Obligation is denominated in Dollars) in effect from time to time, plus the Applicable Margin.

(ii)           During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect following Agent’s notice to Borrower Agent of such election and continuing until the applicable Event of Default is waived or cured, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(iii)          Interest shall accrue from the date a Revolver Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers, and shall in no event be less than zero at any time. Interest accrued on the Revolver Loans shall be due and payable in arrears, (A) on the first day of each calendar month; (B) on any date of prepayment, with respect to the principal amount of Revolver Loans being prepaid; and (C) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

(b)	Application of LIBOR and CDOR to Outstanding Revolver Loans.

(i)            Canadian Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Canadian Prime Rate Revolver Loans or Canadian Base Rate Revolver Loans to, or to continue any Canadian BA Rate Loan or Canadian LIBOR Loan at the end of its Interest Period as, a Canadian BA Rate Loan or Canadian LIBOR Loan, as applicable. During any Default or Event of Default, Agent may (and shall at the direction of Canadian Required Lenders) declare that no Revolver Loan may be made, converted or continued as a Canadian BA Rate Loan or Canadian LIBOR Loan.

(ii)           To convert or continue Revolver Loans as Canadian BA Rate Loans or Canadian LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Canadian Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Revolver Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period for any Canadian BA Rate Loan or Canadian LIBOR Loans, Canadian Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Canadian Revolver Loan into a Canadian Prime Rate Revolver Loan if such Revolver Loan is denominated in Canadian Dollars and into a Canadian Base Rate Revolver Loan if such Revolver Loan is denominated in Dollars. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of CDOR or LIBOR.

(iii)          U.S. Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the U.S. Base Rate Revolver Loans to, or to continue any U.S. LIBOR Loan at the end of its Interest Period as, a U.S. LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of U.S. Required Lenders) declare that no Revolver Loan may be made, converted or continued as a U.S. LIBOR Loan.

(iv)         To convert or continue Revolver Loans as U.S. LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each U.S. Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Revolver Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period for any U.S. LIBOR Loan, U.S. Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such U.S. Revolver Loan into a U.S. Base Rate Revolver Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.

(c)           Interest Periods. In connection with the making, conversion or continuation of any Interest Period Loans, applicable Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, or 90 days (if available from all Lenders); provided, however, that:

(i)            the Interest Period shall begin on the date the Revolver Loan is made or continued as, or converted into, an Interest Period Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(ii)           if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(iii)	no Interest Period shall extend beyond the Revolver Termination Date.

(d)          Interest Rate Not Ascertainable. If, due to any circumstance affecting the applicable London or Canadian interbank market, Agent determines that adequate and fair means do not exist for ascertaining LIBOR or CDOR on any applicable date or that any Interest Period is not available on the basis provided herein, then Agent shall immediately notify the applicable Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make affected Revolver Loans shall be suspended and no further Revolver Loans may be converted into or continued as such U.S. LIBOR Loans, Canadian LIBOR Loans or Canadian BA Rate Revolver Loans, as applicable.

3.2.	Fees.

(a)	Unused Line Fee.

(i)            U.S. Borrowers shall pay to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the U.S. Revolver Commitments exceed the average daily U.S. Revolver Usage during any calendar month. Such fee shall be payable in arrears, on the first day of each calendar month and on the Commitment Termination Date.

(b)	LC Facility Fees.

(i)            With respect to Letters of Credit issued at the request of a Requesting Borrower which is a Canadian Borrower, Canadian Borrowers shall pay (A) to Agent, for the Pro Rata benefit of Canadian Lenders, a fee equal to the Applicable Margin in effect for Canadian BA Rate Revolver Loans times the average daily Stated Amount of Letters of Credit issued at the request of a Canadian Borrower, which fee shall be payable monthly in arrears, on the first day of each calendar month; (B) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit issued at the request of a Canadian Borrower, which fee shall be payable monthly in arrears, on the first day of each calendar month; and (C) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit issued at the request of a Canadian Borrower, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (A) shall be increased by 2% per annum.

(ii)           With respect to Letters of Credit issued at the request of a Requesting Borrower which is a U.S. Borrower, U.S. Borrowers shall pay (A) to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the Applicable Margin in effect for U.S. LIBOR Rate Revolver Loans times the average daily Stated Amount of Letters of Credit issued at the request of a U.S. Borrower, which fee shall be payable monthly in arrears, on the first day of each calendar month; (B) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit issued at the request of a U.S. Borrower, which fee shall be payable monthly in arrears, on the first day of each calendar month; and (C) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit issued at the request of a U.S. Borrower, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (A) shall be increased by 2% per annum.

(c)          Fee Letter. Borrowers shall pay all fees set forth in the Fee Letter and any other fee letter executed in connection with this Agreement.

3.3.        Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 365 days for Canadian Revolver Loans (other than Canadian LIBOR Loans) and 360 days for all other Obligations. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Obligors under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Obligors shall pay such amounts to the appropriate party within 10 days following receipt of the certificate. For the purpose of complying with the Interest Act (Canada), it is expressly stated that where interest is calculated pursuant hereto at a rate based upon a period of time different from the actual number of days in the year (for the purposes of this Section, the “first rate”), the yearly rate or percentage of interest to which the first rate is equivalent is the first rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the shorter period, and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.

3.4.            Reimbursement Obligations. Obligors shall pay all Extraordinary Expenses promptly upon request. Obligors shall also reimburse Agent for all reasonable legal, accounting, appraisal, consulting, and other fees and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1(a)(i), any examination, inspection, audit, or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Obligors by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Obligors acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Obligors shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Obligors under this Section shall be due on demand.

3.5.            Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to perform any of its obligations hereunder, to make, maintain, fund or charge applicable interest or fees with respect to any Revolver Loan or Letter of Credit, or to determine or charge interest based on LIBOR or CDOR, or any Governmental Authority has imposed, as regards CDOR, material restrictions on the Canadian market for bankers’ acceptances or, as regards LIBOR, on the authority of such Lender to purchase or sell, or to take deposits of, the applicable Available Currency in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to perform such obligations, to make, maintain or fund the Revolver Loan or participate in the Letter of Credit (or to charge interest or fees with respect thereto), or to continue or convert Revolver Loans as Interest Period Loans, shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay the applicable Revolver Loan, Cash Collateralize the applicable LC Obligations or, if applicable, convert Interest Rate Loan(s) of such Lender to Floating Rate Loan(s), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the Interest Period Loan to such day, or immediately, if such Lender may not lawfully continue to maintain the Interest Period Loan. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6.        Inability to Determine Rates. Agent will promptly notify Borrower Agent and the applicable Lenders if, in connection with any Revolver Loan or request for a Revolver Loan, (a) Agent determines that (i) deposits in the applicable Available Currency are not being offered to banks in the London interbank Eurodollar market or bankers’ acceptances are not being offered in the Canadian market for bankers’ acceptances for the applicable Revolver Loan amount or Interest Period, or (ii) adequate and reasonable means do not exist for determining LIBOR or CDOR, as applicable, for the Interest Period; or (b) Agent or Canadian Required Lenders or U.S. Required Lenders, as applicable, determine for any reason that LIBOR or CDOR for the Interest Period does not adequately and fairly reflect the cost to the applicable Lenders of funding the Revolver Loan. Thereafter, the applicable Lenders’ obligations to make or maintain affected Interest Period Loans and utilization of the LIBOR or CDOR component (if affected) in determining Canadian Prime Rate or U.S. Base Rate, as applicable, shall be suspended until Agent (upon instruction by Canadian Required Lenders or U.S. Required Lenders, as applicable) withdraws the notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for an Interest Period Loan or, failing that, will be deemed to have requested a Canadian Prime Rate Revolver Loan or U.S. Base Rate Revolver Loan, as applicable.

3.7.	Increased Costs; Capital Adequacy.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR or CDOR) or Issuing Bank;

(ii)           subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Revolver Loan, Letter of Credit, Revolver Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense affecting any Revolver Loan, Letter of Credit, participation in LC Obligations, Revolver Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Revolver Loan or Revolver Commitment, or converting to or continuing any interest option for a Revolver Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

(b)          Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting such Lender or Issuing Bank or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Revolver Commitments, Revolver Loans, Letters of Credit or participations in LC Obligations or Revolver Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.

(c)          Interest Period Loan Reserves. If any Canadian Lender or U.S. Lender, as applicable, is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits or bankers’ acceptances, Canadian Borrowers or U.S. Borrowers, as applicable, shall pay additional interest to such applicable Lender on each Interest Period Loan equal to the costs of such reserves allocated to the Revolver Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Revolver Loan; provided, however, that if the applicable Lender notifies Borrower Agent (with a copy to Agent) of the additional interest less than ten (10) days prior to the interest payment date, then such interest shall be payable ten (10) days after Borrower Agent’s receipt of the notice.

(d)          Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Obligors shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than nine (9) calendar months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.8.        Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Obligors are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Obligors shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9.        Funding Losses . If for any reason (a) any Borrowing, conversion or continuation of an Interest Period Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of an Interest Period Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay an Interest Period Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign an Interest Period Loan prior to the end of its Interest Period pursuant to Section 13.4 , then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding. For purposes of calculating amounts payable under this Section, a Lender shall be deemed to have funded an Interest Period Loan by a matching deposit or other borrowing in the London or Canadian interbank market, as applicable, for a comparable amount and period, whether or not the Revolver Loan was in fact so funded.

3.10.      Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. Without limiting the generality of this Section 3.10, if any provision of any of the Loan Documents would obligate Canadian Borrowers or any other Obligor to make any payment of interest with respect to the Canadian Obligations or in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in the receipt of interest with respect to the Canadian Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the applicable recipient which would constitute interest with respect to the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that Section of the Criminal Code (Canada), then Canadian Borrowers shall be entitled, by notice in writing to Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to Canadian Borrowers. Any amount or rate of interest with respect to the Canadian Obligations referred to in this Section 3.10 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolver Loans to Canadian Borrowers remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of "interest" (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Closing Date to the date of Full Payment of the Canadian Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

SECTION 4. LOAN ADMINISTRATION

4.1.	Manner of Borrowing and Funding Revolver Loans.

(a)	Notice of Borrowing.

(i)            To request Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing by 11:00 a.m. (in the Applicable Time Zone) (i) on the requested funding date, in the case of Floating Rate Loans, and (ii) at least two Business Days prior to the requested funding date, in the case of Interest Period Loans. Notices received by Agent after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the Borrowing amount, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Floating Rate Loan (and whether such request is for a Canadian Base Rate Revolver Loan or Canadian Prime Rate Revolver Loan if it is a request for a Canadian Revolver Loan) or Interest Period Loan, and (D) in the case of an Interest Period Loan (and whether such request is for a Canadian BA Rate Loan or Canadian LIBOR Loan if it is a request for a Canadian Revolver Loan), the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(ii)           Unless payment is otherwise made by the applicable Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Floating Rate Loan (with respect to Canadian Obligations, a Canadian Base Rate Revolver Loan if such Obligation is denominated in Dollars and a Canadian Prime Rate Revolver Loan if such Obligation is denominated in Canadian Dollars) by the applicable Borrower on the due date in the amount due and the Revolver Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of the applicable Borrower maintained with Agent or any of its Affiliates or branches.

(iii)          If a Borrower maintains a disbursement account with Agent or any of its Affiliates or branches, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Floating Rate Loan (with respect to Payment Items of a Canadian Obligor, a Canadian Base Rate Revolver Loan if such Payment Item is denominated in Dollars and a Canadian Prime Rate Revolver Loan if such Payment Item is denominated in Canadian Dollars) by such Borrower on the presentation date, in the amount of the Payment Item. Proceeds of the Revolver Loan may be disbursed directly to the account.

(b)          Fundings by Lenders. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Canadian Lenders or U.S. Lenders, as applicable, of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. (in the Applicable Time Zone) on the proposed funding date for a Floating Rate Loan or by 3:00 p.m. (in the Applicable Time Zone) at least two Business Days before a proposed funding of an Interest Period Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. (in the Applicable Time Zone) on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. (in the Applicable Time Zone) on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds to the applicable Borrowers in a manner directed by Borrower Agent and acceptable to Agent. Unless Agent receives (in sufficient time to act) written notice from a Lender that it will not fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to the applicable Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.(c)(iii) is not received by Agent, then Borrowers requesting such Borrowing agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. A Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

(c)	Swingline Loans; Settlement.

(i)            To fulfill any request for a Canadian Prime Rate Revolver Loan or Canadian Base Rate Revolver Loan hereunder, Agent may in its discretion advance Canadian Swingline Loans to Canadian Borrowers, up to an aggregate outstanding amount of $4,500,000. Canadian Swingline Loans shall constitute Canadian Revolver Loans for all purposes, except that payments thereon shall be made to Agent for its own account until Canadian Lenders have funded their participations therein as provided below.

(ii)           To fulfill any request for a U.S. Base Rate Revolver Loan hereunder, Agent may in its discretion advance U.S. Swingline Loans to U.S. Borrowers, up to an aggregate outstanding amount of $6,000,000. U.S. Swingline Loans shall constitute U.S. Revolver Loans for all purposes, except that payments thereon shall be made to Agent for its own account until U.S. Lenders have funded their participations therein as provided below.

(iii)          Settlement of Revolver Loans, including Swingline Loans, among applicable Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to the applicable Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrowers or anything herein to the contrary. Each Canadian Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Canadian Swingline Loans outstanding from time to time until settled. Each U.S. Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all U.S. Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among the applicable Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each applicable Lender shall pay the amount of its participation in the Revolver Loan to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the applicable Revolver Commitments have terminated, a Canadian Overadvance exists, a U.S. Overadvance exists or an Overadvance exists or the conditions in Section 6 are satisfied.

(d)       Notices. Borrowers may request, convert or continue Revolver Loans, select interest rates and transfer funds based on e -mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2.        Defaulting Lender. Notwithstanding anything herein to the contrary:

(a)        Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to applicable Revolver Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Revolver Commitments and Revolver Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1(a)(iii).

(b)        Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Revolver Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2(a). If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2(b) shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

(c)        Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon applicable Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Revolver Commitments and Revolver Loans, and the applicable Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among the applicable Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including its payment of breakage costs for reallocated Interest Period Loans) in accordance with the readjusted applicable Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, or as expressly provided herein with respect to Bail- In Actions and related matters, no reallocation of Revolver Commitments and Revolver Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Revolver Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3.        Number and Amount of Fixed Rate Loans; Determination of Rate.

(a)        Each Borrowing of U.S. LIBOR Loans and Canadian LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $100,000 in excess thereof. No more than 6 Borrowings of U.S. LIBOR Loans and Canadian LIBOR Loans may be outstanding at any time, and all U.S. LIBOR Loans and Canadian LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining U.S. LIBOR for any Interest Period requested by U.S. Borrowers or Canadian Borrowers, Agent shall promptly notify Borrower Agent thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

(b)        Each Borrowing of Canadian BA Rate Loans when made shall be in a minimum amount of Cdn$1,000,000, plus an increment of Cdn$100,000 in excess thereof. No more than 6 Borrowings of Canadian BA Rate Loans may be outstanding at any time, and all Canadian BA Rate Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining CDOR for any Interest Period requested by Canadian Borrowers, Agent shall promptly notify Borrower Agent thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4.        Borrower Agent. Each Borrower hereby designates Hydrofarm (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Revolver Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Borrower.

4.5.        One Obligation.

(a)        The U.S. Revolver Loans, U.S. LC Obligations and other U.S. Obligations constitute one general obligation of U.S. Borrowers and are secured by Agent’s Liens on all U.S. Collateral; provided, however, that Agent and each U.S. Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each U.S. Borrower to the extent of any U.S. Obligations jointly or severally owed by such U.S. Borrower.

(b)        The Canadian Loans, Canadian LC Obligations and other Canadian Obligations constitute one general obligation of Canadian Borrowers and are secured by Agent’s Liens on all Canadian Collateral; provided , however, that Agent and each Canadian Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Canadian Borrower to the extent of any Canadian Obligations jointly or severally owed by such Canadian Borrower.

4.6.        Effect of Termination. On the effective date of the termination of all Revolver Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5. PAYMENTS

5.1.        General Payment Provisions. All payments of U.S. Obligations shall be made in Dollars and all payments of Canadian Obligations shall be made in Canadian Dollars, in each case without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon (in the Applicable Time Zone) on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of an Interest Period Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrowers agree that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Canadian Collateral against the Canadian Obligations and U.S. Collateral against the U.S. Obligations, in such manner as Agent deems advisable, but whenever possible, any prepayment of U.S. Revolver Loans shall be applied first to U.S. Base Rate Revolver Loans and then to U.S. LIBOR Loans, prepayment of Canadian Revolver Loans denominated in Canadian Dollars shall be applied first to Canadian Prime Rate Revolver Loans and then to Canadian BA Rate Loans and prepayment of Canadian Revolver Loans denominated in Dollars shall be applied first to Canadian Base Rate Revolver Loans and then to Canadian LIBOR Rate Loans.

5.2.            Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Subject to Section 2.1(e), (a) if a Canadian Overadvance exists at any time, Canadian Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Canadian Borrower has knowledge thereof, repay Canadian Revolver Loans in an amount sufficient to reduce Canadian Revolver Usage to the Canadian Borrowing Base, (b) if a U.S. Overadvance exists at any time, U.S. Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any U.S. Borrower has knowledge thereof, repay U.S. Revolver Loans in an amount sufficient to reduce U.S. Revolver Usage to the U.S. Borrowing Base and (c) if an Overadvance exists at any time, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to the Borrowing Base. If any Asset Disposition includes the disposition of Accounts or Inventory, applicable Borrowers shall apply Net Proceeds to repay applicable Revolver Loans equal to the greater of (y) the net book value of such Accounts and Inventory, or (z) the reduction in the applicable Borrowing Base resulting from the disposition.

5.3.	Mandatory Prepayments. Subject to the Intercreditor Agreement:

(a)       Concurrently with any Asset Disposition (i) of any Collateral of any Obligor and/or any of its Subsidiaries (excluding Permitted Asset Dispositions described in any of clauses (a), (b), (c), (d), (f), (g), (h), (i), (j) or (l) of such defined term) or (ii) consisting of a Permitted Colorado Sale-Leaseback, Borrowers shall prepay the Canadian Revolver Loans or U.S. Revolver Loans, as applicable, in an amount equal to the Net Proceeds of such disposition; provided that the requirements of this Section 5.3(a) shall not be applicable to any such Net Proceeds reinvested pursuant to clause (k)(i) of the definition of Permitted Asset Disposition;

(b)      Concurrently with any proceeds of insurance or condemnation or expropriation awards paid in respect of any Collateral of any Obligor and/or any of its Subsidiaries, the applicable Borrowers shall prepay the Canadian Revolver Loans or U.S. Revolver Loans, as applicable, in an amount equal to such Net Proceeds, subject to Section 8.6(b);

(c)       concurrently with the receipt of any Net Proceeds of any Extraordinary Receipts by any Obligor and/or any of its Subsidiaries, Borrowers shall prepay the Canadian Revolver Loans or U.S. Revolver Loans, as applicable, in an amount equal to such Net Proceeds.

Any prepayment of U.S. Revolver Loans pursuant to this Section 5.3 or any repayment of U.S. Revolver Loans pursuant to Section 2.1(e) shall be applied first, to all U.S. Revolver Loans (other than any U.S. FILO Loans) and thereafter to all U.S. FILO Loans. Subject to the Intercreditor Agreement, no prepayment of Revolver Loans pursuant to this Section 5.3 shall cause a permanent reduction in the applicable Revolver Commitments. Each prepayment of Revolver Loans shall be accompanied by all interest accrued thereon and any amounts payable under Section 3.9.

5.4.         Payment of Other Obligations. Subject to the Intercreditor Agreement, Obligations other than Revolver Loans, including LC Obligations and Extraordinary Expenses, shall be paid by the applicable Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5.         Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.6.	Application and Allocation of Payments.

(a)       Application. Payments made by Obligors hereunder shall be applied, subject to the Intercreditor Agreement, (i) first, as specifically required hereby; (ii) second, to Obligations then due and owing; (iii) third, to other Obligations specified by Borrowers; and (iv) fourth, as determined by Agent in its discretion; provided, that notwithstanding the foregoing, any repayment or prepayment of U.S. Revolver Loans shall be applied first, to all U.S. Revolver Loans (other than U.S. FILO Loans) and thereafter to all U.S. FILO Loans.

(b)      Post-Default Allocation for Canadian Obligations. Notwithstanding anything in any Loan Document (subject to the Intercreditor Agreement) to the contrary, during an Event of Default under Section 11.1(j), or during any other Event of Default at the discretion of Agent or Canadian Required Lenders, monies to be applied to the Canadian Obligations, whether arising from payments by Obligors, realization on Canadian Collateral, setoff or otherwise, shall be allocated as follows:

(i)            FIRST, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(ii)           SECOND, to all amounts owing to Agent, including Canadian Swingline Loans, Canadian Protective Advances, and Canadian Revolver Loans and participations that a Defaulting Lender has failed to settle or fund;

(iii)          THIRD, to all amounts owing to Issuing Bank;

(iv)          FOURTH, to all Canadian Obligations (other than Canadian Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Canadian Lenders;

(v)           FIFTH, to all Canadian Obligations (other than Canadian Secured Bank Product Obligations) constituting interest;

(vi)          SIXTH, to Cash Collateralize all Canadian LC Obligations;

(vii)         SEVENTH, to all Canadian Revolver Loans and to Canadian Secured Bank Product Obligations arising under Hedge Agreements (including Cash Collateralization thereof) up to the amount of Canadian Bank Product Reserve existing therefor;

(viii)        EIGHTH, to all other Canadian Secured Bank Product Obligations; and

(ix)           LAST, to all remaining Canadian Obligations.

Amounts shall be applied to payment of each category of Canadian Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Canadian Obligations in the category.

(c)       Post-Default Allocation for U.S. Obligations. Notwithstanding anything in any Loan Document (subject to the Intercreditor Agreement) to the contrary, during an Event of Default under Section 11.1(j), or during any other Event of Default at the discretion of Agent or U.S. Required Lenders, monies to be applied to the U.S. Obligations, whether arising from payments by Obligors, realization on U.S. Collateral, setoff or otherwise, shall be allocated as follows:

(i)            FIRST, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(ii)           SECOND, to all amounts owing to Agent, including U.S. Swingline Loans, U.S. Protective Advances, and U.S. Revolver Loans and participations that a Defaulting Lender has failed to settle or fund;

(iii)          THIRD, to all amounts owing to Issuing Bank;

(iv)          FOURTH, to all U.S. Obligations (other than U.S. Secured Bank Product Obligations and U.S. Obligations of any U.S. FILO Loans) constituting fees, indemnification, costs or expenses owing to U.S. Lenders;

(v)           FIFTH, to all U.S. Obligations (other than U.S. Secured Bank Product Obligations and U.S. Obligations of any U.S. FILO Loans) constituting interest;

(vi)          SIXTH, to Cash Collateralize all U.S. LC Obligations;

(vii)         SEVENTH, to all U.S. Revolver Loans (other than U.S. FILO Loans), and to U.S. Secured Bank Product Obligations arising under Hedge Agreements (including Cash Collateralization thereof) up to the amount of U.S. Bank Product Reserve existing therefor;

(viii)        EIGHTH, to the U.S. Obligations of all U.S. FILO Loans constituting fees, indemnification, costs or expenses owing to U.S. Lenders;

(ix)          NINTH, to the U.S. Obligations of all U.S. FILO Loans constituting interest;

(x)           TENTH, to all U.S. FILO Loans;

(xi)          ELEVENTH, to all other U.S. Secured Bank Product Obligations;

(xii)         TWELFTH, to all remaining U.S. Obligations (exclusive of any Canadian Obligations which are guaranteed by the U.S. Obligors); and

(xiii)        LAST, to be applied in accordance with clause (b) above, to the extent there are insufficient funds for the Full Payment of all Canadian Obligations owing by the Canadian Obligors.

Amounts shall be applied to payment of each category of U.S. Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding U.S. Obligations in the category.

Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in each category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties, without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

(d)         Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.7.          Dominion Account. The ledger balance in the main Dominion Account of each Borrower as of the end of a Business Day shall be applied to the applicable Obligations of such Borrower at the beginning of the next Business Day, during any Cash Dominion Trigger Period. Any resulting credit balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.

5.8.          Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9.         Taxes, Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)       All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its Permitted Discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.

(b)       If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)       If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(i)            Payment of Other Taxes. Without limiting the foregoing, Obligors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

(ii)	Tax Indemnification.

(A)            Each Obligor shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Obligor shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Obligor shall make payment within ten (10) days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to an Obligor by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(B)            Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (I) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Obligors have not already paid or reimbursed Agent therefor and without limiting Obligors’ obligations to do so), (II) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (III) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within ten (10) days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

(iii)          Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower Agent shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.

(iv)         Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its discretion that it has received a refund of Taxes that were indemnified by Obligors or with respect to which an Obligor has paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Obligors (but only to the extent of indemnity payments or additional amounts actually paid by Obligors with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund), provided that Obligors agree, upon request by the Recipient, to repay to the Recipient such amount paid over to Obligors (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Obligors if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

(v)           Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Revolver Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10. Lender Tax Information.

(a)       Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrower Agent and Agent properly completed and executed documentation reasonably requested by Borrower Agent or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Agent or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower Agent or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10(b)(i) , (ii) and (iv)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

(b)       Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(i)            Any Lender that is a U.S. Person shall deliver to Borrower Agent and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower Agent or Agent), executed originals of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(ii)            Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower Agent or Agent), whichever of the following is applicable:

(A)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)            executed originals of IRS Form W-8ECI;

(C)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (I) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of an Obligor within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (II) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form); or

(D)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more of its direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Obligors or Agent to determine the withholding or deduction required to be made; and

(iv)          if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrower Agent and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrowers or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date hereof.

(c)       Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.11.       Nature and Extent of Each Borrower’s Liability.

(a)       Joint and Several Liability of U.S . Borrowers. Each U.S. Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and U.S. Lenders the prompt payment and performance of, all U.S. Obligations, except its Excluded Swap Obligations. Each U.S. Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the U.S. Obligations, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any U.S. Obligations or Loan Document, or any other document, instrument or agreement to which any U.S. Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any U.S. Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any U.S. Obligations or any action, or the absence of any action, by Agent or any U.S. Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any U.S. Obligor; (v) any election by Agent or any U.S. Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other U.S. Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Agent or any U.S. Lender against any U.S. Obligor for the repayment of any U.S. Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the U.S. Obligations.

(b)      Joint and Several Liability of Canadian Borrowers. Each Canadian Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Canadian Lenders the prompt payment and performance of, all Canadian Obligations, except its Excluded Swap Obligations. Each Canadian Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Canadian Obligations, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Canadian Obligations or Loan Document, or any other document, instrument or agreement to which any Canadian Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Canadian Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Canadian Obligations or any action, or the absence of any action, by Agent or any Canadian Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Canadian Obligor; (v) any election by Agent or any Canadian Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code or similar provision of other Applicable Law; (vi) any borrowing or grant of a Lien by any other Canadian Borrower, as debtor-in-possession under the BIA, the Companies’ Creditors Arrangement Act (Canada), Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Agent or any Canadian Lender against any Canadian Obligor for the repayment of any Canadian Obligations under the BIA, the Companies’ Creditors Arrangement Act (Canada), Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Canadian Obligations.

(c)       Waivers.

(i)            Each Canadian Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Canadian Lenders to marshal assets or to proceed against any Canadian Obligor, other Person or security for the payment or performance of any Canadian Obligations before, or as a condition to, proceeding against such Canadian Obligor. Each Canadian Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Canadian Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Canadian Obligations as long as it is an Canadian Obligor. It is agreed among each Canadian Obligor, Agent and Canadian Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Canadian Lenders would decline to make Canadian Revolver Loans and issue Letters of Credit to Canadian Borrowers. Each Canadian Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii)           Agent and Canadian Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Canadian Collateral or any Real Estate of Canadian Borrowers by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Canadian Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Canadian Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Canadian Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Canadian Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Canadian Lender to seek a deficiency judgment against any Canadian Obligor shall not impair any other Canadian Obligor’s obligation to pay the full amount of the Canadian Obligations. Each Canadian Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Canadian Obligations, even though that election of remedies destroys such Canadian Obligor’s rights of subrogation against any other Person. Agent may bid Canadian Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Canadian Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Canadian Collateral, and the difference between such bid amount and the remaining balance of the Canadian Obligations shall be conclusively deemed to be the amount of the Canadian Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(iii)          Each U.S. Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or U.S. Lenders to marshal assets or to proceed against any U.S. Obligor, other Person or security for the payment or performance of any U.S. Obligations before, or as a condition to, proceeding against such U.S. Obligor. Each U.S. Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of U.S. Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of U.S. Obligations as long as it is a U.S. Obligor. It is agreed among each U.S. Obligor, Agent and U.S. Lenders that the provisions of this Section 5.11  are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and U.S. Lenders would decline to make U.S. Revolver Loans and issue Letters of Credit at the request of U.S. Borrowers. Each U.S. Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(iv)          Agent and U.S. Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon U.S. Collateral or any Real Estate of U.S. Borrowers by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any U.S. Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any U.S. Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each U.S. Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any U.S. Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any U.S. Lender to seek a deficiency judgment against any U.S. Obligor shall not impair any other U.S. Obligor’s obligation to pay the full amount of the U.S. Obligations. Each U.S. Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for U.S. Obligations, even though that election of remedies destroys such U.S. Obligor’s rights of subrogation against any other Person. Agent may bid U.S. Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the U.S. Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the U.S. Collateral, and the difference between such bid amount and the remaining balance of the U.S. Obligations shall be conclusively deemed to be the amount of the U.S. Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any U.S. Lender might otherwise be entitled but for such bidding at any such sale.

(d)	Extent of Liability; Contribution.

(i)            Notwithstanding anything herein to the contrary, each U.S. Obligor’s liability under this Section 5.11 shall not exceed the greater of (A) all amounts for which such Obligor is primarily liable, as described in clause (iii) below, and (B) such Obligor’s Allocable Amount.

(ii)            If any U.S. Obligor makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Obligor is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Obligor, exceeds the amount that such Obligor would otherwise have paid if each Obligor had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Obligor’s Allocable Amount bore to the total Allocable Amounts of all Obligors, then such U.S. Obligor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Obligor for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Obligor shall be the maximum amount that could then be recovered from such Obligor under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(iii)           Section 5.11(d)(i) shall not limit the liability of any Obligor to pay or guarantee Revolver Loans made directly or indirectly to it (including Revolver Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Obligor), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Obligor shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Revolver Loans and Letters of Credit upon a separate calculation of borrowing availability for each Obligor and to restrict the disbursement and use of Revolver Loans and Letters of Credit to an Obligor based on that calculation.

(iv)          Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

(e)	Joint Enterprise.

(i)            Each Canadian Borrower has requested that Agent and Canadian Lenders make this credit facility available to Canadian Borrowers on a combined basis, in order to finance Canadian Borrowers’ business most efficiently and economically. Canadian Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Canadian Borrower is dependent upon the successful performance of the integrated group. Canadian Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Canadian Borrower and ease administration of the facility, all to their mutual advantage. Canadian Borrowers acknowledge that Agent’s and Canadian Lenders’ willingness to extend credit and to administer the Canadian Collateral on a combined basis hereunder is done solely as an accommodation to Canadian Borrowers and at Canadian Borrowers’ request.

(ii)            Each U.S. Borrower has requested that Agent and U.S. Lenders make this credit facility available to U.S. Borrowers on a combined basis, in order to finance U.S. Borrowers’ business most efficiently and economically. U.S. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each U.S. Borrower is dependent upon the successful performance of the integrated group. U.S. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each U.S. Borrower and ease administration of the facility, all to their mutual advantage. U.S. Borrowers acknowledge that Agent’s and U.S. Lenders’ willingness to extend credit and to administer the U.S. Collateral on a combined basis hereunder is done solely as an accommodation to U.S. Borrowers and at U.S. Borrowers’ request.

(f)       Subordination. Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

5.12. Currency Matters. Dollars are the currency of account and payment for each and every sum at any time due from the Borrowers hereunder; provided that:

(a)       except as expressly provided in this Agreement, each repayment of a Revolver Loan or a part thereof shall be made in the currency in which such Revolver Loan is denominated at the time of that repayment;

(b)       each payment of interest shall be made in the currency in which such principal or other sum in respect of which such interest is payable, is denominated;

(c)       each payment of any Letter of Credit Fees (and any other fees payable by the Borrowers under Section 3.2) and all other amounts due hereunder (unless the provisions of the Loan Agreement require otherwise) shall be in Dollars (if the Letter of Credit is denominated in Dollars) or Canadian Dollars (if the Letter of Credit is denominated in Canadian Dollars), as applicable;

(d)       each payment in respect of costs, expenses and indemnities shall be made in the currency in which the same were incurred; and

(e)       any amount expressed to be payable in Canadian Dollars shall be paid in Canadian Dollars.

No payment to Agent or any Lender (whether under any judgment or court order or otherwise) shall discharge the obligation or liability in respect of which it was made unless and until Agent or such Lender shall have received payment in full in the currency in which such obligation or liability was incurred, and to the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, each Borrower, severally and not jointly, agrees to indemnify and hold harmless Agent or such Lender, as the case may be, with respect to the amount of the shortfall with respect to amounts payable by such Borrower hereunder, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall.

5.13. Collection Allocation Mechanism (CAM) and Lender Loss Sharing Agreement.

(a)       CAM Exchange. On the CAM Exchange Date, (i) each U.S. Lender shall fund its participation in any outstanding U.S. Protective Advances and unreimbursed drawings made under Letters of Credit issued at the request of U.S. Borrowers, (ii) each Canadian Lender shall fund its participation in any outstanding Canadian Protective Advances and unreimbursed drawings made under Letters of Credit issued at the request of Canadian Borrowers, and the Lenders shall purchase at par interests in the Designated Obligations (and shall make payments to Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse LC Issuer for unreimbursed drawings under outstanding Letters of Credit such that, in lieu of the interests of each Lender in the Designated Obligations under the U.S. Revolver Commitments and the Canadian Revolver Commitments, in which it shall participate immediately prior to the CAM Exchange Date, such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of the Designated Obligations immediately following the CAM Exchange.

(b)      Consents; Delivery of Notes. Each Lender and each Person acquiring a participation from any Lender as contemplated by Section 13.2 hereby consents and agrees to the CAM Exchange. Each Borrower agrees from time to time to execute and deliver to Lenders all such promissory notes and other instruments and documents as Agent shall reasonably request to evidence and confirm the respective interests and obligations of Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Revolver Loans under this Agreement to Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(c)       Distribution of Payments. As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to Lenders, pro rata in accordance with their respective CAM Percentages.

(d)      Post-CAM Exchange Date LC Drawings. In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by a LC Issuer that is not reimbursed by a Borrower, then each Lender shall promptly reimburse LC Issuer for its CAM Percentage of such unreimbursed payment.

(e)       Withholding and Deductions. Notwithstanding any other provision of this Section 5.13, Agent and each Lender agree that if Agent or a Lender is required under Applicable Law to withhold or deduct any taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold or deduct such amounts and pay over such taxes or other amounts to the applicable Governmental Authority imposing such tax without any obligation to indemnify Agent or any Lender with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by Agent or any Lender subject to such withholding to Agent or any other Lender making such withholding and paying over such amounts, but without diminution of the rights of Agent or such Lender subject to such withholding as against the applicable Borrower or Obligor to the extent (if any) provided in this Agreement and the other Loan Documents. Any amounts so withheld or deducted shall be treated as, for the purpose of this Section 5.14, having been paid to Agent or such Lender with respect to which such withholding or deduction was made.

SECTION 6. CONDITIONS PRECEDENT

6.1.         Conditions Precedent to Initial Revolver Loans. The obligation of each Lender to fund any requested Revolver Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder on the Closing Date, shall be subject only to the following conditions precedent, each to the satisfaction of, and as determined by, Agent and Lenders:

(a)       This Agreement, the Fee Letter, each Guaranty, the Pledge Agreement, the Assumption Agreement, the initial Borrowing Base Report, the Notes, the IP Security Agreements, the Insurance Assignment, the Intercreditor Agreement and a Notice of Borrowing shall have been duly executed and delivered to Agent by each of the signatories thereto.

(b)       Agent shall have received acknowledgments of all filings or recordations, or shall have made all such filings or recordations, necessary to perfect its Liens on the Collateral, as well as UCC, PPSA and Lien searches and other evidence reasonably satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)       Agent shall have received duly executed agreements in its customary form establishing each Dominion Account and related lockbox.

(d)       Immediately before and after giving effect to the Transactions, the representations and warranties set forth herein and the other Loan Documents shall be true and correct in all respects on and as of the Closing Date.

(e)       Immediately before and after giving effect to the Transactions, the representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects (except for representations and warranties that are already qualified as to materiality, which representations and warranties shall be true and correct in all respects after giving effect to such materiality qualifier) on and as of, and after giving effect to the making of the initial Revolver Loans hereunder and the consummation of the other Transactions on, the Closing Date.

(f)       Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of Borrower Agent certifying that, after giving effect to the initial Revolver Loans, the transactions hereunder and the other Transactions, each Obligor has complied with all agreements and conditions to be satisfied by it under this Section 6.1 (including express certifications with respect to clauses (d), (e), (m), (o) and (p)).

(g)      Agent shall have received a certificate duly executed by a Senior Officer of Borrower Agent, certifying as to the solvency on the Closing Date of Holdings and its Subsidiaries substantially in the form of Exhibit H attached hereto

(h)          Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; (iii) to the title, name and signature of each Person authorized to sign the Loan Documents; and (iv) that attached copies of such Obligor’s certificate(s) of good standing required be delivered pursuant to clause (k) below are true and complete, and in full force and effect. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(i)           Agent shall have received a favorable legal opinion of Perkins Coie LLP, special counsel to Obligors and DLA Piper, special counsel to Canadian Obligors, in each case, addressed to Agent and each of the Lenders, acceptable to Agent in its Permitted Discretion, as to such matters as are reasonably required by Agent with respect to Obligors and this Agreement, each of the Security Documents executed on the Closing Date and the other Loan Documents and covering such other matters relating to the Loan Documents as Agent shall reasonably request.

(j)           Agent shall have received copies of the charter documents of each U.S. Obligor, certified by the Secretary of State or other appropriate official of such U.S. Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official (as of a recent date) of such Obligor’s jurisdiction of organization and, with respect to Canadian Obligors, each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(k)          Agent shall have received pdfs of the following that shall have been delivered to the Term Loan Agent: (i) original stock certificates or other certificates evidencing the Equity Interests pledged pursuant to the Security Documents (as defined in the Term Loan Documents), together with an undated stock (or equivalent) power for each such certificate duly executed in blank by the registered owner thereof and (ii) each original promissory note pledged pursuant to the Security Documents (as defined in the Term Loan Documents), if any, together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof.

(l)           Agent shall have received (i) an ACORD Evidence of Insurance Certificate naming Agent as lender’s loss payee and providing at least 30 days’ prior written notice of cancellation of such policies, and (ii) endorsements naming Agent as lender’s loss payee and providing at least 30 days’ prior written notice of cancellation of such policies, all in compliance with the Loan Documents, in each case, except pursuant to policies relating to kidnap, ransom and terrorism.

(m)         Since December 31, 2016, there shall not have occurred any change, effect, condition or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(n)          Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date pursuant to the terms hereof and the other Loan Documents.

(o)          Agent shall have received a Borrowing Base Report as of September 30, 2017. Upon giving effect to the initial funding of Revolver Loans and issuance of Letters of Credit (excluding the Existing Letter of Credit issued on the Initial Closing Date naming Wells Fargo Bank, N.A. as beneficiary), the consummation of the Asset Acquisition, the payment by Borrowers of all fees and expenses incurred in connection herewith and in connection with the Term Loan Facility and the other Transactions as well as any payables stretched beyond their customary payment practices, Global Availability (plus the cash purchase price adjustment received by Borrowers in connection with the Existing Acquisition in the amount of $2,500,000) is at least equal to 15% of the Revolver Commitment for each of the preceding 30 days and as of the date of the Asset Acquisition, based on the U.S. Accounts Formula Amount, the U.S. Inventory Formula Amount, the U.S. FILO Availability Amount, the Canadian Accounts Formula Amount and the Canadian Inventory Formula Amount without giving any effect to the limitation of the Revolver Commitments.

(p)          Agent shall have received duly executed Purchase Agreements, including, without limitation, any escrow accounts or representation and warranty insurance entered into in connection therewith, together with a certificate of a Senior Officer of the Borrower Agent certifying that each such document is a true, correct, and complete copy thereof.

(q)          The Asset Acquisition shall have been, or substantially concurrently with the initial borrowing under this Agreement and shall be, consummated in accordance with the Purchase Agreements, without giving effect to any modifications, supplements, amendments or express waivers or consents thereto that are materially adverse to Lenders in their capacities as such without the consent of Agent.

(r)          Amendments to the Term Loan Documents have been executed by the parties thereto and delivered to Agent together with a certificate of a Senior Officer of the Borrower Agent certifying that each such document is a true, correct, and complete copy thereof.

6.2.        Conditions Precedent to All Credit Extensions . Agent, Issuing Bank and Lenders shall in no event be required to make any credit extension hereunder (including funding any Revolver Loan, arranging any Letter of Credit, or granting any other accommodation to or for the benefit of any Borrower) after the initial funding of the Revolver Loans on the Closing Date (which such Revolver Loans shall be subject to Section 6.1), if the following conditions are not satisfied on such date and upon giving effect thereto:

(a)          No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)         The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality provisions therein) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date, which shall be true and correct in all material respects on such earlier date (without duplication of any materiality provisions therein)); and

(c)	All conditions precedent in any Loan Document are satisfied;

(d)          No event has occurred or circumstance exists that has or could reasonably be expected to have a Material Adverse Effect; and

(e)          With respect to a Letter of Credit issuance, all LC Conditions are satisfied.

Each request (or deemed request) by a Borrower for any funding of a Revolver Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance, or grant. As an additional condition to a credit extension, Agent may request any other information, certification, document, instrument or agreement as it deems appropriate.

6.3.         Post-Closing Date Requirements.

(a)	Within 30 days of the Closing Date, Obligors shall deliver to Agent a Lien Waiver with respect to each of Canadian Obligor’s leased Real Estate locations or a Rent and Charges Reserve shall be established.

(b)	Within 30 days of the Closing Date, Sunblaster Canada shall cause:

(i)            the PPSA registration in British Columbia, with base registration number 390074J, registered on July 5, 2016, in favour of Royal Bank of Canada to be discharged;

(ii)           the PPSA registration in British Columbia, with base registration number 390075J, registered on July 5, 2016, in favour of Royal Bank of Canada to be amended so as to limit the collateral description therein to moneys or amounts that may from time to time be on deposit in the name of Sunblaster Canada with, or owed to Sunblaster Canada by Royal Bank of Canada, in Royal Bank of Canada account number 02400 100-953-9; and

(iii)          the PPSA registration in British Columbia, with base registration number 559601J, registered on September 26, 2016, in favour of Royal Bank of Canada to be amended so as to limit the collateral description therein to moneys or amounts that may from time to time be on deposit in the name of Sunblaster Canada with, or owed to Sunblaster Canada by Royal Bank of Canada, in Royal Bank of Canada account number 02400 400-371-1.

SECTION 7. COLLATERAL

7.1.        Grant of Security Interest. Subject to Section 7.8, to secure the prompt payment and performance of its Obligations, each Canadian Obligor hereby grants to Agent, for the benefit of Canadian Secured Parties, a continuing security interest in and Lien upon all personal Property of such Canadian Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a)	all Accounts;

(b)	all Chattel Paper (including all tangible chattel paper and electronic chattel paper);

(c)	all Deposit Accounts;

(d)	all Documents;

(e)	all General Intangibles, including Intellectual Property and Domain Names;

(f)	all Goods, including Inventory, Equipment and fixtures;

(g)	all Instruments;

(h)	all Investment Property;

(i)	all Contracts, lease agreements for real or personal property, licenses, permits and operating rights;

(j)	all Negotiable Collateral;

(k)          all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(l)           all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Canadian Collateral;

(m)         all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing; and

(n)          all proceeds and products, whether tangible or intangible, of any of the foregoing, and all proceeds of any loss of, damage to or destruction of the above, whether insured or not insured, all other proceeds of any sale, lease or other disposition of any Property or interest therein referred to above, together with all proceeds of any policies of insurance covering any or all of the above, the proceeds of commercial tort claims covering any or all of the foregoing, the proceeds of any award in condemnation or expropriation with respect to any of the Property of Canadian Obligors, any rebates or refunds, whether for taxes or otherwise, and together with all proceeds of any such proceeds, and to the extent not otherwise included, any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Canadian Collateral.

7.2.        Grant of Security Interest. Subject to Section 7.8, to secure the prompt payment and performance of its Obligations, each U.S. Obligor hereby grants to Agent, for the benefit of U.S. Secured Parties, a continuing security interest in and Lien upon all personal Property of such U.S. Obligor (having the Lien priority set forth in the Intercreditor Agreement), including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a)	all Accounts;

(b)	all Chattel Paper (including all tangible chattel paper and electronic chattel paper);

(c)	all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d)	all Deposit Accounts;

(e)	all Documents;

(f)	all General Intangibles, including Intellectual Property and Domain Names;

(g)	all Goods, including Inventory, Equipment and fixtures;

(h)	all Instruments;

(i)	all Investment Property;

(j)	all Letter-of-Credit Rights;

(k)	all Supporting Obligations;

(l)	all Contracts, lease agreements for real or personal property, licenses, permits and operating rights;

(m)	all Negotiable Collateral;

(n)          all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(o)          all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any U.S. Collateral;

(p)          all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing; and

(q)          all proceeds and products, whether tangible or intangible, of any of the foregoing, and all proceeds of any loss of, damage to or destruction of the above, whether insured or not insured, all other proceeds of any sale, lease or other disposition of any Property or interest therein referred to above, together with all proceeds of any policies of insurance covering any or all of the above, the proceeds of commercial tort claims covering any or all of the foregoing, the proceeds of any award in condemnation with respect to any of the Property of U.S. Obligors, any rebates or refunds, whether for taxes or otherwise, and together with all proceeds of any such proceeds, and to the extent not otherwise included, any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing U.S. Collateral.

7.3.         Lien on Deposit Accounts; Cash Collateral.

(a)          Deposit Accounts. To further secure the prompt payment and performance of its applicable Obligations, each Obligor hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor not constituting an Excluded Account, including sums in any blocked, lockbox, sweep or collection account. Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account not constituting an Excluded Account maintained for such Obligor, without inquiry into the authority or right of Agent to make such request.

(b)          Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (with the consent of Obligors, provided no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for its applicable Obligations, each Obligor hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to payment of such Obligations as they become due, in such order as Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral until Full Payment of the Obligations.

7.4.         Real Estate Collateral.

(a)          Lien on Real Estate. If any Obligor acquires owned Real Estate after the Closing Date with a value in excess of $1,000,000, Obligors shall, upon the written request of Agent (in its sole discretion), within 30 days of such request, execute, deliver and record a Mortgage sufficient to create a second priority Lien (subject only to first priority Lien of Term Loan Agent for the Term Loan Facility) in favor of Agent on such Real Estate, and shall deliver all Related Real Estate Documents. The Mortgages shall be duly recorded, at Obligors’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby.

(b)          Flood-Related Matters. Notwithstanding the foregoing, the Agent shall not enter into any Mortgage in respect of any real property acquired by any Borrower or any other Obligor after the Closing Date until (1) the date that occurs 45 days after the Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the Borrower Agent (or applicable Obligor) of that fact and (if applicable) notification to the Borrower Agent (or applicable Obligor) that flood insurance coverage is not available and (B) evidence of the receipt by the Borrower Agent (or applicable Obligor) of such notice; and (iii) if such notice is required to be provided to the Borrower Agent (or applicable Obligor) and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) the Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance have been completed by Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).

(c)          MIRE Events. If there are any Mortgaged Properties, any increase, extension or renewal of any of the Revolver Loan (including the provision of any other incremental credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Revolver Loan or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon): (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by Flood Insurance Laws and as otherwise reasonably required by the Agent and (2) the Agent shall have received written confirmation from the Lenders, flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably withheld, conditioned or delayed).

7.5.         Other Collateral.

(a)          Commercial Tort Claims. U.S. Obligors shall promptly notify Agent in writing if any such Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

(b)          Certain After-Acquired Collateral . Obligors shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Obligors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

(c)           Equity Interests. Each Obligor shall, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a wholly-owned Subsidiary and that Agent shall have, (i) for the benefit of Agent and U.S. Lenders, a first priority Lien (subject to Permitted Liens) on all Equity Interests of each Subsidiary of a U.S. Obligor, provided that neither U.S. Obligor nor any Foreign Subsidiary shall be required to pledge more than 65% of the voting Equity Interests of any such Foreign Subsidiary as Collateral for the U.S. Obligations and (ii) for the benefit of Agent and Canadian Lenders, a first priority Lien (subject to Permitted Liens) on all Equity Interests of each Subsidiary of a Canadian Obligor and Guarantor of the Canadian Obligations. In the event that any additional Equity Interests shall be issued by any Subsidiary, the applicable Obligor shall or shall cause each of its Subsidiaries to, concurrently with such issuance, deliver to Agent to the extent required by the applicable Loan Documents the certificates evidencing such Equity Interests, accompanied by undated powers executed in blank and to take such other action as Agent shall reasonably request to perfect the security interest created therein pursuant to such Loan Documents.

7.6.         Limitations. The Liens on Collateral granted hereunder are given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.7.         Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Liens on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Liens on any Collateral.

7.8.         Excluded Property. Notwithstanding anything in Section 7.1 or Section 7.2 or any other provision of this Agreement or any other Loan Document, the “Collateral” shall exclude any Excluded Property; provided, if and when any Property shall cease to be Excluded Property, such Property shall be deemed, at all times from and after such date and so long as such Property of the type set forth in clauses (a) through (q) of Section 7.1 or clauses (a) through (q) of Section 7.2 does not at any time thereafter become an Excluded Property, to constitute Collateral. For the avoidance of doubt, Excluded Property shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

7.9.         Intercreditor Agreement. The security interests and Liens granted by the U.S. Obligors pursuant to this Section 7 are subject to the Intercreditor Agreement.

7.10.      ULC Limitation. Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, as regards each applicable Obligor who is a registered and beneficial owner of Pledged ULC Shares, such Obligor owns and will remain so until such time as such Pledged ULC Shares are fully and effectively transferred into the name of Agent or any other person on the books and records of such ULC. Nothing in this Agreement or any other Loan Document is intended to or shall constitute Agent or any person other than an Obligor to be a member or shareholder of any ULC until such time as written notice is given to the applicable Obligor and all further steps are taken so as to register Agent or other person as holder of the Pledged ULC Shares. The granting of the pledge and security interest pursuant to Sections 7.1 and 7.2 or in any other Loan Document does not make Agent a successor to any Obligor as a member or shareholder of any ULC, and neither Agent nor any of its respective successors or assigns hereunder shall be deemed to become a member or shareholder of any ULC by accepting this Agreement or any other Loan Document or exercising any right granted herein unless and until such time, if any, when Agent or any successor or assign expressly becomes a registered member or shareholder of any ULC. Each applicable Obligor shall be entitled to receive and retain for its own account any dividends or other distributions if any, in respect of the Collateral, and shall have the right to vote such Pledged ULC Shares and to control the direction, management and policies of the ULC issuing such Pledged ULC Shares to the same extent as such Obligor would if such Pledged ULC Shares were not pledged to Agent or to any other person pursuant hereto. To the extent any provision herein or in any other Loan Document would have the effect of constituting Agent to be a member or shareholder of any ULC prior to such time, such provision shall be severed herefrom and therefrom and ineffective with respect to the relevant Pledged ULC Shares without otherwise invalidating or rendering unenforceable this Agreement or any other Loan Document or invalidating or rendering unenforceable such provision insofar as it relates to Collateral other than Pledged ULC Shares. Notwithstanding anything herein or in any other Loan Document to the contrary (except to the extent, if any, that Agent or any of its successors or assigns hereafter expressly becomes a registered member or shareholder of any ULC), neither Agent nor any of its respective successors or assigns shall be deemed to have assumed or otherwise become liable for any debts or obligations of any ULC. Except upon the exercise by Agent or other persons of rights to sell or otherwise dispose of Pledged ULC Shares or other remedies following the occurrence and during the continuance of an Event of Default, each applicable Obligor shall not cause or permit, or enable any ULC in which it holds Pledged ULC Shares to cause or permit, Agent to: (a) be registered as member or shareholder of such ULC; (b) have any notation entered in its favor in the share register of such ULC; (c) be held out as member or shareholder of such ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of Agent or other person holding a security interest in the Pledged ULC Shares; or (e) act as a member or shareholder of such ULC, or exercise any rights of a member or shareholder of such ULC, including the right to attend a meeting of such ULC or vote the shares of such ULC.

SECTION 8. COLLATERAL ADMINISTRATION

8.1.         Borrowing Base Reports

(a)          Canadian Borrowers. By the 15th day of each calendar month, Canadian Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Canadian Lenders) a Canadian Borrowing Base Report as of the close of business of the previous calendar month, and at such other times as Agent may request in its Permitted Discretion; provided, that, notwithstanding the foregoing, during any Reporting Trigger Period, the Canadian Borrowers shall deliver a Canadian Borrowing Base Report prepared as of the close of business each previous Friday, not later than the following Tuesday after each such Friday. All information (including calculation of Canadian Availability and Global Availability) in a Canadian Borrowing Base Report shall be certified by Canadian Borrowers. Agent may from time to time in its Permitted Discretion adjust any such report (i) to reflect Agent’s reasonable estimate of declines in value of Canadian Collateral, due to collections received in the Dominion Account or otherwise; (ii) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Canadian Collateral; and (iii) to the extent any information or calculation does not comply with this Agreement.

(b)          U.S. Borrowers. By the 15th day of each calendar month, U.S. Borrowers shall deliver to Agent (and Agent shall promptly deliver same to U.S. Lenders) a U.S. Borrowing Base Report as of the close of business of the previous calendar month, and at such other times as Agent may request in its Permitted Discretion; provided, that, notwithstanding the foregoing, during any Reporting Trigger Period, the U.S. Borrowers shall deliver a U.S. Borrowing Base Report prepared as of the close of business each previous Friday, not later than the following Tuesday after each such Friday. All information (including calculation of U.S. Availability and Global Availability) in a U.S. Borrowing Base Report shall be certified by U.S. Borrowers. Agent may from time to time in its Permitted Discretion adjust any such report (i) to reflect Agent’s reasonable estimate of declines in value of ABL Priority Collateral, due to collections received in the Dominion Account or otherwise; (ii) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting ABL Priority Collateral; and (iii) to the extent any information or calculation does not comply with this Agreement.

8.2.         Accounts.

(a)           Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request, but not more frequently than once per calendar month or more frequently during the continuation of an Event of Default or a Reporting Trigger Period. Each Obligor shall also provide to Agent, on or before the 15th day of each calendar month, a detailed aged trial balance of all Accounts as of the end of the preceding calendar month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may request. If Accounts in an aggregate face amount of $500,000 or more cease to be Eligible Accounts, Obligors shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Obligor has knowledge thereof.

(b)          Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligors therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Obligors or with respect to any Collateral.

(c)          Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

(d)         Maintenance of Dominion Account. Each Obligor shall maintain (i) all of its Deposit Accounts, including for the maintenance of operating, lockbox administration, funds transfer, information reporting services and other treasury management services, (other than Excluded Accounts) with Bank of America and its branches; provided, that the Canadian Obligors shall have 120 days after the Closing Date (or such longer period as Agent may determine in its sole discretion) to migrate its respective Deposit Accounts (other than Excluded Accounts) listed on Schedule 8.5 to Bank of America-Canada Branch; and (ii) each of its Dominion Accounts with Bank of America pursuant to lockbox or other arrangements reasonably acceptable to Agent. Each U.S. Obligor, and within 30 days after the Closing Date, each Canadian Obligor, shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and each Deposit Account bank, establishing Agent’s control over and Lien on the lockbox or Deposit Account, which may be exercised by Agent during any Cash Dominion Trigger Period, requiring immediate deposit of all remittances received in the lockbox or Deposit Account to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. Agent and Lenders assume no responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

(e)          Proceeds of Collateral. Each Obligor shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to ABL Priority Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Obligor or Subsidiary receives cash or Payment Items with respect to any ABL Priority Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3.         Inventory.

(a)          Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on or before the 15th day of each calendar month or more frequently, as requested by Agent, during the continuation of an Event of Default or a Reporting Trigger Period. Each Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each physical count.

(b)          Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default, Canadian Overadvance, U.S. Overadvance or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any calendar month exceeds $500,000; and (d) any payment received by an Obligor for a return is promptly remitted to Agent for application to the Obligations.

(c)          Acquisition, Sale and Maintenance . No Obligor shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. No Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require an Obligor to repurchase such Inventory. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4.         Equipment.

(a)          Records and Schedules of Equipment. Each Obligor shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, but not more frequently than once per calendar month or more frequently during the continuation of an Event of Default or a Reporting Trigger Period, a current schedule thereof, in form satisfactory to Agent in its Permitted Discretion. Promptly upon request, Obligors shall deliver to Agent evidence of their ownership or interests in any material Equipment.

(b)          Dispositions of Equipment. No Obligor shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than a Permitted Asset Disposition.

(c)          Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Obligor shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Obligor shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

8.5.         Deposit Accounts. Set forth on Schedule 8.5 are all Deposit Accounts maintained by Obligors as of the Closing Date, including all Dominion Accounts and Excluded Accounts. Each Obligor shall provide Agent with prompt written notice upon establishing any Deposit Account (other than Excluded Accounts and Deposit Accounts previously set forth on Schedule 8.5) and shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than an Excluded Account). One or more Obligors shall be the sole account holders of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein. Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.6.         General Provisions.

(a)          Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1, except that Obligors may (i) make sales or other dispositions of Collateral in accordance with Section 10.2(f); (ii) move Collateral to another location set forth on Schedule 8.6.1, (iii) move Collateral to another location in the United States or Canada, upon 30 Business Days’ prior written notice to Agent, (iv) transport Collateral to trade shows or other industry expositions for marketing purposes in the Ordinary Course of Business, (v) send Equipment to repair facilities in the Ordinary Course of Business, and (vi) allow employees to utilize Collateral at remote locations in the Ordinary Course of Business.

(b)          Insurance of Collateral; Condemnation Proceeds. Subject to the Intercreditor Agreement:

(i)            Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) reasonably satisfactory to Agent; provided, that if Real Estate secures any Obligations, flood hazard diligence, documentation and insurance shall comply with the Flood Disaster Protection Act or otherwise shall be satisfactory to all Lenders. All proceeds under each policy shall be payable to Agent. From time to time upon request, Obligors shall deliver to Agent certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include endorsements in form and substance reasonably satisfactory to it (A) showing Agent as loss payee (other than with respect to workers’ compensation, D&O insurance, kidnap, ransom and terrorism policies); (B) requiring 30 days’ prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (C) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies (other than with respect to workers’ compensation, D&O insurance, kidnap, ransom and terrorism policies). While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds (other than with respect to workers’ compensation, D&O insurance, kidnap, ransom and terrorism policies) are delivered to Agent, subject to Obligor reinvestment rights in accordance with this Agreement. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims (other than with respect to workers’ compensation, D&O insurance, kidnap, ransom and terrorism policies).

(ii)           Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance or kidnap, ransom and terrorism policies) and any awards arising from condemnation or expropriation of any Collateral shall be paid to Agent upon receipt thereof; provided that, so long as no Event of Default exists, Borrowers shall have the right to elect to reinvest such proceeds in replacement assets within one hundred eighty (180) days following the occurrence of the claim or casualty event. Subject to the Intercreditor Agreement, any such proceeds or awards that relate to any Collateral and not so reinvested shall be applied to payment of the Revolver Loans, and then to other Obligations.

(iii)	[Reserved].

(iv)         If at any time the improvements on a Mortgaged Property are located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws, then the applicable Obligor (A) has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgaged Property of such Obligor ceases to be financially sound and reputable after the Closing Date, in which case, Holdings or such Obligor shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Agent and the Lenders may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) promptly upon request of the Agent or any Lender, will deliver to the Agent or such Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to the Agent and such Lender, including, without limitation, evidence of annual renewals of such insurance.

(c)       Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

(d)       Defense of Title. Each Obligor shall defend its title to Collateral and Agent’s Liens thereon against all Persons, claims and demands, except Permitted Liens.

8.7.        Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Obligors:

(a)       Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

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(b)       During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9.       REPRESENTATIONS AND WARRANTIES

9.1.        General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Revolver Commitments, Revolver Loans and Letters of Credit, each Obligor represents and warrants that:

(a)       Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified, authorized or in good standing could reasonably be expected to have a Material Adverse Effect. No Obligor is an EEA Financial Institution.

(b)       Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents and the consummation of the Transactions have been duly authorized by all necessary action, and do not (i) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (ii) contravene the Organic Documents of any Obligor; (iii) violate any Applicable Law or cause a default under any Material Contract; or (iv) result in or require imposition of a Lien (other than Permitted Liens) on any Obligor’s Property.

(c)       Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(d)       Capital Structure. Schedule 9.1.4 shows, for each Obligor and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests as of the Closing Date (immediately after giving effect to the Asset Acquisition) and upon giving effect to the Share Acquisition. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien and the Term Loan Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary.

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(e)       Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. No Real Estate is located in a special flood hazard zone, except as disclosed on Schedule 9.1.5. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent on the ABL Priority Collateral are duly perfected, first priority Liens and all Liens of Agent on the Term Loan Priority Collateral are duly perfected Liens having the priority set forth in the Intercreditor Agreement, in each case, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Obligors with respect thereto. Each Obligor warrants, with respect to each Account shown as an Eligible Account in a Borrowing Base Report, that:

(i)            it is genuine and in all respects what it purports to be;

(ii)           it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(iii)          it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Agent on request;

(iv)          it is not subject to any offset, Lien (other than Agent’s Lien and the Term Loan Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency of any kind;

(v)           no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC or similar provisions of the PPSA, as applicable, the restriction is ineffective), and the applicable Obligor is the sole payee or remittance party shown on the invoice;

(vi)          no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

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(vii)         to the best of Obligors’ knowledge, (A) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (B) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Obligor’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (C) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

(f)        Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders equity, of Hydrofarm and its Subsidiaries have been delivered and of Obligors and Subsidiaries that are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Obligors and Subsidiaries at the dates and for the periods indicated, subject to the lack of footnotes and year end audit adjustments, if any. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ widely from projected results. Since December 31, 2016, there has been no change in the condition, financial or otherwise, of (i) Hydrofarm and its Subsidiaries or (ii) any Obligor or Subsidiary that, in any case, could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Obligors and Subsidiaries, taken as a whole, are Solvent.

(g)       Surety Obligations. No Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

(h)       Taxes. Each Obligor and Subsidiary has filed all Canadian and U.S. federal, provincial, state and material local and foreign tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Obligor and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

(i)        Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

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(j)        Intellectual Property. To such Obligor’s knowledge, each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of its Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.11, no Obligor or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any material Intellectual Property. All Intellectual Property that is licensed by or is subject to a pending application or current registration that is owned by any Obligor or Subsidiary is shown on Schedule 9.1.11. To any Obligor’s knowledge, there is no third party Intellectual Property licensed to an Obligor that is necessary for, or critical to, the manufacture, sale or distribution of any products or services of any Obligor, and no licensed third party Intellectual Property is necessary for Agent to exercise its rights to enforce Agent’s Liens with respect to the ABL Priority Collateral, including the right to dispose of it, in the event of an Event of Default.

(k)       Governmental Approvals. Each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

(l)        Compliance with Laws. Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA.

(m)      Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, no Obligor’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Obligor or Subsidiary has received any Environmental Notice. No Obligor or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

(n)       Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect or that prohibits the execution, delivery or performance of any Loan Document by an Obligor.

(o)       Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened against any Obligor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby (including the Transactions); or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary. Except as shown on such Schedule, no U.S. Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000). No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

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(p)       No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money. There is no basis upon which any party (other than an Obligor or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

(q)       ERISA and Canadian Pension Plans. Except as disclosed on Schedule

9.1.18:

(i)            Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made by any Obligor or ERISA Affiliate with respect to any Pension Plan.

(ii)           There are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(iii)          (A)    No ERISA Event has occurred or is reasonably expected to occur; (B) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%; and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%; (C) no Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid; (D) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (E) no Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.

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(iv)          With respect to any Foreign Plan, (A) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (B) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (C) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

(v)           No Canadian Employee Plan provides for medical, life or other welfare benefits (through insurance or otherwise), with respect to any current or former employee of any Canadian Obligor or any Affiliate thereof after retirement or other termination of service (other than coverage mandated by Applicable Law or coverage provided through the end of the month containing the date of termination from service or otherwise where part of a severance package or with respect to injured or disabled employees). Obligors are in compliance in all material respects with the requirements of the PBA and any binding FSCO requirements of general application with respect to each Canadian Pension Plan and in material compliance with any FSCO directive or order directed specifically at a Canadian Pension Plan. No Canadian Pension Plan has any unfunded liability, solvency deficiency or wind up deficiency or otherwise has its present value benefit liabilities determined on a plan termination basis in accordance with actuarial assumptions in excess of the current value of its assets,. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan. No Obligor or Subsidiary contributes to or participates in a Canadian Multi-Employer Plan. No Obligor or an Affiliate thereof maintains, contributes or has any liability with respect to a Canadian Defined Benefit Pension Plan. No Termination Event has occurred. All contributions required to be made by any Obligor or Subsidiary to any Canadian Pension Plan have been made in a timely fashion in accordance with the terms of such Canadian Pension Plan and the PBA. No Lien has arisen, choate or inchoate, in respect of any Obligor or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

(r)        Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Obligor or Subsidiary. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Initial Closing Date.

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(s)       Labor Relations. Except as described on Schedule 9.1.20, no Obligor or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s or Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

(t)        Payable Practices. No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Initial Closing Date.

(u)       Not a Regulated Entity . No Obligor is (i) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (ii) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

(v)       Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Revolver Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

(w)      Sanctions. No Obligor, Subsidiary, or any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.

(x)        Anti-Corruption Laws. Each Obligor and Subsidiary has conducted its business in accordance with applicable anti -corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(y)       Purchase Agreements. As of the Closing Date, Borrower Agent has furnished Agent a true and correct copy of the Purchase Agreements. The consummation of the transactions contemplated by the Purchase Agreements on the Closing Date will not violate any statute or regulation of the United States or Canada (including any securities law) or of any state, province or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Borrower or, to any Borrower’s knowledge, any other party to the Purchase Agreement, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Borrower is a party or by which any Borrower is bound or, to any Borrower’s knowledge, to which any other party to the Transactions is a party or by which any such party is bound. To the knowledge of Borrowers, the Purchase Agreement was duly executed and delivered by each other party thereto and is enforceable against such parties, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer or conveyance, moratorium, or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

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(z)        Holdings. Holdings (i) has not engaged in any activities other than acting as a holding company and transactions incidental thereto, maintaining its corporate existence, and entering into and performing its obligations under the Loan Documents, the Term Loan Documents and the Related Agreements; (ii) does not hold any assets other than (A) all of the issued and outstanding Equity Interests of Borrower Agent, (B) contractual rights pursuant to the Loan Documents, the Term Loan Documents and Related Agreements, and (C) cash and Cash Equivalents in an amount not to exceed the amount required for the purpose of promptly paying general operating expenses (including without limitation audit fees, director and officer compensation and indemnification obligations pursuant to its Organic Documents); and (iii) has no liabilities other than under the Loan Documents, the Term Loan Documents, the Related Agreements, Permitted Contingent Obligations and obligations incurred in the Ordinary Course of Business related to its existence, including Taxes, franchise or other entity existence taxes and fees payable to the State of Delaware, payment of reasonable and customary director fees and expenses, and indemnification obligations pursuant to its Organic Documents.

(aa)     Term Loan Documents. The Term Loan Facility and each additional Term Loan Document dated as of the date hereof are being executed and delivered concurrently with the execution and delivery of this Agreement, true, correct and complete copies of which have been delivered to Agent. The transactions contemplated by the Term Loan Documents comply in all material respects with all Applicable Law.

(bb)     Marijuana Sales. No Obligor or Subsidiary (other than any Foreign Subsidiary which is not an Obligor), to its knowledge, sells directly to marijuana growers or producers, or to sellers or retailers that sell only to the marijuana industry.

9.2.        Complete Disclosure.  No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10.     COVENANTS AND CONTINUING AGREEMENTS

10.1.      Affirmative Covenants. Until Full Payment of all Obligations, each Obligor shall, and shall cause each Subsidiary to:

(a)       Inspections; Appraisals. Permit Agent from time to time, subject (unless a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations (provided that, except when an Event of Default exists, a representative of Borrower Agent is given the opportunity to be present during any discussion with any such agent, adviser or independent accountant). Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

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(i)            Reimburse Agent for all reasonable charges, costs and expenses of Agent in connection with (A) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to one time per Loan Year (or, during any Collateral Trigger Period, such additional times as Agent deems appropriate); and (B) appraisals of Inventory up to one time per Loan Year (or, during any Collateral Trigger Period, such additional times as Agent deems appropriate); provided, however, that if an examination or appraisal is initiated during a Default or Event of Default (or as a result of a Collateral Trigger Period), all charges, costs and expenses therefor shall be reimbursed by Obligors without regard to such limits. Obligors agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) satisfactory to Agent.

(b)          Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(i)            as soon as available, and in any event within 150 days after the close of each Fiscal Year occurring on or before December 31, 2018 and 120 days for each Fiscal Year thereafter, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders equity for such Fiscal Year, on consolidated and consolidating bases for Holdings, Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and the figures for such Fiscal Year set forth in the projections most recently delivered pursuant to Section 10.1.(b)(v) and other information acceptable to Agent; provided, that notwithstanding the foregoing, Borrowers shall have until June 30, 2017 to deliver the foregoing financials with respect to the Fiscal Year ended December 31, 2016 and such financials shall be prepared for Hydrofarm and its Subsidiaries;

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(ii)           as soon as available, and in any event within 30 days after the end of each month (but within 45 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such fiscal month and the related statements of income and cash flow for such fiscal month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Holdings, Borrowers and Subsidiaries (provided, that during the initial 90 days after the Closing Date, such financial statements shall not be consolidated to include GSD, Eddi and EWGS and such entities shall provide separate financial statements otherwise in accordance with this clause (ii)), setting forth in comparative form corresponding figures for the preceding Fiscal Year and the figures for such Fiscal Year set forth in the projections most recently delivered pursuant to Section 10.1(b)(v) and certified pursuant to clause (iii) below by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such fiscal month and period, subject to normal year-end adjustments and the absence of footnotes;

(iii)          concurrently with delivery of financial statements under clauses (i) and (ii) above (to the extent such fiscal month coincides with the end of a Fiscal Quarter), or more frequently if requested by Agent while a Financial Covenant Trigger Period is in effect, a Compliance Certificate executed by the chief financial officer of Borrower Agent (it being understood and agreed that a Compliance Certificate is required to be delivered pursuant to this clause (iii) regardless of whether a Financial Covenant Trigger Period is in effect);

(iv)          concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(v)           not later than thirty days after the start of each Fiscal Year, projections of Holdings’ and the Borrowers’ consolidated balance sheets, results of operations, cash flow, Canadian Availability and U.S. Availability for the next Fiscal Year, fiscal month by fiscal month, together with a statement of all underlying assumptions, and promptly following the preparation thereof, updates to any of the foregoing from time to time prepared by management of any Obligor;

(vi)          at Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(vii)         promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower or any other Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower or any other Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower or any other Obligor to the public concerning material changes to or developments in the business of such Obligor;

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(viii)        promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(ix)           concurrently with delivery of financial statements under clauses (i) and, for the fiscal months ending any Fiscal Quarter, (ii) above, a management report, in reasonable detail, signed by the chief financial officer of the Borrower Agent, describing the operations and financial condition of the Obligors and their Subsidiaries for the fiscal month and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), together with a discussion comparing such results as compared to the applicable figures for such period set forth in the projections most recently delivered pursuant to

Section 10.1(b)(v);

(x)            promptly upon any officer of any Obligor obtaining knowledge that any Obligor has either (A) registered any Intellectual Property with any Governmental Authority or (B) acquired any interest in real property (including leasehold interests in real property), a certificate of a Senior Officer describing such Intellectual Property and/or such real property in such detail as Agent shall reasonably require;

(xi)           promptly after the sending or filing thereof, copies of any annual information report (including all actuarial reports and other schedules and attachments thereto) required to be filed with a Governmental Authority in connection with each Pension Plan, Canadian Pension Plan or any Foreign Plan that is required by Applicable Law to be funded; promptly upon receipt, copies of any notice, demand, inquiry or subpoena received in connection with any Pension Plan or Canadian Pension Plan from a Governmental Authority (other than routine inquiries in the course of application for a favourable IRS determination letter); and at Agent’s request, copies of any annual report required to be filed with a Governmental Authority in connection with any other Pension Plan or Canadian Pension Plan;

(xii)          such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business;

(xiii)         not later than five (5) Business Days after receipt thereof by any Obligor or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement (including, without limitation, the Term Loan Documents) and, from time to time upon request by Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as Agent may reasonably request;

(xiv)         promptly after the sending or filing thereof, any certifications or other documents (including any exhibits or other backup thereto) regarding the post-closing settlement or other “true-up” of consideration paid under the Existing Purchase Agreement or Purchase Agreements;

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(xv)         promptly upon the completion thereof, any third-party audit or other review of the Initial Closing Date balance sheet of the Obligors; and

(xvi)        as soon as available, and in any event within 120 days after the close of each Fiscal Year, financial statements for each Guarantor, in form and substance satisfactory to Agent.

(c)          Notices . Notify Agent and Lenders in writing, promptly after an Obligor’s obtaining knowledge thereof, of any of the following that affects an Obligor: (i) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (ii) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (iii) any default under or termination of a Material Contract; (iv) the existence of any Default or Event of Default or any “Default” or “Event of Default” under and as defined in any Term Loan Documents; (v) any judgment in an amount exceeding $500,000; (vi) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (vii) any violation or asserted violation of any Applicable Law (including ERISA, PBA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (viii) any Environmental Release by an Obligor or on any Real Estate owned, leased or occupied by an Obligor; or receipt of any Environmental Notice; (ix) the occurrence of any ERISA Event or Termination Event; (x) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; (xi) any opening of a new office or place of business, at least 30 days prior to such opening; or (xii) any Obligor becomes party to, liable under or otherwise bound by any collective bargaining agreement, any Canadian Defined Benefit Pension Plan, Canadian Pension Plan, Pension Plan, Multiemployer Plan, Canadian Multi-Employer Plan or similar agreement.

(d)          Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

(e)          Compliance with Laws. Comply with all Applicable Laws, including ERISA, PBA and Applicable Laws relating to Canadian Pension Plans, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

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(f)       Taxes. Pay, remit and discharge all U.S. and Canadian, federal, provincial, state and local Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested and file all Tax and information returns.

(g)       Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) satisfactory to Agent, (a) with respect to the Properties and business of Obligors and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than that maintained by prudent companies similarly situated, with deductibles and subject to an endorsement or Insurance Assignment reasonably satisfactory to Agent.

(h)        Licenses. Keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors and Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such material License, or entry into any new material License, in each case at least 30 days prior to its effective date; pay all Royalties and other amounts when due under any material License; and notify Agent of any default or breach asserted by any Person to have occurred under any material License.

(i)         Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary and, (x) if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations or become a U.S. Borrower hereunder (y) if such Person is a Foreign Subsidiary organized or formed under the laws of Canada or any province thereof, cause it to guaranty the Canadian Obligations or become a Canadian Borrower hereunder and (z) if such Person is any other Foreign Subsidiary, cause it to guaranty the Canadian Obligations, in either case, in a manner reasonably satisfactory to Agent, and to execute and deliver a joinder in the form of Exhibit G hereto and such other documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien (having the priority set forth in the Intercreditor Agreement) in favor of Agent on all assets of such Person, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate. Notwithstanding anything to the contrary set forth herein, no Subsidiary may guarantee (or be a borrower under) the Term Loan Facility that does not also guarantee the Obligations (or is a Borrower hereunder).

(j)        Anti-Corruption Laws. Conduct its business in compliance with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

(k)       Lender Meetings. Within fifteen (15) days after the delivery to Agent and Lenders of financial statements pursuant to Section 10.1(b)(i), and at any time or times during the existence of an Event of Default, each Obligor shall, in each case to the extent requested by either Agent or Required Lenders, conduct a meeting of Agent and Lenders to discuss the most recently reported financial results and the financial condition of Holdings, the Borrowers and their Subsidiaries, at which shall be present a Senior Officer of Holdings and such other officers of the Obligors as may be reasonably requested to attend by Agent or Required Lenders, such request or requests to be made within a reasonable time prior to the scheduled date of such meeting. Such meetings shall be held at a time and place convenient to Lenders and to Borrowers.

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(l)        Senior Credit Enhancements. If the Term Loan Agent or any Term Loan Lender under the Term Loan Documents receives any additional guaranty, Collateral or other credit enhancement after the Closing Date, each Obligor shall cause the same to be granted to Agent and the Lenders, subject to the terms of the Intercreditor Agreement.

(m)      Compliance Regarding Marijuana Sales. Institute and maintain policies and procedures (satisfactory to the Agent) designed to promote and achieve compliance with the representations set forth at Section 9.1(bb).

10.2.       Negative Covenants. Until Full Payment of all Obligations, each Obligor shall not, and shall cause each Subsidiary not to:

(a)       Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(i)	the Obligations;

(ii)	Subordinated Debt in an aggregate amount outstanding at any time not in excess of $20,000,000;

(iii)	Permitted Purchase Money Debt;

(iv) Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt and Term Loan Obligations) set forth on Schedule 10.2.1, but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Revolver Loans;

(v)	Debt with respect to Bank Products incurred in the Ordinary Course of Business;

(vi) Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $1,000,000 in the aggregate at any time;

(vii)	Permitted Contingent Obligations;

(viii) Term Loan Obligations so long as the loans thereunder do not exceed the Term Loan Maximum Amount (as defined in the Intercreditor Agreement), subject to the limitations set forth in the Intercreditor Agreement;

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(ix) Refinancing Debt as long as each Refinancing Condition is satisfied;

(x) intercompany Debt permitted pursuant to Section 10.2(g)(iv) hereof;

(xi) Debt in respect of appeal bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances, in each case, issued for the account of any Obligor in the Ordinary Course of Business, including guarantees or obligations of any Obligor with respect to Letters of Credit supporting such appeal bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(xii) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the Ordinary Course of Business;

(xiii) Subordinated Debt of any Obligor to repurchase Equity Interests from any employee, officer, director or such person’s spouse, estate or estate planning vehicle upon the death, disability or termination of employment of such employee, officer or director, so long as (x) no Default or Event of Default has occurred and is continuing or would occur as a result thereof, and (y) the aggregate amount of Indebtedness outstanding under this clause (xiii) does not exceed $1,000,000 in the aggregate at any time;

(xiv) Debt consisting of accrued and unpaid management fees permitted under the Management Agreements;

(xv) Debt consisting of any final judgment rendered against any Obligor that has not been paid, discharged or vacated or had execution thereof stayed pending appeal prior to such final judgment constituting an Event of Default in accordance with Section 11.1(g) hereof;

(xvi) Debt of a Borrower or any of its Subsidiaries consisting of obligations under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, Permitted Acquisitions, or any other Investment expressly permitted hereunder incurred under or in respect of deferred compensation plans entered into in the Ordinary Course of Business;

(xvii) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $1,000,000 in the aggregate at any time;

(xviii)	the Earnout Obligations; and

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(xix)             all premium (if any), interest, fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (q) above.

(b)       Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

    (i)            Liens in favor of Agent;

    (ii)           Purchase Money Liens securing Permitted Purchase Money Debt;

    (iii)          Liens for Taxes not yet due or being Properly Contested;

    (iv)          statutory Liens (other than Liens for Taxes or imposed under ERISA or PBA) arising in the Ordinary Course of Business, but only if (A) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (B) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary;

    (v)           Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Agent’s Liens and are required or provided by law;

    (vi)          Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

    (vii)         Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

    (viii)        easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances, or any encroachments, on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

    (ix)           normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

    (x)            Liens on assets (other than Accounts and Inventory) acquired in a Permitted Acquisition, securing Debt permitted by Section 10.2(a)(vi);

    (xi)           Liens in favor of the Term Loan Agent securing Debt permitted by Section 10.2(a)(viii) to the extent such Liens are subject to the Intercreditor Agreement;

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    (xii)         existing Liens shown on Schedule 10.2.2;

    (xiii)        leases, subleases, licenses or sublicenses of the Property of any Obligor, in each case entered into in the Ordinary Course of Business of such Obligor which do not (i) interfere in any material respect with the business of any Obligor or any Subsidiary and (ii) secure any Debt;

    (xiv)        licenses or sublicenses of Intellectual Property granted by any Obligor in the Ordinary Course of Business;

    (xv)         the filing of UCC or PPSA financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

    (xvi)        Liens for the benefit of a seller attaching solely to cash earnest money deposits in connection with a letter of intent or acquisition agreement with respect to a Permitted Acquisition; and

    (xvii)       Liens on an insurance policy of any Obligor and the identifiable cash proceeds thereof in favor of the issuer of such policy and securing Debt permitted to finance the premiums of such policies.

(c)	[Intentionally Omitted.]

(d) Distributions. Declare or make any Distributions, except Permitted Distributions; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Permitted Distributions, except for restrictions under the Loan Documents, under the Term Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15.

(e)	Restricted Investments. Make any Restricted Investment.

(f) Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4(b), or a transfer of Property by a Subsidiary or Obligor to an Obligor.

(g) Loans. Make any loans or other advances of money to any Person, except (i) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (ii) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (iii) deposits with financial institutions permitted hereunder; (iv) Permitted Intercompany Loans; (v) Reserved; (vi) non-cash loans consisting of promissory notes from officers, directors and employees for the purchase of newly issued Equity Interests of Holdings, so long as no Change of Control occurs thereby; and (vii) any loan or advances permitted pursuant to Section 10.2(e).

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(h) Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any:

(i)        Subordinated Debt (other than any Permitted Affiliate Sub Debt, which shall be subject to clause (iii) below), except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied);

(ii)       Term Loan Obligations except (A) any such payments (other than voluntary prepayments, which are governed by clause (B) below) to the extent such payments are not prohibited from being paid pursuant to the terms of the Intercreditor Agreement and (B) voluntary prepayments to the extent the Specified Transaction Conditions are satisfied in connection therewith;

(iii)	any Permitted Affiliate Sub Debt;

(iv)      Borrowed Money (other than the Obligations, Subordinated Debt, the Term Loan Obligations or the Permitted Affiliate Sub Debt), except (A) required payments under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent), (B) payments in an aggregate amount not to exceed $500,000 in any Fiscal Year or (C) other payments to the extent the Specified Transaction Conditions are satisfied in connection therewith; and

(v)       Earnout Obligations to the extent the Specified Transaction Conditions are satisfied in connection therewith.

(i)            Fundamental Changes. Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or jurisdiction of organization; liquidate, wind up its affairs or dissolve itself; change the location of its registered office or chief executive office (with respect to a Canadian Obligor); or merge, amalgamate, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (i) a merger, amalgamation, combination, consolidation, liquidation, or dissolution of a Borrower into another Borrower, a wholly-owned Subsidiary of a Borrower into another wholly owned Subsidiary of such Borrower (provided that if any such Person is an Obligor, the Obligor shall be the surviving or continuing entity); or (ii) Permitted Acquisitions.

(j)            Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1(i), 10.2(e) and 10.2(i); or permit any existing Subsidiary to issue any additional Equity Interests except directors’ qualifying shares.

(k)           Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except (i) in a manner not adverse to the interests of Agent or the Lenders, (ii) in connection with a transaction permitted under Section 10.2(i), or (iii) any amendment of any Organic Documents of Holdings necessary to facilitate the issuance of Equity Interests of Holdings so long as such amendment is not adverse to the interests of Agent or the Lenders.

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(l)            Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Holdings, Borrowers and Subsidiaries.

(m)          Accounting Changes . Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year or any Fiscal Quarter.

(n)           Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (i) in effect on the Closing Date; (ii) relating to secured Debt (other than the Term Loan Obligations) permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (iii) constituting customary restrictions on assignment in leases and other contracts; (iv) constituting a Term Loan Document; (v) as required by Applicable Law; (vi) customary provisions restricting assignment of any agreement entered into by any Obligor or Subsidiary in the Ordinary Course of Business; (vii) any holder of a Lien permitted by Section 10.2(b) restricting the transfer of the property subject thereto; (viii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 10.2(f) pending the consummation of such sale; or (ix) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the Ordinary Course of Business; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

(o)            Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

(p)           Conduct of Business. Engage in any business, other than its business as conducted on the Initial Closing Date and any activities incidental thereto.

(q)          Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (i) transactions expressly permitted by the Loan Documents; (ii) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (iii) (A) transactions solely among U.S. Obligors or (B) transactions solely among Canadian Obligors; (iv) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (v) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

(r)            Plans and Canadian Pension Plans. Become party to any Multiemployer Plan, Canadian Multi-Employer Plan, Foreign Plan or Canadian Defined Benefit Plan, other than any in existence on the Closing Date or maintain, contribute or have any liability in respect of, or acquire any Person that maintains, contributes or has any liability in respect of, a Canadian Pension Plan or Canadian Multi-Employer Plan or a Canadian Defined Benefit Plan during the term of this Agreement.

(s)          Amendments to Debt and Certain other Agreements.

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(i)         Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt (other than any Permitted Affiliate Sub Debt, which is governed by clause (ii) below)), if such modification (A) increases the principal balance of such Debt, or increases any required payment of principal or interest; (B) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (C) shortens the final maturity date or otherwise accelerates amortization; (D) increases the interest rate; (E) increases or adds any fees or charges; (F) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Obligor or Subsidiary, or that is otherwise materially adverse to any Obligor, any Subsidiary or Lenders; or (G) results in the Obligations not being fully benefited by the subordination provisions thereof.

(ii)        Amend, modify, change, waive, or obtain any consent, waiver or forbearance with respect to, any of the terms or provisions of any agreement, instrument, document, indenture, or other writing evidencing or concerning any Permitted Affiliate Sub Debt.

(iii)       Amend, modify, change, waive, or obtain any consent, waiver or forbearance with respect to, any of the terms or provisions of any agreement, instrument, document, indenture, or other writing evidencing or concerning the Term Loan Obligations (including, without limitation, the Term Loan Documents) except to the extent permitted by the Intercreditor Agreement.

(iv)        Amend, modify, change, waive, or obtain any consent, waiver or forbearance with respect to, any of the terms or provisions of any Management Agreement in any manner that is adverse to Agent or the Lenders (it being understood that any amendment or modification to any Management Agreement that has the effect of either (x) increasing the fees or other amounts payable to any Manager thereunder or (y) modifying the subordination provisions set forth therein shall, in any event, be adverse to Agent or the Lenders).

(v)         Amend, modify, change, waive, or obtain any consent, waiver or forbearance with respect to, any of the terms or provisions of any agreement, instrument, document, indenture, or other writing evidencing or concerning the Closing Date Acquisition (including the Purchase Agreements) or the Existing Acquisition (including the Existing Purchase Agreement) in any manner that (i) is contrary to the terms of this Agreement or any other Loan Document; or (ii) could reasonably be expected to have a Material Adverse Effect or otherwise be materially adverse to the rights, interests or privileges of Agent or Lenders or their ability to enforce the Loan Documents.

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(t)             Holdings . Permit Holdings to: (a) engage in any activities other than acting as a holding company and transactions incidental thereto, maintaining its corporate existence, and entering into and performing its obligations under the Loan Documents, the Term Loan Documents and the Related Agreements; (b) hold any assets other than (i) all of the issued and outstanding Equity Interests of Borrower Agent, (ii) contractual rights pursuant to the Loan Documents, the Term Loan Documents and Related Agreements, and (iii) cash and Cash Equivalents in an amount not to exceed the amount required for the purpose of promptly paying general operating expenses (including without limitation audit fees, director and officer compensation and indemnification obligations pursuant to its Organic Documents); and (c) incur any liabilities other than under the Loan Documents, the Term Loan Documents, the Related Agreements, Permitted Contingent Obligations and obligations incurred in the Ordinary Course of Business related to its existence, including Taxes, franchise or other entity existence taxes and fees payable to the State of Delaware, payment of reasonable and customary director fees and expenses, and indemnification obligations pursuant to its Organic Documents.

10.3.       Fixed Charge Coverage Ratio. As long as any Revolver Commitments or Obligations are outstanding, Obligors shall:

(a)           while any U.S. FILO Loans are outstanding, maintain a Fixed Charge Coverage Ratio for each 12 month period ending on the date of measurement of at least 1.0 to 1.0; and

(b)           at all other times, maintain a Fixed Charge Coverage Ratio for each 12 month period ending on the date of measurement of at least 1.0 to 1.0 while a Financial Covenant Trigger Period is in effect, measured for the most recent period for which financial statements were delivered hereunder prior to the Financial Covenant Trigger Period and each such period ending thereafter until the Financial Covenant Trigger Period is no longer in effect.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1.      Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)            Any Obligor fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)            Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)            An Obligor breaches or fails to perform any covenant contained in

Section 7.2, 7.3, 7.4, 8.1, 8.2(d), 8.2(e), 8.6(b), 10.1(a), 10.1(b) (other than clauses (vii), (viii) and (ix) therein), 10.1(m), 10.2, 10.3 or 14.19;

(d)            An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

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(e)            A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or an Affiliate thereof denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent (except as modified by the Intercreditor Agreement); or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)             Any breach or default of an Obligor occurs under (i) any Hedging Agreement; or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to (x) the Term Loan Obligations or (y) any other Debt (other than the Obligations or the Term Loan Obligations) in excess of $1,000,000 in either case of clauses (i) or (ii), if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)            Any final judgment or order for the payment of money is entered against an Obligor in an amount that remains unpaid for more than fifteen (15) days and that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $1,000,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect;

(h)            A loss, theft, damage or destruction occurs with respect to any ABL Priority Collateral if the amount not covered by insurance exceeds $1,000,000;

(i)             An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation or expropriation; except as expressly permitted by Section 10.2(i), an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j)             An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; an Obligor admits in writing its inability to pay its obligations generally as they become due; a trustee, receiver, interim receiver or similar official is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(k)            An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor or ERISA Affiliate to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan; or

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(l)            (i) a Termination Event shall occur or any Canadian Multi- Employer Plan or Canadian Defined Benefit Pension Plan shall be terminated, in each case, in circumstances which would result or could reasonably be expected to result in a Canadian Obligor being required to make a contribution to or in respect of a Canadian Pension Plan, a Canadian Multi-Employer Plan or a Canadian Defined Benefit Pension Plan, or results in the appointment, by FSCO, of an administrator to wind up a Canadian Pension Plan, or (ii) any Canadian Obligor is in default with respect to any required contributions to a Canadian Pension Plan; or

(m)          An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property of any Obligor or any Collateral; or

(n)	A Change of Control occurs; or

(o)          (i) the Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Obligor or any Affiliate of any Obligor Person shall contest in any manner, or assist any Person party thereto to contest in any manner, the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or the Intercreditor Agreement; or (ii) the subordination provisions of any agreement or instrument relating to any Subordinated Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person party thereto (other than Agent, the Lenders or the Issuing Bank) shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions; or

(p)          any Loan Document or any material provision of any Loan Document shall at any time and for any reason cease to be valid and binding on or enforceable against any Obligor party thereto or any Obligor shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any security interest and Lien on the Collateral purported to be granted to Agent for the benefit of the Secured Parties by any Security Document shall for any reason (other than as expressly permitted hereunder or pursuant to the terms thereof) cease to be in full force and effect or create a valid security interest in any material portion of the Collateral or such security interest shall for any reason (other than the failure of Agent to take any action within its control) cease to be a perfected security interest with the priority stated in the Security Documents, except (in each case) (x) to the extent that any such grant, perfection or priority is not required pursuant to the terms hereof or the Security Documents and (y) to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage.

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11.2.       Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Revolver Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)         declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)         terminate, reduce or condition any Revolver Commitment or adjust the Borrowing Base;

(c)         require Obligors to Cash Collateralize their LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Canadian Required Lenders or U.S. Required Lenders, as applicable) advance the required Cash Collateral as Canadian Revolver Loans or U.S. Revolver Loans, as applicable (whether or not a Canadian Overadvance exists or is created thereby, a U.S. Overadvance exists or is created thereby or an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)         exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC or PPSA. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that ten (10) days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3.       License. Until Full Payment of the Obligations and termination of this Agreement and the Revolver Commitments hereunder, Agent is hereby granted an irrevocable, sublicensable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person), after the occurrence and during the continuance of an Event of Default, any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. After the occurrence and during the continuance of an Event of Default, each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4.       Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency other than any Excluded Accounts of the type set forth in clauses (a) through (c) of the definition thereof) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations then due, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5.       Remedies Cumulative; No Waiver.

(a)         Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

(b)         Waivers. No waiver or course of dealing shall be established by (i) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (ii) the making of any Revolver Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (iii) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12. AGENT

12.1.       Appointment, Authority and Duties of Agent.

(a)         Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (ii) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (iii) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (iv) manage, supervise or otherwise deal with Collateral; and (v) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

(b)         Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

(c)         Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

(d)         Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Canadian Required Lenders and U.S. Required Lenders shall be binding upon all Canadian Secured Parties and U.S. Secured Parties, respectively, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of the applicable Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1(a). In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2.       Agreements Regarding Collateral and Borrower Materials.

(a)         Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien on any Collateral (i) upon Full Payment of the Obligations; (ii) that is the subject of a disposition or Lien that Obligors certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on such certificate without further inquiry); (iii) that does not constitute a material part of the Collateral; or (iv) subject to Section 14.1 , with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

(b)         Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

(c)         Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (i) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Obligors’ books, records and representations; (ii) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (iii) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3.       Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4.       Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

12.5.       Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6(b), as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2(b) and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Agent’s prior consent.

12.6.       Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7.       Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8.       Successor Agent and Co-Agents.

(a)         Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Required Lenders may appoint a successor to replace the resigning Agent, which successor shall be (i) a Lender or an Affiliate of a Lender; or (ii) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor agent is appointed prior to the effective date of Agent’s resignation, then Agent may appoint a successor agent that is a financial institution acceptable to it (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment, Required Lenders shall on such date assume all rights and duties of Agent hereunder. Upon acceptance by any successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. On the effective date of its resignation, the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it while Agent, including the indemnification set forth in Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

(b)         Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co- collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9.       Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Revolver Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Revolver Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10.     Remittance of Payments and Collections.

(a)         Remittances Generally. All payments by any Lender to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. (in the Applicable Time Zone) on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. on such day, and if request is made after 1:00 p.m. (in the Applicable Time Zone), then payment shall be made by 11:00 a.m. (in the Applicable Time Zone) on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

(b)         Failure to Pay. If any Secured Party fails to deliver when due any amount payable by it to Agent hereunder, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Floating Rate Loans. In no event shall Borrowers be entitled to credit for any interest paid by a Secured Party to Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.

(c)         Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If Agent is required to return any amounts applied by it to Obligations held by a Secured Party, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11.     Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12.     Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13.     Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 14.3(c) and 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.14.     No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

12.15.     Quebec Liens (Hypothecs). In its capacity as Agent, for the purposes of holding any hypothec granted pursuant to the laws of the Province of Québec, each of the Secured Parties hereby irrevocably appoints and authorizes Agent and, to the extent necessary, ratifies the appointment and authorization of Agent, to act as the hypothecary representative of the applicable Secured Parties as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon Agent under any related deed of hypothec. Agent shall have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to Agent pursuant to any such deed of hypothec and Applicable Law. Any person who becomes a Secured Party shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed Agent as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by Agent in such capacity. The substitution of Agent pursuant to the provisions of this Section 12 also constitute the substitution of Agent as hypothecary representative as aforesaid.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Revolver Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2.       Participations.

(a)        Permitted Participants; Effect. Subject to Section 13.3(c), any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Revolver Loans and Revolver Commitments for all purposes, all amounts payable by Obligors shall be determined as if it had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

(b)        Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Revolver Loan or Revolver Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Revolver Loan or Revolver Commitment, or releases any Borrower, Guarantor or substantially all Collateral.

(c)        Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers, maintain a register in which it enters the Participant’s name, address and interest in Revolver Commitments, Revolver Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. The parties hereto agree and intend that the LC Obligations shall be treated as being in “registered form” for the purposes of the Code. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant register.

(d)        Benefit of Setoff. Obligors agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3.       Assignments.

(a)         Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (i) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (ii) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Revolver Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (iii) the parties to each such assignment shall execute and deliver an Assignment and Acceptance to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

(b)         Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

(c)         Certain Assignees. No assignment or participation may be made to an Obligor, Affiliate of an Obligor, Defaulting Lender or natural person. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

(d)         Register. Agent, acting as a non-fiduciary agent of Borrowers, shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Revolver Commitments of, and the principal amounts (and stated interest) of the Revolver Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice. The parties hereto agree and intend that the Obligations shall be treated as being in “registered form” for the purposes of the Code.

13.4.       Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Canadian Required Lenders or U.S. Required Lenders, as applicable, consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, at Borrower’s sole expense, upon 10 days notice to such Lender and Agent, require such Lender to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Agent to require such assignment and delegation cease to apply.

SECTION 14. MISCELLANEOUS

14.1.       Consents, Amendments and Waivers.

(a)         Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(i)          without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(ii)         without the prior written consent of Issuing Bank, no modification shall alter Section 2.3 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;

(iii)        without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (A) increase the Revolver Commitment of such Lender; (B) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (C) extend the Revolver Termination Date applicable to such Lender’s Obligations; or (D) amend this clause (iii);

(iv)        without the prior written consent of all Canadian Lenders (except any Canadian Lender which is a Defaulting Lender), no modification shall (A) alter Section 5.6(b), 7.1 (except to add Collateral) or 14.1(a); (B) amend the definition of Canadian Borrowing Base, Canadian Accounts Formula Amount, or Canadian Inventory Formula Amount (or any defined term used in such definition) if the effect of such amendment is to increase borrowing availability of Canadian Borrowers, Pro Rata or Canadian Required Lenders; (C) release all or substantially all Canadian Collateral; or (D) except in connection with a merger, amalgamation, disposition or similar transaction expressly permitted hereby, release any Canadian Obligor from liability for any Canadian Obligations;

(v)         without the prior written consent of all U.S. Lenders (except any U.S. Lender which is a Defaulting Lender), no modification shall (A) alter Section 5.6(b), 7.1 (except to add Collateral) or 14.1.1; (B) amend the definition of U.S. Borrowing Base, U.S. Accounts Formula Amount, or U.S. Inventory Formula Amount (or any defined term used in such definition) if the effect of such amendment is to increase borrowing availability for U.S Borrowers, Pro Rata or U.S. Required Lenders; (C) release all or substantially all U.S. Collateral; or (D) except in connection with a merger, amalgamation, disposition or similar transaction expressly permitted hereby, release any U.S. Obligor from liability for any Obligations; and

(vi)        without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.6(b).

(vii)       if Real Estate secures any Obligations, no modification of a Loan Document shall add, increase, renew or extend any credit line unless the conditions set forth in Section 7.4(c) are satisfied.

Notwithstanding the foregoing, (x) any provision of this Agreement may be amended by an agreement in writing entered into by Obligors, the Required Lenders and Agent (and, if their rights or obligations are affected thereby, Issuing Bank) if (i) by the terms of such agreement the Revolver Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 13.4) in full of this principal of and interest accrued on each Revolver Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (y) this Agreement and any other Loan Document may be amended, modified or supplemented solely with the consent of Agent and Obligors, each in their sole discretion, without the need to obtain the consent of any other Lender if such amendment, modification or supplement is delivered in order to cure ambiguities, defects, errors, mistakes, omissions in this Agreement or the applicable Loan Document.

(b)         Limitations. The agreement of Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

(c)         Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2.       Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3.       Notices and Communications.

(a)         Notice Address. Subject to Section 14.3(b), all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (i) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (ii) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (iii) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1(d), 2.3, 3.1(b), 4.1(a), or 4.3(b) shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

(b)         Communications. Electronic and telephonic communications (including e-mail, messaging and websites) may be used only in a manner acceptable to Agent and only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents and matters permitted under Section 4.1(d). Secured Parties make no assurance as to the privacy or security of electronic or telephonic communications. E-mail and voice mail shall not be effective notices under the Loan Documents.

(c)         Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.

(d)         Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

(e)         Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of an Obligor.

14.4.       Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Obligors’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Obligors, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Floating Loans, as applicable. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5.       Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6.       Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7.       Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8.       Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act. Upon request by Agent, any electronic signature or delivery shall be promptly followed by a manually executed or paper document.

14.9.       Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10.     Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Revolver Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11.     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12.     Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors, investors (actual and/or prospective), lenders (actual and/or prospective) and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) with the consent of Borrower Agent; (j) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization and (k) otherwise to the extent consisting of general portfolio information that does not identify Obligors. For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of Equity Interests which represent an interest in, or which are collateralized, in whole or in party, by the Revolver Loans. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Obligors’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13.     Certifications Regarding Term Loan Documents. The Obligors certify to Agent and Lenders that neither the execution nor performance of the Loan Documents nor the incurrence of any Obligations by Obligors violates any Term Loan Document.

14.14.     GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.15.     Consent to Forum; Bail-In of EEA Financial Institutions.

(a)       Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3(a). A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

(b)      Other Jurisdictions . Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

(c)       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that any liability arising under a Loan Document of any Secured Party that is an EEA Financial Institution, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by, (i) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising under any Loan Documents which may be payable to it by any Secured Party that is an EEA Financial Institution; and (ii) the effects of any Bail-in Action on any such liability, including (A) a reduction in full or in part or cancellation of any such liability; (B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

14.16.     Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent, Issuing Bank and each Lender hereby also waive) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17.     Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

14.18.     NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.19.     Assumption by Holdings and Successor Borrower. Immediately following the consummation of the Share Acquisition and satisfaction of the Share Acquisition Conditions, (a) Holdings shall cause each of Eddi and EWGS to duly execute and deliver to Agent the Assumption Agreement and cause Eddi to assume the rights and obligations of EWGS hereunder as a Canadian Borrower, (b) EWGS shall duly execute and deliver to Agent the Assumption Agreement and become a Canadian Guarantor hereunder and under each other Loan Document applicable to it, and (c) Holdings shall cause each of Eddi and EWGS to duly execute and deliver to Agent each of the agreements, instruments and certificates listed in Section 6.1 to which EWGS or Eddi is, or is contemplated to be, a party. Immediately upon the completion of the actions set forth in clauses (a), (b) and (c) above, (x) EWGS shall be automatically released from its obligations as a Canadian Borrower hereunder and shall instead assume the obligations as a Canadian Guarantor hereunder and under the other Loan Documents and (y) Eddi shall become a Canadian Borrower hereunder and under the other Loan Documents. Upon the reasonable request by Agent, Obligors shall take such additional actions and execute such documents as Agent may reasonably request to implement the transactions contemplated by the Assumption Agreement and to reflect the assumption by Eddi of the obligations of EWGS contemplated thereby. Until the Share Acquisition Conditions have been satisfied and Eddi has become a Canadian Borrower as set forth above, EWGS shall not (1) make any requests for Revolver Loans, (2) have any of its Accounts or Inventory in the Canadian Borrowing Base and (3) shall not be deemed an Obligor for the purposes of Section 10.2.

14.20.     Canadian Anti-Money Laundering Legislation. If Agent has ascertained the identity of any Obligor or any authorized signatories of any Obligor for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other anti-terrorism laws and “know your client” policies, regulations, laws or rules applicable in Canada (the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and such other anti-terrorism laws, applicable policies, regulations, laws or rules in Canada, collectively, including any guidelines or orders thereunder, “AML Legislation”), then Agent:

(a)       shall be deemed to have done so as an agent for each Lender and this Agreement shall constitute a “written agreement” in such regard between each Lender and Agent within the meaning of the applicable AML Legislation; and

(b)       shall provide to the Lenders, copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that Agent has no obligation to ascertain the identity of the Obligors or any authorized signatories of the Obligors on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Obligor or any such authorized signatory in doing so.

14.21.     INTERCREDITOR AGREEMENT.

(a)       EACH LENDER PARTY HERETO (i) UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE INTERCREDITOR AGREEMENT, (ii) AUTHORIZES AND DIRECTS AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON ITS BEHALF, AND (iii) AGREES THAT ANY ACTION TAKEN BY AGENT PURSUANT TO THE INTERCREDITOR AGREEMENT SHALL BE BINDING UPON SUCH LENDER.

(b)       THE PROVISIONS OF THIS SECTION 14.21 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT THEMSELVES TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. A COPY OF THE INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM AGENT.

(c)       THE INTERCREDITOR AGREEMENT IS AN AGREEMENT SOLELY AMONGST THE SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT) AND THEIR RESPECTIVE AGENTS (INCLUDING THEIR SUCCESSORS AND ASSIGNS) AND IS ACKNOWLEDGED AND AGREED TO BY THE OBLIGORS AS PARTY THERETO. AS MORE FULLY PROVIDED THEREIN, THE INTERCREDITOR AGREEMENT CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.

(d)       IN THE EVENT OF ANY CONFLICT BETWEEN THIS AGREEMENT AND THE INTERCREDITOR AGREEMENT, THE INTERCREDITOR AGREEMENT SHALL GOVERN.

14.22.     Amendment and Restatement of Original Loan Agreement. This Agreement constitutes an amendment and restatement of the Original Loan Agreement effective from and after the Closing Date. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not intended by the parties to be, and shall not constitute, a novation or an accord and satisfaction of the Obligations or any other obligations owing to Agent or Lenders under the Original Loan Agreement or any other existing Original Loan Document. On the Closing Date, the credit facilities and the terms and conditions thereof described in the Original Loan Agreement shall be amended and replaced in their entirety by the credit facilities and the terms and conditions described herein, and all Revolver Loans and other Obligations of the Obligors outstanding as of such date under the Original Loan Agreement shall be deemed to be Revolver Loans, Letters of Credit and Obligations outstanding under the corresponding facilities described herein (such that all Obligations which are outstanding on the Closing Date under the Original Loan Agreement shall become Obligations under this Agreement), without further action by any Person. Each of the parties hereto hereby acknowledges and agrees that the grant of the security interests in the Collateral pursuant to the this Agreement and in any other Loan Document (unless explicitly agreed to by Lender in writing) is not intended to, nor shall it be construed, as constituting a release of any prior security interests granted by the Obligors in favor of Lender in or to any Collateral or any other property of Obligors, but is intended to constitute a restatement and reconfirmation of the prior security interests granted by Obligors in favor of Lender in and to the Collateral and a grant of a new security interest in any Collateral that is not included in the prior security grants by Obligors and in favor of Lender to the extent such grant was not included in the prior security grants.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

OBLIGORS:	HYDROFARM HOLDINGS LLC,
a Delaware limited liability company

	By:	/s/ Peter Wardenburg
Name: Peter Wardenburg
Title: Manager

Address:	210 Shields Court
Markham, ON L3R 8V2 Canada
Attn:	Michael Serruya

HYDROFARM, LLC,
a California limited liability company

By:	/s/ Peter Wardenburg
Name: Peter Wardenburg
Title: President and Chief Executive Officer

Address:	2249 S. McDowell Boulevard
Petaluma, CA 94954
Attn:	Peter Wardenburg

EHH HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Peter Wardenburg
Name: Peter Wardenburg
Title: Manager

Address:	2249 S. McDowell Boulevard
Petaluma, CA 94954
Attn:	Peter Wardenburg

SUNBLASTER LLC,
a Delaware limited liability company

By:	/s/ Peter Wardenburg
Name: Peter Wardenburg
Title: President

Address:	2249 S. McDowell Boulevard
Petaluma, CA 94954
Attn:	Peter Wardenburg

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

(HYDROFARM, LLC)

Signature Page

WJCO LLC,
a Colorado limited liability company

By:	/s/ Peter Wardenburg
Name: Peter Wardenburg
Title: Manager

Address:	2249 S. McDowell Boulevard
Petaluma, CA 94954
Attn:	Peter Wardenburg

HYDROFARM CANADA, LLC,
a Delaware limited liability company

By:	/s/ Peter Wardenburg
Name: Peter Wardenburg
Title: President

Address:	2249 S. McDowell Boulevard
Petaluma, CA 94954
Attn:	Peter Wardenburg

GS DISTRIBUTION INC.,
a British Columbia corporation

By:	/s/ Peter Wardenburg
Name: Peter Wardenburg
Title: President

Address:	2249 S. McDowell Boulevard
Petaluma, CA 94954
Attn:	Peter Wardenburg

SUNBLASTER HOLDINGS ULC,
a British Columbia unlimited liability company

By:	/s/ Jeffrey Peterson
Name: Jeffrey Peterson
Title: Director

Address:	2249 S. McDowell Boulevard
Petaluma, CA 94954
Attn:	Peter Wardenburg

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

(HYDROFARM, LLC)

Signature Page

EWGS DISTRIBUTION INC.,
a British Columbia company

By:	/s/ Peter Wardenburg
Name: Peter Wardenburg
Title: President

Address:	2249 S. McDowell Boulevard
Petaluma, CA 94954
Attn:	Peter Wardenburg

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

(HYDROFARM, LLC)

Signature Page

AGENT AND LENDERS:	BANK OF AMERICA, N.A.,
as Agent and U.S. Lender

	By:	/s/ Carin C. Julsgard
Name: Carin C. Julsgard
Title: Senior Vice President

Address:
Bank of America, N.A.
333 S. Hope St, Suite 1300
Los Angeles, CA 90071-1406
Attn: Matthew R. Van Steenhuyse
Telecopy: (877) 207-2581

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

(HYDROFARM, LLC)

Signature Page

BANK OF AMERICA, N.A. (acting through its Canada branch),
as Canadian Lender

By:	/s/ Sylwia Durkiewicz
Name: Sylwia Durkiewicz
Title: Vice President

Address:
181 Bay Street, Suite 400
Toronto, ON, M5J 2V8
Attn: Sylwia Durkiewicz
Facsimile: (312) 453-4041

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

(HYDROFARM, LLC)

Signature Page

EXHIBIT A

to

Amended and Restated Loan and Security Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to (1) the Amended and Restated Loan and Security Agreement dated as of November 8, 2017 (as amended, restated, amended and restated, supplemented and otherwise modified from time to time, the “Loan Agreement”), among Hydrofarm Holdings LLC, a Delaware limited liability company (“ Holdings”); Hydrofarm, LLC, a California limited liability company (“Hydrofarm” or “Borrower Agent”), EHH Holdings, LLC, a Delaware limited liability company (“ EHH”), SunBlaster LLC, a Delaware limited liability company (“SunBlaster”), WJCO LLC, a Colorado limited liability company (“WJCO”), GS Distribution Inc., a British Columbia corporation (“GS”), SunBlaster Holdings ULC, a British Columbia unlimited liability company (“SH ”), and Eddi’s Wholesale Garden Supplies Ltd., a British Columbia company as successor to EWGS Distribution Inc. (“EWG” and together with Holdings, Hydrofarm, EHH, SunBlaster, WJCO, GS, SH and any future Subsidiary of Holdings that becomes a borrower thereto pursuant to Section 10.1(i) of the Loan Agreement, each a “Borrower” and, collectively, the “Borrowers”), the other parties from time to time signatory thereto as Obligors, the financial institutions party thereto from time to time as Lenders, and Bank of America, N.A., a national banking association, as agent for the Lenders (in such capacity, “Agent”).

_________________________________________ (“Assignor”) and _________________________________ (“Assignee”) agree as follows:

1.            Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $________ of Assignor’s outstanding Revolver Loans and $________ of Assignor’s participations in LC Obligations and (b) the amount of $________of Assignor’s Revolver Commitment (which represents ____% of the total Revolver Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2.            Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Revolver Commitment is $________, the outstanding balance of its Revolver Loans and participations in LC Obligations is $________,; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Obligors or the performance by Obligors of their obligations under the Loan Documents. [Assignor is attaching the promissory note[s] held by it and requests that Agent exchange such note[s] for new promissory notes payable to Assignee [and Assignor].]

3.            Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

4.            This Agreement shall be governed by the laws of the State of New York. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5.            Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)           If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)           If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.
Reference:

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

Account No.
Reference:

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of__________.

(“Assignee”)

By:
Title:

(“Assignor”)

By:
Title:

EXHIBIT B

to

Amended and Restated Loan and Security Agreement

ASSIGNMENT NOTICE

Reference is made to (1) the Amended and Restated Loan and Security Agreement dated as of November 8, 2017 (as amended, restated, amended and restated, supplemented and otherwise modified from time to time, the “Loan Agreement”), among Hydrofarm Holdings LLC, a Delaware limited liability company (“ Holdings”); Hydrofarm, LLC, a California limited liability company (“Hydrofarm” or “Borrower Agent”), EHH Holdings, LLC, a Delaware limited liability company (“ EHH”), SunBlaster LLC, a Delaware limited liability company (“SunBlaster”), WJCO LLC, a Colorado limited liability company (“WJCO”), GS Distribution Inc., a British Columbia company (“GS ”), SunBlaster Holdings ULC, a British Columbia unlimited liability company (“SH”), and Eddi’s Wholesale Garden Supplies Ltd., a British Columbia company, as successor to EWGS Distribution Inc. (“Eddi” and together with Holdings, Hydrofarm, EHH, SunBlaster, WJCO, GS, SH and any future Subsidiary of Holdings that becomes a borrower thereto pursuant to Section 10.1(i) of the Loan Agreement, each a “Borrower” and, collectively, the “Borrowers”), the other parties from time to time signatory thereto as Obligors, the financial institutions party thereto from time to time as Lenders, and Bank of America, N.A., a national banking association, as agent for the Lenders (in such capacity, “Agent”); and (2) the Assignment and Acceptance dated as of ____________, 20__ (“Assignment Agreement”), between ___________ (“Assignor”) and __________ (“Assignee”). Terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement (a) a principal amount of $________ of Assignor’s outstanding Revolver Loans and $________ of Assignor’s participations in LC Obligations, and (b) the amount of $________ of Assignor’s Revolver Commitment (which represents ____% of the total Revolver Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem Assignor’s Revolver Commitment to be reduced by $________, and Assignee’s Revolver Commitment to be increased by $________.

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment Agreement.

This Notice is being delivered to Borrowers and Agent pursuant to Section 13.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

[Signature Page Follows]

IN WITNESS WHEREOF, this Assignment Notice is executed as of ______________.

(“Assignee”)

By:
Title:

(“Assignor”)

By:
Title:

ACKNOWLEDGED AND AGREED,

AS OF THE DATE SET FORTH ABOVE:

BORROWER AGENT:*

By
Title:

* No signature required if Assignee is a Lender, U.S.-based Affiliate of a Lender or Approved Fund, or if an Event of Default exists.

BANK OF AMERICA, N.A.,

as Agent

By
Title:

EXHIBIT C
to
Amended and Restated Loan and Security Agreement

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _____________, ______

To:        Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to the Amended and Restated Loan and Security Agreement dated as of November 8, 2017 (as amended, restated, amended and restated, supplemented and otherwise modified from time to time, the “Loan Agreement”), among Hydrofarm Holdings LLC, a Delaware limited liability company (“ Holdings”); Hydrofarm, LLC, a California limited liability company (“Hydrofarm” or “Borrower Agent”), EHH Holdings, LLC, a Delaware limited liability company (“ EHH”), SunBlaster LLC, a Delaware limited liability company (“SunBlaster”), WJCO LLC, a Colorado limited liability company (“WJCO”), GS Distribution Inc., a British Columbia corporation (“GS”), SunBlaster Holdings ULC, a British Columbia unlimited liability company (“SH”), and Eddi’s Wholesale Garden Supplies Ltd., a British Columbia Company, as successor to EWGS Distribution Inc. (“Eddi” and together with Holdings, Hydrofarm, EHH, SunBlaster, WJCO, GS, SH and any future Subsidiary of Holdings that becomes a borrower thereto pursuant to Section 10.1(i) of the Loan Agreement, each a “Borrower” and, collectively, the “Borrowers”), the other parties from time to time signatory thereto as Obligors, the financial institutions party thereto from time to time as Lenders, and Bank of America, N.A., a national banking association, as agent for the Lenders (in such capacity, “Agent”). Terms are used herein as defined in the Loan Agreement.

The undersigned hereby certifies as of the date hereof that he/she is a Senior Officer of Borrower Agent, and that, solely in his/her capacity as such, he/she is authorized to execute and deliver this Compliance Certificate to Agent on the behalf of Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 10.1(b)(i) of the Agreement for the Fiscal Year of Holdings and its Subsidiaries ended as of the above date, certified by a firm of independent certified public accountants in accordance with such Section.

[Use following paragraph 1 for month-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 10.1(b)(ii) of the Agreement for the calendar month of Holdings and its Subsidiaries ended as of the above date. Such consolidated and consolidating financial statements fairly present in all material respects the financial condition and results of operations of Holdings and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the activities of Borrowers and their during the accounting period covered by the attached financial statements with a view to determining Borrowers are in Default under the Agreement, and

[select one:]

[to the knowledge of the undersigned, no Default has occurred and is continuing.]

-- or --

[to the knowledge of the undersigned, the following is a list of each Default that has occurred and is continuing and its nature and status:]

[Use following paragraph 3 for month and quarter-end financial statements]

3. The calculations set forth on Schedule 2 attached hereto of Global Availability as a percentage of Revolver Commitments as of the end of the most recently completed calendar month are true and accurate as of the date of the financial statements set forth above and as of the date of this Compliance Certificate.

[Use following paragraph 4 for month and quarter financial statements that also constitute a fiscal quarter end.]

4. The financial covenant analyses and information set forth on Schedule 3 attached hereto are true and accurate for the trailing twelve month period ended on the date of the financial statements set forth above (or for the shorter cumulative period commencing on [____________], [____] and ended on the date of such financial statements, as applicable) as of the date of this Compliance Certificate.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of ________________________, __________________.

HYDROFARM, LLC,
as Borrower Agent

By:
Name:
Title:

For the Month/Year ended ________________, _____ (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

SCHEDULE 2

to the Compliance Certificate

Calculation of Global Availability

SCHEDULE 3

to the Compliance Certificate

Fixed Charge Coverage Ratio

EXHIBIT D

to

Amended and Restated Loan and Security Agreement

FORM OF IP SECURITY AGREEMENT

[TRADEMARK/PATENT/COPYRIGHT] SECURITY AGREEMENT1

This GRANT OF SECURITY INTEREST IN [TRADEMARK/PATENT/COPYRIGHT] RIGHTS (this “Agreement”), dated as of [_________], 20[__], is made by [GRANTOR], a[n] [____________] (the “Grantor”), in favor of BANK OF AMERICA, N.A., as agent for the equal and ratable benefit of the Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Agent”).

The Grantor has executed and delivered that certain Amended and Restated Loan and Security Agreement, dated as of November 8, 2017, in favor of Agent for the equal and ratable benefit of the Secured Parties (as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”). The Grantor has pledged and granted to Agent a continuing security interest in substantially all of its intellectual property, including the [Trademarks/Patents/Copyrights].

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Grantor agrees, for the benefit of Agent, as follows:

1.            Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement have the meanings provided or provided by reference in the Loan Agreement.

2.            Grant of Security Interest. (a) This Agreement is made to secure the performance and payment of all of the Obligations. Upon the payment in full of all Obligations (other than contingent indemnification obligations which have not been asserted), Agent shall promptly, upon such satisfaction, execute, acknowledge, and deliver to Grantor all reasonably requested instruments in writing releasing the security interest in the all of its intellectual property including the [Trademarks/Patents/Copyrights] acquired under this confirmatory grant.

[Trademarks

(b)          The Grantor hereby pledges and grants to Agent, on behalf of and for the benefit of the Secured Parties, a lien in and security interest in all of the Grantor's right, title and interest, whether now owned or hereafter acquired, in and to (i) its trademarks (including service marks), trade names, trade dress and the registrations and applications for registration thereof, including the foregoing listed on Schedule A, (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law) and the goodwill of the business symbolized by the foregoing; (ii) all renewals of the foregoing; (iii) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (iv) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (v) all rights corresponding to any of the foregoing throughout the world (the “Trademarks”).]

1 Subject to Canadian law adaptation as required

[Patents

(b) The Grantor hereby pledges and grants to Agent, on behalf of and for the benefit of the Secured Parties, a lien in and security interest in all of the Grantor's right, title and interest, whether now owned or hereafter acquired, in and to (i) any and all issued patents and patent applications, including the foregoing listed on Schedule A; (ii) all inventions and improvements both described and claimed therein; (iii) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (iv) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (v) all rights to sue for past, present, and future infringements thereof; and (vi) all rights corresponding to any of the foregoing throughout the world (the “Patents”).]

[Copyrights

(b) The Grantor hereby pledges and grants to Agent, on behalf of and for the benefit of the Secured Parties, a lien in and security interest in all of the Grantor's right, title and interest, whether now owned or hereafter acquired, in and to (i) any and all registered copyrights and copyright applications, including the foregoing listed on Schedule A; (ii) all renewals or extensions thereof; (iii) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (iv) all rights to sue for past, present, and future infringements thereof; and (v) all rights corresponding to any of the foregoing throughout the world (the “Copyrights”).]

3.            Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the United States [Patent and Trademark][Copyright] Office. The security interest granted hereby has been granted to Agent in connection with the Loan Agreement and is expressly subject to the terms and conditions thereof. The Loan Agreement (and all rights and remedies of Agent thereunder) shall remain in full force and effect in accordance with its terms.

4.            Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of Agent with respect to the security interest in the Collateral granted hereby are more fully set forth in the Loan Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Loan Agreement, the terms of the Loan Agreement shall govern.

5.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together constitute one and the same original.

6.            Governing Law. This Agreement and all claims shall be governed by the laws of the State of New York, without giving effect to any conflict of law principles except federal laws relating to national banks.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

[GRANTOR]

By:
Name:
Title:

[Signature Page to [Trademark/Patent/Copyright] Security Agreement]

BANK OF AMERICA, N.A.,
as Agent

By:
Name:
Title:

[Signature Page to [Trademark/Patent/Copyright] Security Agreement]

SCHEDULE A

[PATENT/TRADEMARK/COPYRIGHT] REGISTRATIONS AND APPLICATIONS

EXHIBIT E
to

Amended and Restated Loan and Security Agreement

FORM OF LANDLORD WAIVER2

This Landlord Waiver (the “Waiver”) is entered into as of _________________, 20[____] between _____________________ (the “Landlord”), Bank of America, N.A., as agent (the “Revolving Agent”) and Brightwood Loan Services LLC, as agent (the “Term Agent” together with “Revolving Agent” the “Agents” and each an “Agent”) under the Loan Documents described below.

W I T N E S S E T H :

WHEREAS, [___________________________] (“Tenant”), entered into that certain Lease dated [____________________], 20[___] (as amended, the “Lease”), a copy of which is attached hereto as Exhibit A, for the premises located at [__________] (the “Premises”); and

WHEREAS, the Tenant and certain of its affiliates have entered, and may from time to time enter, into a revolving loan and security agreement and other documents (as the same may be amended, restated, amended and restated, supplemented and otherwise modified from time to time, the “ Revolving Loan Documents”) evidencing a financing arrangement with the Revolving Agent and have entered, and may from time to time enter, into a term loan, security and guaranty agreement and other documents (as the same may be amended, restated, amended and restated, supplemented and otherwise modified from time to time, the “ Term Loan Documents” and collectively with the Revolving Loan Documents, the “Loan Documents”) evidencing a financing arrangement with the Term Agent. The Tenant has also agreed to secure its obligations and liabilities under the Loan Documents (the “Obligations”) by granting a security interest to the Agents, in certain of the Tenant’s property and all products and proceeds of the foregoing, as more fully described in the Loan Documents, some of which is located at the Premises (the “Collateral”).

WHEREAS, in order to enter into the Loan Documents, the Agents have required that the Tenant obtain this Waiver from the Landlord in connection with its Lease of the Premises.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord does hereby consent to Tenant’s granting of a security interest in its personal property to the Agents and does hereby subordinate its security rights in such personal property under the Lease to Agents’ liens, subject to the following terms and conditions:

1.	The Landlord acknowledges that the Lease is in full force and effect and is not aware of any existing default under the Lease.

2.	The Landlord acknowledges the validity of each Agent’s lien on the Collateral and waives any interest in the Collateral and agrees not to levy or distrain upon any Collateral or to claim or assert any lien, right or other claim against any Collateral for any reason.

2 Subject to Canadian law adaptation as required

3.	The Landlord agrees to give notice to each Agent of the occurrence of any default by the Tenant under the Lease resulting in termination of the Lease (a “Default Notice”) and agrees to permit the Agents to cure any such default within 30 days of the Agents’ receipt of such Default Notice, but the Agents shall not be under any obligation to cure any default by the Tenant under the Lease. No action by the Agents pursuant to this Waiver shall be deemed to be an assumption by the Agents of any obligation under the Lease, and except as expressly provided in paragraphs 7 and 8 below, the Agents shall not have any obligation to the Landlord.

4.	The Landlord agrees that the Collateral is and shall remain personal property of the Tenant regardless of the manner or mode of attachment of any item of Collateral to the Premises and shall not be deemed to be fixtures.

5.	The Landlord agrees that the Collateral may be inspected and evaluated by either Agent or its designee, without necessity of court order, at any time without payment of any fee.

6.	Each Agent shall have the right to enter the Premises and remove Tenant’s personal property or trade fixtures to which it has rights, and Landlord waives any rights it may have to prevent such removal, from the Premises before the expiration of the lease term. In the event of default by the Tenant in the payment or performance of the Obligations or if the lease term is terminated earlier due to Tenant’s default (each a “Disposition Event”), the Landlord agrees that, at either Agent’s option, the Collateral may remain upon the Premises for a period not to exceed one hundred twenty (120) days (the “Disposition Period”) after (a) either Agent takes possession of the Premises or (b) receipt by the Agents of a Default Notice; provided that the applicable Agent pay rent on a per diem basis for the period of time such Agent remains on the Premises, based upon the amount of rent set forth in the Lease. If any injunction or stay is issued (including an automatic stay due to a bankruptcy proceeding) that prohibits either Agent from removing the Collateral, commencement of the Disposition Period shall be deferred until such injunction or stay is lifted or removed.

7.	During any Disposition Period, the Agents or their designee (a) may, without necessity of court order, enter upon the Premises at any time to inspect or remove all or any Collateral from the Premises without interference by the Landlord, and the Agents or their designee may sell, transfer, or otherwise dispose of that Collateral free of all liens, claims, demands, rights and interests that the Landlord may have in that Collateral by law or agreement, including, without limitation, by public auction or private sale (and the Agents may advertise and conduct such auction or sale at the Premises, and shall use reasonable efforts to notify the Landlord of its intention to hold any such auction or sale), in each case, without interference by the Landlord and (b) shall make the Premises available for inspection by the Landlord and prospective tenants and shall cooperate in Landlord’s reasonable efforts to re-lease the Premises.

8.	Each Agent shall promptly repair, at such Agent's expense, or reimburse the Landlord for any physical damage to the Premises actually caused by the conduct of any auction or sale and any removal of the Collateral by or through such Agent (ordinary wear and tear excluded). The Agents shall not (a) be liable to the Landlord for any diminution in value caused by the absence of any removed Collateral or for any other matter except as specifically set forth herein or (b) have any duty or obligation to remove or dispose of any Collateral or other property left on the Premises by the Tenant.

9.	Without affecting the validity of this Waiver, any of the Obligations may be extended, amended, or otherwise modified without the consent of the Landlord and without giving notice thereof to the Landlord. This Waiver shall inure to the benefit of the successor and assigns of the Agents and shall be binding upon the heirs, personal representatives, successors and assigns of the Landlord. The person signing this Waiver on behalf of the Landlord represents to the Agents that he/she has the authority to do so on behalf of the Landlord. Notwithstanding any provision of the Lease to the contrary, Tenant expressly acknowledges and agrees that the prior written consent of each Agent shall be required for any of the following:

a.	Any assignment or subletting of Tenant’s interest under the Lease; and

b.	Other than as set forth herein, any material modification or alteration of the Lease, except for extension or renewal options as provided for in the Lease when such modification or alteration has a material adverse effect on either Agent and its right with respect to the Collateral.

Neither Agent shall unreasonably withhold or delay its consent to any of the foregoing.

10.	Landlord hereby consents to Tenant’s present or future assignment to the Agents of Tenant’s interest in the Lease as security for Tenant’s obligations to the Agents pursuant to a leasehold mortgage or other instruments(s).

11.	Landlord agrees to disclose this Waiver to any purchaser or successor to Landlord’s interest in the Premises.

12.	In the event of any conflict between the terms of the Lease and the terms of this Waiver, the terms of this Waiver shall control and prevail.

13.	All notices hereunder shall be in writing and sent by certified mail (return receipt requested), overnight mail or facsimile (with a copy to be sent by certified or overnight mail), to the other party at the address set forth on the signature page hereto or at such other address as such other party shall otherwise designate in accordance with this paragraph.

14.	This Waiver and all claims shall be governed by the laws of the State of New York, without giving effect to any conflict of law principles except federal laws relating to national banks. The Landlord hereby consents to the exclusive jurisdiction of any state court sitting in the State of New York or the United States District Court of the Southern District of New York, in any proceeding or dispute relating in any way to this Waiver, and agrees that any such proceeding shall be brought by it solely in any such court. The Landlord irrevocably waives all claims, objections and defenses that it may have regarding such court’s personal or subject matter jurisdiction, venue or inconvenient forum.

15.	Landlord agrees to give each Agent notice within (a) two days of termination of, any abandonment or surrender under, or default of any of the provisions of, the Lease (or any other circumstance which could lead to the termination of the Lease prior to the scheduled expiration date thereof), and (b) 30 days prior to any termination of the Lease or repossession of the Premises by Landlord, said notice to be at each Agent’s address shown on the signature pages hereof, or such other address as Agent shall designate in a written notice to Landlord. Each Agent shall have the right, without the obligation, to cure any event of default under the Lease within ten days after the receipt of such notice. Any of the foregoing done by any Agent shall be effective to cure an event of default as if the same had been done by Tenant and shall not be deemed an assumption of the Lease or any of Tenant’s obligations thereunder by such Agent. Landlord agrees no Agent shall have any obligations to Landlord under the Lease or otherwise or any obligation to assume the Lease or any obligations thereunder.

16.	WAIVER OF SPECIAL DAMAGES. THE LANDLORD WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE LANDLORD MAY HAVE TO CLAIM OR RECOVER FROM THE AGENTS IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

17.	JURY WAIVER. THE LANDLORD AND EACH AGENT HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN THE LANDLORD AND ANY AGENT IN ANY WAY RELATED TO THIS WAIVER.

18.	This Waiver shall continue in full force and affect until the indefeasible payment in full of all Obligations.

19.	Each Agent agrees that as between the Agents, its rights and remedies hereunder are subject to the terms and conditions of that certain Intercreditor Agreement entered into between the Term Loan Agent and the Revolving Agent in connection with the Revolving Credit Documents and the Term Loan Documents.

[Signature Pages Follow]

This Waiver is executed and delivered by the Landlord as of the date first written above.

LANDLORD:

By:
Name:
Title:

Notice Address:

Attention:
Facsimile:

Accepted and agreed to by:

REVOLVING AGENT:

BANK OF AMERICA, N.A., as Revolving Agent

By:
Name:
Title:

Notice Address:

333 S. Hope St, Suite 1300
Los Angeles, CA 90071-1406
Attn: Matthew R. Van Steenhuyse
Telecopy: (877) 207-2581

TERM AGENT:

BRIGHTWOOD LOAN SERVICES LLC, as Term Agent

By:
Name:
Title:

Notice Address:

Brightwood Loan Services LLC
810 7th Avenue, 26th Floor
New York, NY 10019
Attn: Brightwood Finance
Telecopy: 646-537-2648

EXHIBIT A

COPY OF LEASE

Exhibit F

To

Amended and Restated Loan and Security Agreement

FORM OF BAILEE LETTER3

____________________, 201___

[INSERT BAILEE’S
NAME AND ADDRESS]

______________________

______________________

ATTN: ____________________

RE:          Security Interest in Assets of [_______________]

Ladies and Gentlemen:

[____________], a/an [_______] (the “Company”), has from time to time delivered and will continue to deliver or cause to be delivered from time to time certain property of the Company (collectively, the “Company Goods”) located at the address specified above (the “Facility”).

The Company has entered into that certain Amended and Restated Loan and Security Agreement, dated as of November 8, 2017, among the Company, the other obligors party thereto, the Lenders party thereto (the “Lenders”), Bank of America, N.A., as agent for the Lenders and other secured parties (in such capacity, the “ Agent”) (as the same may be amended, supplemented, amended and restated, renewed or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Company will grant to the Agent and the Lenders, a security interest in, among other things, the Company Goods.

In furtherance of the foregoing,

(1)            You acknowledge that the Company is not a lessee or tenant of the Facility or any portion thereof and that the Company Goods are not held by you as a consignee. You also acknowledge that the Company Goods are and will be sequestered, and stored, controlled, identified and accounted for separately, from the equipment, inventory and other similar property of yours and other parties.

(2)            Pursuant to Uniform Commercial Code, Section 9-313(c)(1) and (c)(2), the person in possession of collateral subject to a security interest must authenticate a record acknowledging that it holds possession of the collateral for the secured party’s benefit or takes possession of the collateral after acknowledging that it will hold possession of the Collateral for the secured party’s benefit. You are hereby notified that, pursuant to the Loan Agreement, the Company will grant to the Agent and the Lenders, among other things, a lien on and security interest in the Company Goods and the proceeds thereof (the Company Goods and proceeds being collectively referred to as the “Collateral”), and you hereby acknowledge and agree that, as of the date of this letter agreement, you hold the Collateral for the benefit of the Agent and the Lenders and, if you hereafter take possession of additional Company Goods, you will hold such additional Collateral for the benefit of the Agent and the Lenders.

3 Subject to Canadian law adaptation as required

(3)            You are hereby authorized to grant to the Agent and the Lenders the same access to the Company Goods which is available to the Company.

(4)            Your authority to release the Company Goods to the Company will continue, subject to the condition that upon the written direction of the Agent, you shall refuse to release the Company Goods or any portion of the Company Goods to the Company or the Company’s agent, and you may only release such Company Goods to the Agent or the party, designated by the Agent in such written direction.

(5)            The Company agrees that you will have no liability to the Company if you comply with the Agent’s written direction as described above. The Company further agrees that it will continue to pay all fees and expenses related to the processing of the Company Goods and will reimburse you for all reasonable costs and expenses incurred as a direct result of your compliance with the terms and provisions of this letter.

(6)            You acknowledge and agree that, other than your possession of the Company Goods for the benefit of the Agent and the Lenders, that title in the Company Goods will at all times remain with the Company. You agree not to assert against any of the Collateral any statutory or possessory liens available to you, all of which you hereby waive.

(7)            You agree that the Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for in the Loan Agreement, or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code and also may (i) require the Company to assemble, at its expense, all or part of the Collateral as directed by the Agent and make it available to the Agent and the Lenders at the Facility or at another place designated by the Agent, and (ii) without notice to you, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Lender’s offices or elsewhere, to third parties or to itself.

(8)            This letter and all claims shall be governed by the laws of the State of New York, without giving effect to any conflict of law principles except federal laws relating to national banks. You hereby consent to the exclusive jurisdiction of any state court sitting in the State of New York or the United States District Court of the Southern District of New York, in any proceeding or dispute relating in any way to this letter, and agree that any such proceeding shall be brought by you solely in any such court. You irrevocably waive all claims, objections and defenses that you may have regarding such court’s personal or subject matter jurisdiction, venue or inconvenient forum.

(9)            WAIVER OF SPECIAL DAMAGES. YOU WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT YOU MAY HAVE TO CLAIM OR RECOVER FROM THE AGENT IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(10)          JURY WAIVER. YOU AND AGENT HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN YOU AND AGENT IN ANY WAY RELATED TO THIS LETTER.

[Signature Pages Follow]

Very truly yours,

[_______]

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Agent

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO AS
OF THE DATE FIRST ABOVE WRITTEN.

[INSERT NAME OF BAILEE]

By:
Name:
Title:

EXHIBIT G

to

Amended and Restated Loan and Security Agreement

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [______________, _____], is by and among [__________________________, a ________________________] (the [“Additional Borrower”][“Additional Guarantor”]), Hydrofarm, LLC (“Hydrofarm”, and in its capacity as borrower agent, the “Borrower Agent”), and BANK OF AMERICA, N.A., in its capacity as administrative agent (in such capacity, the “Agent”) under that certain Amended and Restated Loan and Security Agreement, dated as of November 8, 2017 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement ”), by and among the Obligors, the Lenders and the Agent. Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Loan Agreement.

The [Additional Borrower][Additional Guarantor] is an additional Obligor, and, consequently, the Obligors are required by Section 10.1(i) of the Loan Agreement to cause the [Additional Borrower][Additional Guarantor] [to become a “Borrower” thereunder][enter into a Guaranty].

Accordingly, the [Additional Borrower][Additional Guarantor] and the Borrower Agent hereby agree as follows with the Agent, for the benefit of the Lenders:

1.            The [Additional Borrower][Additional Guarantor] hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the [Additional Borrower][Additional Guarantor] will be deemed to be a party to and a [“Borrower”][“Guarantor”] under the Loan Agreement and shall have all of the obligations of a [Borrower][Guarantor] thereunder as if it had executed the Loan Agreement. [The Additional Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the applicable Loan Documents, including, without limitation (a) all of the representations and warranties set forth in Section 9 of the Loan Agreement and (b) all of the affirmative and negative covenants set forth in Section 10 of the Loan Agreement. Without limiting the generality of the foregoing terms of this Paragraph 1, the Additional Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Secured Obligations in accordance with the Guaranty]4.

2.            Each of the [Additional Borrower][Additional Guarantor] and the Borrower Agent hereby agree that all of the representations and warranties contained in Section 9 of the Loan Agreement and each other Loan Document are true and correct as of the date hereof.

3.            The [Additional Borrower][Additional Guarantor] hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the [Additional Borrower][Additional Guarantor] will be deemed to be a party to the Loan Agreement, and shall have all the rights and obligations of an “Obligor” thereunder as if it had executed the Loan Agreement. The [Additional Borrower][Additional Guarantor] hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Agreement. Without limiting the generality of the foregoing terms of this Paragraph 3, the [Additional Borrower][Additional Guarantor] hereby grants, pledges and assigns to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off, to the extent applicable, against any and all right, title and interest of the [Additional Borrower][Additional Guarantor] in and to the Collateral of the [Additional Borrower][Additional Guarantor].

4 To be included if new loan party is to join as a “Guarantor”.

4.            The [Additional Borrower][Additional Guarantor] acknowledges and confirms that it has received a copy of the Loan Agreement and the schedules and exhibits thereto and each Loan Document and the schedules and exhibits thereto. The information on the schedules to the Loan Agreement are hereby supplemented (to the extent permitted under the Loan Agreement) to reflect the information shown on the attached Schedule A.

5.            The Borrower Agent confirms that the Loan Agreement is, and upon the [Additional Borrower][Additional Guarantor] becoming a [Borrower][Guarantor], shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the [Additional Borrower][Additional Guarantor] becoming a [Borrower][Guarantor] the term “Obligations,” as used in the Loan Agreement, shall include all obligations of the [Additional Borrower][Additional Guarantor] under the Loan Agreement and under each other Loan Document.

6.            Each of the Borrower Agent and the [Additional Borrower][Additional Guarantor] agrees that at any time and from time to time, upon the written request of the Agent, it will execute and deliver such further documents and do such further acts as the Agent may reasonably request in accordance with the terms and conditions of the Loan Agreement and the other Loan Documents in order to effect the purposes of this Agreement.

7.            This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

8.            This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any conflict of law principles except federal laws relating to national banks. The terms of Sections 14.14 and 14.15 of the Loan Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Borrower Agent and the [Additional Borrower][Additional Guarantor] has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[ADDITIONAL BORROWER][ADDITIONAL GUARANTOR]:

[ADDITIONAL BORROWER]
[ADDITIONAL GUARANTOR]

By:
Name:
Title:

BORROWER AGENT:	HYDROFARM, LLC, a California limited liability company

By:
Name:
Title:

Acknowledged, accepted and agreed:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

EXHIBIT H

to

Amended and Restated Loan and Security Agreement

FORM OF SOLVENCY CERTIFICATE

Dated: November 8, 2017

The undersigned, as a Senior Officer of Borrower Agent, does hereby certify in accordance with Section 6.1(g) of that certain Amended and Restated Loan and Security Agreement dated as of the date hereof (including all exhibits and schedules thereto, as the same may be amended, supplemented, restated, and/or otherwise modified from time to time, the “Loan Agreement”), by and among HYDROFARM HOLDINGS LLC, a Delaware limited liability company (“Holdings”), HYDROFARM, LLC, a California limited liability company (“Hydrofarm”), EHH HOLDINGS, LLC, a Delaware limited liability company (“EHH”), SUNBLASTER LLC, a Delaware limited liability company (“Sunblaster”), WJCO LLC, a Colorado limited liability company (“WJCO; together with Hydrofarm, EHH, Sunblaster and any other party joined thereto as a U.S. Borrower, each a “U. S. Borrower” and collectively, the “U.S. Borrowers”), GS DISTRIBUTION INC., a British Columbia corporation (“GSD”), EWGS DISTRIBUTION INC., a British Columbia company (“EWGS”; immediately upon consummation of the Share Acquisition and execution of the Assumption Agreement, EWGS shall be succeeded as a Canadian Borrower hereunder by EDDI’S WHOLESALE GARDEN SUPPLIES LTD., a British Columbia company (“Eddi”)) and SUNBLASTER HOLDINGS ULC, a British Columbia unlimited liability company (“Sunblaster Canada”; together with GSD and Eddi and any other party joined hereto as a Canadian Borrower, each, a “Canadian Borrower” and collectively, the “Canadian Borrowers ”; and together with U.S. Borrowers, each a “Borrower” and collectively, the “Borrowers”), the other parties from time to time signatory thereto as Obligors, the financial institutions party thereto from time to time as Lenders and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (in such capacity, “Agent”), that immediately before and after giving effect to the transactions contemplated in the Loan Agreement and the incurrence of Indebtedness related thereto, Holdings and its Subsidiaries are Solvent.

All capitalized terms used herein without definition shall have the respective meaning specified in the Loan Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Solvency Certificate as of the date first written above.

HYDROFARM, LLC, a California limited liability company

By:
Name:
Title:

SCHEDULE 1.1

to

Amended and Restated Loan and Security Agreement

REVOLVER COMMITMENTS OF LENDERS

	U.S. Revolver	Canadian Revolver
Lender	Commitment	Commitment
Bank of America, N.A.	$60,000,000	$10,000,000[5]

5 Canadian Revolver Commitment is a sublimit of the U.S. Revolver Commitment of Bank of America and is not in addition thereto. The Canadian Revolver Commitment is provided by Bank of America - Canada branch.

SCHEDULE 1.1E

to

Amended and Restated Loan and Security Agreement

EXISTING LETTERS OF CREDIT

SCHEDULE 1.2 to

Amended and Restated Loan and Security Agreement

EBITDA and Fixed Charge Coverage Ratio Amount

SCHEDULE 8.5 to

Amended and Restated Loan and Security Agreement

Deposit Accounts

SCHEDULE 8.6.1

to

Amended and Restated Loan and Security Agreement

Business Locations

SCHEDULE 9.1.4 to

Amended and Restated Loan and Security Agreement

Names and Capital Structure

SCHEDULE 9.1.5
to

Amended and Restated Loan and Security Agreement

Special Flood Hazard Zone

SCHEDULE 9.1.11
to

Amended and Restated Loan and Security Agreement

Patents, Trademarks, Copyrights and Licenses

SCHEDULE 9.1.14
to
Amended and Restated Loan and Security Agreement

Environmental Matters

SCHEDULE 9.1.16 to
Amended and Restated Loan and Security Agreement

Litigation

SCHEDULE 9.1.18
to
Amended and Restated Loan and Security Agreement

Pension Plans

SCHEDULE 9.1.20 to
Amended and Restated Loan and Security Agreement

Labor Contracts

SCHEDULE 10.2.1 to
Amended and Restated Loan and Security Agreement

Existing Debt

SCHEDULE 10.2.2 to
Amended and Restated Loan and Security Agreement

Existing Liens

SCHEDULE 10.2.17 to
Amended and Restated Loan and Security Agreement

Existing Affiliate Transactions